   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 1996

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                               UNITED USN, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    4813                    36-3947804
     (STATE OR OTHER
     JURISDICTION OF
     INCORPORATION OR
      ORGANIZATION)
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                                                          (I.R.S. EMPLOYER
                                                       IDENTIFICATION NUMBER)

                                ---------------

                           10 SOUTH RIVERSIDE PLAZA,
                                   SUITE 401
                            CHICAGO, ILLINOIS 60606
                                (312) 906-3600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                ---------------

                           RONALD W. GAVILLET, ESQ.
  EXECUTIVE VICE PRESIDENT, STRATEGIC & EXTERNAL AFFAIRS, GENERAL COUNSEL AND
                                   SECRETARY
                               UNITED USN, INC.
                      10 SOUTH RIVERSIDE PLAZA, SUITE 401
                            CHICAGO, ILLINOIS 60606
                                (312) 906-3600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                                   COPY TO:
                             GARY P. CULLEN, ESQ.
                SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                (312) 407-0700

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO PUBLIC:
As soon as practicable after the effective date of this Registration
Statement.

                                ---------------

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                          PROPOSED       PROPOSED
  TITLE OF EACH CLASS       AMOUNT        MAXIMUM        MAXIMUM       AMOUNT OF
   OF SECURITIES TO         TO BE      OFFERING PRICE   AGGREGATE     REGISTRATION
     BE REGISTERED        REGISTERED    PER NOTE (1)  OFFERING PRICE      FEE
----------------------------------------------------------------------------------
14% Series B Senior
 Discount Notes due
 2003..................     48,500        $622.75      $30,203,375       $9,152
----------------------------------------------------------------------------------

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(1) The Proposed Maximum Offering Price per Note is based on the actual
    Offering Price Per Note of $622.75.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED NOVEMBER 15, 1996

PROSPECTUS

                UNITED USN, INC.
             OFFER TO EXCHANGE ITS
  14% SERIES B SENIOR DISCOUNT NOTES DUE 2003           [USN LOGO]
       FOR ANY AND ALL OF ITS OUTSTANDING
       14% SENIOR DISCOUNT NOTES DUE 2003

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON         ,
1997, UNLESS EXTENDED.

  United USN, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount at maturity of 14% Series B Senior Discount Notes due 2003 (the "New Notes") of the Company for each $1,000 principal amount at maturity of the issued and outstanding 14% Senior Discount Notes due 2003 (the "Old Notes" and, together with the New Notes, the "Senior Notes") of the Company from the holders (the "Holders") thereof. As of the date of this Prospectus, there was $48.5 million aggregate principal amount at maturity of the Old Notes outstanding. The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, will not bear legends restricting their transfer and will not contain certain terms providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the timing of the Exchange Offer.

  The New Notes will be senior unsecured obligations of the Company that will rank senior in right of payment to all subordinated indebtedness of the Company, including $36.0 million in aggregate principal amount at maturity of 9% Convertible Subordinated Notes due 2004 (the "Convertible Notes" and, together with the Senior Notes, the "Notes") issued by the Company pursuant to the terms of an indenture, dated as of September 30, 1996 (the "Convertible
Note Indenture"), by and between the Company and Harris Trust and Savings Bank, as trustee (the "Convertible Note Trustee"). The New Notes will rank pari passu in right of payment to all existing and future senior indebtedness of the Company. The New Notes will be effectively subordinated to all existing and future liabilities and obligations of the Company's subsidiaries (approximately $5.3 million as of September 30, 1996, excluding intercompany indebtedness). The indenture under which the New Notes are to be issued, dated as of September 30, 1996 (the "Senior Note Indenture" and, together with the Convertible Note Indenture, the "Indentures"), between the Company and Harris Trust and Savings Bank (the "Senior Note Trustee" and, together with the Convertible Note Trustee, the "Trustees"), will permit the Company and its subsidiaries to incur, under certain circumstances, additional indebtedness, including indebtedness pursuant to a Credit Facility (as defined herein) which shall not exceed $45 million at any one time outstanding. See "Description of the Notes."

  The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined herein). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that
(i) Old Notes tendered by it in the Exchange Offer were acquired in the ordinary course of its business as a result of market-making or other trading activities and (ii) it will deliver a prospectus in connection with any resale of New Notes received in the Exchange Offer. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a

                                             (cover page continued on next page)

                                  -----------

  SEE "RISK FACTORS," BEGINNING ON PAGE 16, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER.

                                  -----------

 THE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
    ADEQUACY OF THIS  PROSPECTUS. ANY  REPRESENTATION TO THE  CONTRARY IS A
     CRIMINAL OFFENSE.

           , 1997

(cover page continued from previous page)

broker-dealer in connection with any resale of the New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer (which shall not include the expenses of any Holder in connection with resales of the New Notes). Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the Holders thereof. The Company will give oral or written notice of any extension, amendment, non-acceptance or termination of the Exchange Offer to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company can, in its sole discretion, extend the Exchange Offer indefinitely, subject to the Company's obligation to pay Special Interest (as defined herein) if the Exchange Offer is not consummated by March 29, 1997 and, under certain circumstances, file a shelf registration statement with respect to the Old Notes. See "The Exchange Offer."

  Prior to the date of this Prospectus, there has been no public market for the Notes. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any public market for the New Notes.

  The Company has been advised by Smith Barney Inc., BT Securities Corporation, Chase Securities Inc. and CIBC Wood Gundy Securities Corp. (collectively, the "Initial Purchasers") that they intend to make a market for the Notes, the Warrants and the Class A Common Stock; however the Initial Purchasers are not obligated to do so. Any market-making may be discontinued at any time, and there is no assurance that an active public market for the Notes, the Warrants or the Class A Common Stock will develop or, that if such a market develops, that it will continue. This Prospectus has been prepared for use by the Initial Purchasers in connection with offers and sales of the Notes, the Warrants and the Class A Common Stock which may be made by them from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. Such Initial Purchasers may act as principal or agent in such transactions. See "Plan of Distribution."

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement") under the Securities Act with respect to the New Notes being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Exchange Offer Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Exchange Offer Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

  The Exchange Offer Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. Upon consummation of the Exchange Offer, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. Under the terms of the Indentures pursuant to which the Old Notes and the Convertible Notes were, and the New Notes will be, issued and the Warrant Agreement, the Company will be required to file with the Commission, and to furnish holders of the Notes and the Warrants with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, including reports on Forms 10-K, 10-Q and 8-K.

                                  [INSERT MAP]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and related notes appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus is presented after giving effect to all transactions that are described in this Prospectus as occurring prior to or simultaneously with the closing of the Exchange Offer. Unless the context indicates otherwise, all references to the Company refer to United USN, Inc. and its subsidiaries. Please refer to the Glossary for the definitions of certain capitalized terms used herein and elsewhere in this Prospectus without definition.

THE COMPANY

  United USN, Inc. ("USN" or the "Company") is one of the fastest growing providers of integrated local and long distance telecommunications services in the United States. The Company resells telecommunications services of certain regional Bell operating companies ("RBOCs") and certain long distance carriers to provide an integrated solution of local and long distance services to the underserved small and medium-sized business segment. The Company primarily focuses its marketing efforts on businesses with telecommunications usage of less than $5,000 per month. The Company's approach simplifies the subscriber's telecommunications procurement and management tasks and provides for the easy addition of customized services, such as special local and long distance pricing and enhanced and other value-added calling and billing features designed to meet specific subscriber needs.

  The Company's goal is to be more flexible, innovative and responsive to the needs of its subscribers than the RBOCs and the large long distance carriers, which primarily concentrate their sales and marketing efforts on residential and large commercial subscribers. Market research combined with the Company's experience indicates that its target subscribers would prefer a single source and single bill for all of their telecommunications needs. The Company provides local service using existing telephone lines obtained from the incumbent RBOCs at wholesale rates, which allows subscribers to switch to local service provided by the Company without changing their existing telephone numbers or adding new facilities or equipment. The Company provides long distance services by purchasing bulk capacity from long distance carriers and reselling those services to the Company's subscribers. By providing an integrated, customized package of local, long distance and enhanced and other value-added services on a single bill through its proprietary software and responsive subscriber care systems, the Company believes that it provides a differentiated and competitive product.

  The Company has executed comprehensive local exchange resale agreements with Ameritech Corporation ("Ameritech") for the greater metropolitan Chicago area, Ohio and Michigan (collectively, the "Ameritech Resale Agreements") and with NYNEX Corporation ("NYNEX") for the state of New York, with the opportunity to expand into the entire territory served by NYNEX (the "NYNEX Resale Agreement"). The Company has also entered into a limited service offering ("LSO") agreement with NYNEX for the resale of Centrex services over a private local network which provides access to the majority of business lines in Manhattan, New York. After a nine month systems test period with Ameritech, the Company has commenced service in Illinois and has 16 sales professionals who currently market the Company's local and long distance products and services in the Chicago metropolitan area. The Company is currently in the systems test period in New York, Michigan and Ohio and expects to begin providing local resale services in New York and Ohio in October 1996 and in Michigan at the end of 1996. The Company estimates, based on data compiled by the Federal Communications Commission (the "FCC"), that the regions covered by the Ameritech Resale Agreements and NYNEX Resale Agreement include access to over 10 million business access lines and over 25 million residential access lines. The Company has implemented a resale task force to facilitate the negotiation and implementation of additional long-term arrangements with the RBOCs for the resale of telecommunications services. Additionally, the Company has contracted with a number of long distance carriers, including MCI

Communications Corporation ("MCI"), Sprint Corporation ("Sprint") and WorldCom Inc. ("WorldCom"), to provide switching services and network transmission for its long distance traffic. The Company continuously seeks to enter into agreements with additional RBOCs, long distance carriers and enhanced and other value-added service providers in order to aggressively build its subscriber base as well as to provide additional services to its existing subscribers while reducing costs.

MARKET OPPORTUNITY

  The recently enacted Telecommunications Act of 1996 (the "Telecommunications Act") is expected to result in a fundamental change in the competitive structure of the local exchange market, greatly accelerating changes that have been under way for several years as a result of FCC policy initiatives and ongoing deregulatory trends at the state level. The Company believes that these developments will result in significant opportunities for new entrants offering integrated local and long distance telecommunications services. Due to the Company's Ameritech Resale Agreements, the NYNEX Resale Agreement and the LSO agreement, as well as significant time invested and experience gained in provisioning the resale of such local exchange services, the Company believes it enjoys a competitive advantage over other local service resellers with respect to the provisioning of local resale services.

  The Company estimates, based on industry sources, that in 1995 total revenues from domestic local and long distance telecommunications services were approximately $166 billion, of which approximately $96 billion was represented by local exchange services and approximately $70 billion was represented by long distance services. Since the divestiture of the Bell operating companies from AT&T Corp. ("AT&T") in 1984 (the "Divestiture"), competition in the long distance market has rapidly increased, and by 1995 AT&T had lost approximately 40% of its long distance market share to MCI, Sprint and a number of other long distance competitors. Although the market for the provision of long distance service has been open to competition since the Divestiture, the market for local exchange services has until recently been essentially closed to competition. The Company believes that competitive providers such as the Company, by reselling local exchange services, will have the opportunity to gain market share in the local exchange market just as long distance resellers have gained market share in the long distance market. The Company believes that it has several advantages that enable it to compete successfully in the new competitive local telecommunications marketplace, including (i) locally oriented marketing and subscriber service focusing on a defined, underserved market segment, (ii) billing and information systems which are being interfaced with the RBOCs and (iii) an experienced management team with significant operational, technical, financial and regulatory expertise in both the local and long distance telecommunications industry.

  The Telecommunications Act has created an additional opportunity for the Company to establish itself as a provider of integrated telecommunications services before the RBOCs and the largest long distance carriers can offer bundled local and long distance services. In order to provide long distance services in their local service regions under the Telecommunications Act, the RBOCs must seek FCC approval and comply with a series of regulations including the requirement that they offer local resale and enter into interconnection agreements with at least one facilities-based carrier. Once an RBOC obtains FCC approval, the RBOC must provide its in-region long distance services through a separate operating subsidiary, and such subsidiary must, among other things, maintain separate books, records and accounts, retain different directors, officers and employees and secure financing independent of the creditworthiness of the RBOC's local exchange operations for at least three years. The Telecommunications Act also prevents the largest long distance carriers from integrating local services resold from an RBOC in a particular state with their long distance services until the earlier of (i) February 8, 1999 or (ii) the date the RBOCs are allowed to provide in-region long distance services in that state.

  In order for facilities-based competitive access providers ("CAPs") to provide ubiquitous local telecommunications services, such providers must obtain access to buildings, negotiate complex interconnection agreements with RBOCs and other local exchange carriers ("LECs"), address complex rate structure and billing systems, provide directory listings and 911 and 411 services on their own or through the incumbent LECs, secure number portability and create local marketing and subscriber care programs tailored for each market. As a non-facilities based provider, the Company will not be required to address such issues associated with operating as a facilities-based CAP in order to provide ubiquitous local telecommunications services. As a result, the Company believes it will be able to build a subscriber base quickly and efficiently without incurring significant financial and management costs and the developmental delays inherent in constructing network and transmission facilities.

GROWTH STRATEGY

  The Company's objective is to be a leading provider of integrated local and long distance services and other telecommunications products to small and medium-sized businesses. The Company expects to achieve this goal through the successful implementation of its growth strategy which includes the following:

  . Negotiate Attractive Resale Agreements with RBOCs. The Company seeks to enter into additional local exchange resale agreements with RBOCs which position it to offer a full range of local service over a broad geographic area at a competitive cost to its targeted businesses. The Ameritech Resale Agreements provide pricing protections designed to maintain the competitiveness of rates and position the Company to purchase capacity at rates at least as favorable as those of other potential resellers of Ameritech local services. The NYNEX Resale Agreement contains similar pricing protections. The Company intends to negotiate similar pricing protections in all future RBOC resale agreements. The Company believes the RBOCs will have an incentive to use a wholesale strategy with respect to small and medium-sized businesses in order to stabilize this revenue base and deter migration of the current RBOCs' subscribers to facilities-based CAPs and other new entrant LECs.

  . Provide Low-Cost Telecommunications Products and Services. The Company believes its existing resale agreements will enable it to be among the lowest cost providers of resold Ameritech and NYNEX local services. By combining local and long distance services, the Company believes that it is able to offer rates for integrated local and long distance services that generally compare favorably with the rates enjoyed by large commercial subscribers. The Company believes that as a non-facilities-based telecommunications provider, it is able to build a subscriber base quickly and efficiently without incurring significant financial and management costs and the development delays inherent in constructing network and transmission facilities.

  . Focus on Large, Underserved Market. The Company primarily focuses its marketing efforts on small and medium-sized businesses with telecommunications usage of less than $5,000 per month. These businesses generally do not employ in-house telecommunications specialists to manage their telecommunications services and in most cases obtain services from various vendors. The Company believes that the gross margins on services provided to its target market are generally higher than for larger commercial subscribers. Since the RBOCs and the large long distance carriers primarily concentrate their sales and marketing efforts on residential and large commercial subscribers, the Company believes an opportunity to gain market share exists within its target market. As a result, the Company plans to generate additional revenue by offering enhanced and other value-added telecommunications products and services to these small and medium-sized businesses.

  . Rapid Market Entry. The Company intends to continue to be early to market in providing an integrated package of local and long distance services. The Company believes it will be able to move into new markets and generate cash flow quickly because the Company, unlike facilities-based CAPs, does not face large capital expenditures from building and/or maintaining transmission facilities. Additionally, providing a ubiquitous product offering will further enhance the Company's ability to rapidly build a subscriber base across a large geographic area. Due to the complexity of the provisioning process, the Company believes that the RBOCs will have an incentive to work with competitive providers such as the

   Company which have developed high quality management information and billing systems that can interface with the RBOCs' systems and have management teams with significant operational, technical, financial and regulatory experience in the resale of local exchange service. In order to develop a subscriber base and create brand awareness, the Company may sell its long distance services in a new market prior to entering into a resale agreement with an RBOC.

  . Provide an Integrated Telecommunications Solution. The Company believes that a key element in building its subscriber base while minimizing churn is the implementation of a marketing and operating strategy which emphasizes providing an integrated telecommunications solution to its target market. The Company utilizes a marketing approach which combines both direct and indirect sales efforts. The Company attracts and retains subscribers by combining responsive subscriber care with a simple product and pricing package to provide high-quality service at a cost which is usually afforded to only large commercial subscribers. Specifically, the Company will provide a single source and bill for integrated local and long distance services and enhanced and other value-added telecommunications services, with a single point of contact for subscriber service, product inquiries, repairs and billing questions. The Company believes that this marketing and subscriber service approach reduces marketing costs, subscriber acquisition costs and churn.

  . Capitalize on Experience in Provisioning the Resale of Local Service. The
    Company is one of the first competitive providers to resell integrated local and long distance telecommunications services. In contrast to the resale of long distance service, providing local exchange service as a reseller is a highly complex process involving: (i) providing numerous technical and configuration options; (ii) ensuring number portability;
    (iii) providing 911 and 411 services and directory listings; (iv) providing multiple service options on an uninterrupted basis; and (v) integrating complex rate structures and billing systems. The Company has invested significant time in working with certain RBOCs to address these issues and to develop systems which are designed to allow for the implementation of its local exchange resale agreements. The Company believes that its experience both in negotiating these agreements and in implementing such service offerings will position it to compete effectively.

  . Geographic Market Expansion. The Company is engaged in ongoing discussions with the RBOCs with regard to the resale of local exchange services. The Company's decision to enter into a resale agreement with an RBOC and expand into a new geographic region is based upon a series of market selection criteria, including product availability, the ability of the Company to position its products and services, the terms of the resale agreement, the state of the regulatory environment and the willingness of an RBOC to provide provisioning support. In an effort to build its subscriber base and achieve additional economies of scale, the Company continuously evaluates potential acquisitions, including other resellers of local and/or long distance service or enhanced and other value-added services, in both the geographic areas covered by its resale agreements and new markets.

  On September 30, 1996, the Company consummated a private placement (the "Offering") under Rule 144A of the Securities Act, pursuant to which the Company issued and sold (i) 48,500 Units consisting of $48.5 million aggregate principal amount at maturity of Senior Notes and warrants (the "Initial Warrants") to purchase 61,550 shares, subject to adjustment under certain circumstances of Class A common stock, par value $.01 per share (the "Class A Common Stock"), at an initial exercise price of $.01 per share, and (ii) $36.0 million in aggregate principal amount at maturity of Convertible Notes. The Units and the Convertible Notes were issued pursuant to the terms of the respective Indentures. The Indentures also provide that (i) in the event that, on or prior to March 30, 1998, the Company does not consummate a Qualified Public Offering (as defined herein), or has not been sold pursuant to a Qualified Sale of the Company (as defined herein), the Company will be obligated to issue to the Holders of the Senior Notes Senior Note Contingent Warrants (the "Senior Note Contingent Warrants") exercisable for Class A Common Stock representing up to 3% of the Common Stock of the Company on a fully diluted basis after giving effect to the issuance of such Senior Note Contingent Warrants and (ii) in the event that, on or prior to September 30, 1999, the Company does not consummate a Qualified Public Offering or has not been sold pursuant to a Qualified Sale of the Company, the Company will be obligated to issue to the Holders of the Convertible Notes Convertible Note Contingent Warrants (the "Convertible Note Contingent Warrants" and, together with the Senior Note Contingent Warrants, the "Contingent Warrants") exercisable for Class A Common Stock representing up to 2.5% of the Common Stock of the Company on a fully diluted basis after giving effect to the issuance of such Convertible Note Contingent Warrants. The Initial Warrants and the Contingent Warrants are collectively referred to herein as the "Warrants." In addition, under certain conditions, if the Company has not consummated a Qualified Public Offering or a Qualified Public Sale of the Company has not occurred by September 30, 1997, the Company will be required to offer to Holders of Convertible Notes the right to acquire additional convertible securities and warrants (the "Additional Warrants"). See "Description of the Notes."

  The Company, a Delaware corporation, was formed and commenced operations in April 1994. The Company's principal executive office is located at 10 S. Riverside Plaza, Suite 401, Chicago, Illinois 60606, and its telephone number is (312) 906-3600.

                               THE EXCHANGE OFFER

Registration Rights         The Old Notes were sold by the Company on September
 Agreement................  30, 1996 to Smith Barney Inc., BT Securities
                            Corporation, Chase Securities Inc. and CIBC Wood
                            Gundy Securities Corp. (collectively, the "Initial
                            Purchasers"), who placed the Old Notes with institutional investors. In connection therewith, the Company executed and delivered for the benefit of the holders of the Old Notes a registration rights agreement (the "Registration Rights
                            Agreement") providing, among other things, for the Exchange Offer.

The Exchange Offer........  New Notes are being offered in exchange for a like face amount of Old Notes. As of the date hereof, $48.5 million aggregate principal amount at maturity of Old Notes are outstanding. The Company will issue the New Notes to Holders promptly following the Expiration Date. See "Risk Factors-- Consequences of Failure to Exchange." Holders of the Old Notes do not have appraisal or dissenter's rights in connection with the Exchange Offer under the Delaware General Corporation Law, the governing law of the state of incorporation of the Company.

Minimum Condition.........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange.

Expiration Date...........  5:00 p.m., New York City time, on            ,
                            1997, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Interest on the New Notes
 and the Old Notes........
                            Each New Note will accrete interest at a rate of 14% per annum from its Issue Date (as defined herein) until March 30, 2000. Thereafter, each New Note will bear interest at the rate of 14% per annum which will be payable in cash semiannually on March 30 and September 30 of each year, commencing September 30, 2000. Interest on the Old Notes accepted for exchange will cease to accrete upon issuance of the New Notes.

Conditions to the           The Exchange Offer is subject to certain customary
 Exchange Offer...........  conditions, which may be waived by the Company. See
                            "The Exchange Offer--Conditions." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration
                            Date upon the occurrence of any such condition. NO
                            VOTE OF THE COMPANY'S SECURITY HOLDERS IS REQUIRED
                            TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR
                            PROXY THEREFOR) IS BEING SOUGHT HEREBY.

Procedures for Tendering
 OldNotes.................
                            Each Holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes and any other required documentation to the exchange agent (the "Exchange Agent") at the address set forth herein. By executing the Letter of Transmittal, each Holder will represent to the Company, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer by the Holder and any beneficial owners of Old Notes are being obtained in the ordinary course of business of the person receiving such New Notes, (ii) neither the Holder nor such beneficial owner is participating in, intends to participate in or has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) neither the Holder nor such beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities (other than
                            Old Notes acquired directly from the Company), may participate in the Exchange Offer but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker or dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering" and "Plan of Distribution."

Special Procedures for
 Beneficial Owners........
                            Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery         Holders of Old Notes who wish to tender their Old
 Procedures...............  Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange
                            Offer--Guaranteed Delivery Procedures."

Withdrawal Rights.........  Tenders may be withdrawn at any time prior to 5:00
                            p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders."

Acceptance of Old Notes
 and Delivery of New
 Notes....................  The Company will accept for exchange any and all
                            Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Federal Income Tax          The exchange of Old Notes for New Notes by
 Consequences.............  tendering holders will not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for federal income tax purposes as a result of such exchange.

Use of Proceeds...........  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

Effect on Holders of Old    As a result of the making of this Exchange Offer,
 Notes....................  and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Old Notes and the Registration Rights Agreement and, accordingly, the holders of the Old Notes will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Senior Note Indenture.
                            All untendered, and tendered but unaccepted, Old
                            Notes will continue to be subject to the restrictions on transfer provided for in the Old
                            Notes and the Senior Note Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not so tendered could be adversely affected. See "Risk Factors--Consequences of
                            Failure to Exchange Old Notes."

Exchange Agent............  Harris Trust Company of New York is serving as
                            Exchange Agent in connection with the Exchange Offer. See "The Exchange Offer--Exchange Agent."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

  The Exchange Offer applies to $48.5 million aggregate principal amount at maturity of Old Notes. The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain terms providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Senior Note Indenture, under which both the Old Notes were, and the New Notes will be, issued. See "Description of the Notes."

The New Notes.............
                            $48.5 million aggregate principal amount at maturity of 14% Series B Senior Discount Notes due 2003.

Maturity Date.............  September 30, 2003.

Yield.....................  14% per annum (computed on a semi-annual bond equivalent basis) and calculated from September 30, 1996.

Interest..................  The New Notes offered hereby will accrete interest at a rate of 14% per annum, compounded
                            semiannually, to an aggregate principal amount of $48.5 million by March 30, 2000. Thereafter, the New Notes will bear interest at the rate of 14% per annum which will be payable in cash semiannually on March 30 and September 30 of each year, commencing September 30, 2000. See "Description of the Notes-- Principal, Maturity and Interest."

Original Issue Discount...  For federal income tax purposes, the New Notes will be treated as having been issued with "original issue discount" generally equal to the difference between the issue price of the New Notes and the sum of all payments (whether designated as principal or interest) to be made thereon. Each holder of a New Note must include in gross income for federal income tax purposes a portion of such original issue discount for each day during each taxable year in which a New Note is held. See "Certain Federal Income Tax Considerations."

Ranking...................
                            The New Notes are senior and unsecured obligations of the Company and will rank pari passu in right of payment with all other unsubordinated and unsecured indebtedness of the Company. The New Notes will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. As a holding company that conducts virtually all of its business through subsidiaries, the Company currently has no source of operating cash flow other than dividends and distributions from its subsidiaries. The Company's subsidiaries will have no obligation to pay amounts due on the New Notes and will not guarantee the New Notes; provided, that if a subsidiary guarantees any Indebtedness (as defined herein) of the Company, such subsidiary will be obligated to guarantee the New Notes. Therefore, the New Notes will be effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables. Any rights of the Company and its creditors, including the holders of the New Notes, to participate in a distribution of the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors (including trade creditors). See "Risk Factors--Holding Company Structure; Source of Repayment of Notes; Effective Subordination of Notes to Indebtedness of Subsidiaries."

Sinking Fund..............  None.

Optional Redemption.......  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after September 30, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, and Special Interest, if any, to the date of redemption. See "Description of the Notes-- Optional Redemption."

                            In addition, in the event that on or prior to September 30, 1999, the Company consummates one or more Public Equity Offerings (as defined herein) or issues or sells Qualified Stock of the Company (as defined herein) to a Strategic Investor (as defined herein), in each case in an aggregate amount equal to or exceeding $40 million, up to a maximum of 25% of the aggregate principal amount at Stated Maturity of the New Notes will be redeemable at the option of the Company at a redemption price equal to 114% of the Accreted Value (as defined herein) thereof plus accrued and unpaid interest, if any, and Special Interest, if any, thereon to the date of redemption.

Change of Control.........  Upon a Change of Control (as defined in each
                            Indenture), each holder of New Notes will have the right to require the Company to repurchase all or any part of such holder's New Notes, at 101% of the Accreted Value thereof, or, in the case of any such repurchase on or after March 30, 2000, 101% of the principal amount thereof, plus accrued and unpaid interest, if any, and Special Interest, if any, thereon, to the date of repurchase. There can be no assurance that the Company will have the financial resources necessary to repurchase the New Notes upon a Change of Control. See "Description of the Notes--Repurchase at the Option of Holders upon a Change of Control."

Guarantees................  The Senior Note Indenture provides that any subsidiary that guarantees Indebtedness (as defined herein) of the Company will guarantee (a "Senior Note Guarantee") unconditionally, on a senior basis, the payment of principal, premium, if any, interest and Special Interest, if any, on the New Notes and amounts payable upon a Change of Control or an Asset Sale Offer (as defined herein). See "Description of the Notes--Certain Covenants--Limitation on
                            Issuances of Guarantees by Restricted
                            Subsidiaries."

Certain Covenants.........  The Senior Note Indenture will contain certain covenants which, among other things, will restrict the ability of the Company and certain of its subsidiaries to incur additional indebtedness, pay dividends or make distributions in respect of the Company's capital stock or make certain other restricted payments, make investments, create restrictions on the ability of certain subsidiaries to make distributions on their capital stock or to issue capital stock, create liens, enter into transactions with affiliates or related persons, sell assets, or consolidate, merge or sell all or substantially all of their assets and engage in businesses other than the telecommunications business. These covenants are subject to important exceptions and qualifications. See "Description of the Notes-- Certain Covenants."

  For additional information concerning the New Notes, see "Description of the Notes."

                                  RISK FACTORS

  Holders of Old Notes should carefully consider the matters set forth under the caption "Risk Factors" prior to making a decision with respect to the Exchange Offer.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following summary historical consolidated financial data for the periods from inception of the Company in April 1994 to December 31, 1994 and for the fiscal year ended December 31, 1995 was derived from, and should be read in conjunction with, the consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. The selected financial data as of and for the nine month periods ended September 30, 1996 and 1995, respectively, are derived from, and should be read in conjunction with the unaudited financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. However, in the opinion of management, such interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the information presented for such periods.

                                                            NINE MONTHS ENDED
                                               FISCAL YEAR    SEPTEMBER 30,
                                  INCEPTION TO    ENDED     ------------------
                                  DECEMBER 31, DECEMBER 31,     UNAUDITED
                                      1994         1995       1995      1996
                                  ------------ ------------ --------  --------
                                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                  AND RATIOS)
STATEMENT OF OPERATIONS DATA:
  Net service revenue............   $  1,737     $  7,884   $  5,826  $  7,599
  Cost of services...............      1,455        9,076      6,686     6,587
                                    --------     --------   --------  --------
  Gross margin...................        282       (1,192)      (860)    1,012
  Sales and marketing expense....      2,869        5,867      4,244     5,837
  General and administrative
   expense (1)...................      4,686       11,100      7,366    10,920
  Interest expense...............         26          734        500        46
  Interest and other income (2)..        152          646        423     8,572
  Minority interest..............        --           150        --        --
                                    --------     --------   --------  --------
  Net loss.......................   $ (7,147)    $(18,097)  $(12,547) $ (7,219)
                                    ========     ========   ========  ========
  Accumulated unpaid preferred
   dividends.....................   $    707     $  3,810   $  2,679  $    --
  Net loss to common shareholder.   $ (7,854)    $(21,907)  $(15,226) $ (7,219)
  Net loss per common share......   $ (65.63)    $ (72.42)  $ (57.82) $ (16.41)
  Weighted average shares
   outstanding...................    119,678      302,520    263,314   439,877
OTHER DATA:
  EBITDA (3).....................   $ (7,087)    $(15,901)  $(11,217) $(14,385)
  Depreciation and amortization..        186        2,258      1,253     1,360
  Capital expenditures...........      1,728        1,740      1,606       232
  Ratio of earnings to fixed
   charges (4)...................        --           --         --        --
                                                              SEPTEMBER 30,
                                                            ------------------
                                  DECEMBER 31, DECEMBER 31,     UNAUDITED
                                      1994         1995       1995      1996
                                  ------------ ------------ --------  --------
BALANCE SHEET DATA:
  Cash and cash equivalents......   $  5,979     $ 13,705   $ 19,239  $ 71,390
  Total assets...................     12,747       20,471     35,040    88,083
  Long-term debt (net of current
   maturities)...................      3,176          518      6,761    58,352
  Redeemable preferred stock.....     15,306       44,396     42,127     9,853
  Common stockholders' equity
   (deficit).....................     (7,830)     (28,768)   (22,099)   14,022

--------
(1) General and administrative expense includes amortization of intangibles.
(2) Interest and other income for the nine months ended September 30, 1996 includes a gain of $8.1 million realized on the sale of the Company's switching facilities in Ohio.
(3) EBITDA consists of earnings (loss) before interest, income taxes, depreciation, amortization and minority interest. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. EBITDA is not intended to represent cash flows for the period.
(4) The ratio of earnings to fixed charges is computed by dividing pretax income (loss) from operations before interest charges by interest expense. Earnings were insufficient to cover fixed charges for the periods ended December 31, 1994 and 1995 by $7.1 million and $17.4 million, respectively, and for the nine month period ended September 30, 1995 and 1996 by $12.0 million and $7.2 million, respectively.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, before tendering their Old Notes for the New Notes offered hereby, holders of Old Notes should consider carefully the following factors, which may be generally applicable to the Old Notes as well as to the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes, as set forth in the legend thereon, as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Except under certain limited circumstances, the Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days from the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, the ability of any Holder to resell the New Notes is subject to applicable state securities laws as described in "Blue Sky Restrictions on Resale of New Notes" below. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not so tendered could be adversely affected. See "The Exchange Offer."

FAILURE TO COMPLY WITH EXCHANGE OFFER PROCEDURES

  To participate in the Exchange Offer, and avoid the restrictions on transfer of the Old Notes, Holders of Old Notes must transmit a properly completed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either
(i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company pursuant to the procedure for book-entry transfer described herein, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described herein. See "The Exchange Offer."

BLUE SKY RESTRICTIONS ON RESALE OF NEW NOTES

  In order to comply with the securities laws of certain jurisdictions, the New Notes may not be offered or resold by any Holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration of qualification is available and the requirements of such exemption have been satisfied. The Company does not currently intend to register or qualify the resale of the New Notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available.

NEGATIVE CASH FLOW AND OPERATING LOSSES; LIMITED OPERATING HISTORY

  The Company has experienced pre-tax operating losses from its inception in April 1994 through the date of this Prospectus, excluding the effect of a one-time non-recurring gain, and has, to date, not generated positive cash flow. For the nine months ended December 31, 1994 and the fiscal year ended December 31, 1995, the Company's pre-tax operating losses were $7.1 million and $18.1 million, respectively. These operating losses were primarily the result of the one-time installation costs and fixed ongoing costs related to switching facilities of the Company which were sold in February 1996, and the sales and marketing and general and administrative expenses required to build the Company's sales, customer, management information and marketing infrastructure. Excluding an $8.1 million non-recurring gain on the sale of such switching facilities, the Company would have lost $8.8 million for the first nine months of 1996. The Company, following the Exchange Offer, expects to realize additional operating losses on a consolidated basis while it continues to expand and develop its service offerings and its subscriber base. There can be no assurance that the Company will be able to develop or expand its subscriber base or that it will achieve profitability in future years.

  The Company has a limited operating history. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of its performance and an investment in the New Notes offered hereby. Given the Company's limited operating history, there can be no assurance that the Company will be able to achieve or sustain positive cash flow from operating activities or to implement its growth strategy.

SUBSTANTIAL LEVERAGE

  The Company has and will continue to have consolidated indebtedness that is substantial in relation to its stockholders' equity. As of September 30, 1996, the Company had $58.6 million principal amount of long-term debt and $14.0 million of stockholders' equity. See "Capitalization."

  The Company's ability to make cash payments with respect to the Notes, to repay its obligations on the Notes at maturity and to satisfy its other debt obligations following the Exchange Offer will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company believes that the Company's cash flow will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements as they become due. Significant assumptions underlie this belief, including, among other things, that (i) the Company will succeed in implementing its business strategy and (ii) there will be no material adverse developments in the business, liquidity or capital requirements of the Company. However, because the Company currently has a consolidated cash flow deficit, there can be no assurance that the Company will be able to make cash interest payments on the Notes commencing in 2000 or to repay its obligations on the Notes. See "Description of the Notes." The Senior Note Indenture will permit the Company and its subsidiaries to incur additional Indebtedness under certain circumstances, including up to $45.0 million under a Credit Facility, $30.0 million of which may be secured. If the Company is unable to service its indebtedness, it will be forced to examine alternative strategies that may include actions such as reducing or delaying capital expenditures, restructuring or refinancing its indebtedness, the sale of assets or of the Company's ownership interest in its subsidiaries or seeking additional equity and/or debt financing. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

FUTURE CASH OBLIGATIONS

  Since inception, the Company's consolidated cash flow from operations has been negative. As a result, the Company has financed fixed charges (including interest on existing indebtedness) and operating expenses with the proceeds from private sales of its equity securities. Pursuant to the terms of the Notes, the Company will, at such time as interest is payable on the Notes, be required to satisfy substantially higher periodic cash debt service obligations. Commencing September 30, 1999, cash interest on the Convertible Notes will accrue semiannually at the rate of 9% per annum (approximately $4 million per year), and commencing March 30, 2000, cash interest on the Senior Notes will accrue semiannually at the rate of 14% per annum (approximately $17 million per year). The fully accreted principal amounts of the New Notes offered hereby of $48.5 million and the Convertible Notes of $36.0 million, will become due on September 30, 2003 and September 30, 2004, respectively. Many factors, certain of which are beyond the Company's control, will affect its performance and, therefore, its ability to meet its ongoing obligations to repay the Notes and other debt. There can be no assurance that the Company will be able to generate sufficient cash flow or otherwise obtain funds in the future to cover interest and principal payments associated with the Notes and its other debt obligations. See "Dividend Policy."

HOLDING COMPANY STRUCTURE; SOURCE OF REPAYMENT OF NOTES; EFFECTIVE SUBORDINATION OF NOTES TO INDEBTEDNESS OF SUBSIDIARIES

  As a holding company that conducts virtually all of its business through subsidiaries, the Company has no source of operating cash flow other than from dividends and distributions from its subsidiaries. In order to pay cash interest on the Notes and to repay the principal amount of the Notes at maturity, or to redeem or repurchase the Notes, the Company will be required to obtain dividends or distributions from its subsidiaries, refinance its indebtedness or raise funds in a public or private equity or debt offering. However, the Indentures will limit the Company's ability to incur additional indebtedness.

  If the Company is required to conduct an offering of its capital stock or to refinance the Notes, its ability to do so on acceptable terms, if at all, will be affected by several factors, including financial market conditions and the value and performance of the Company at the time of such offering or refinancing, which in turn may be affected by many factors, including economic and industry cycles. There can be no assurance that an offering of the Company's capital stock or a refinancing of the Notes can or will be completed on satisfactory terms, that such offering or refinancing would be sufficient to enable the Company to make any payments with respect to the Notes if required or that such offering or refinancing would be permitted by the terms of the debt instruments of the Company and its subsidiaries then in effect.

  The Old Notes are and the New Notes will be senior obligations of the Company, pari passu in right of payment with certain other indebtedness of the Company and not secured by any assets of the Company or its subsidiaries. The Convertible Notes are subordinated to the Senior Notes. Otherwise, the Convertible Notes are pari passu in right of payment with certain other indebtedness of the Company and are not secured by any assets of the Company or its subsidiaries. The Senior Note Indenture permits the Company to enter into a Credit Facility under which the Company may incur up to $45.0 million of Indebtedness, $30.0 million of which may be secured. If such Indebtedness is secured, the Notes will be effectively subordinated to such Indebtedness to the extent of the value of the assets securing such Indebtedness. The Company's subsidiaries will have no obligation to pay amounts due on the Notes and will not guarantee the Notes on their respective Issue Dates; however, if a subsidiary guarantees any Indebtedness of the Company, such subsidiary will be obligated to guarantee the Notes. See "Description of the Notes--Certain Covenants" and "--Limitation on Issuances of Guarantees by Restricted Subsidiaries." Therefore, the Notes, if not guaranteed after their respective Issue Dates, will be effectively subordinated to all existing liabilities of the Company's subsidiaries, including trade payables. As of September 30, 1996, the total liabilities of the Company's subsidiaries (after the elimination of loans and advances by the Company to its subsidiaries) on a combined consolidated basis were approximately $5.3 million. Pursuant to the Senior Note Indenture, the Company's subsidiaries will not be able to incur Indebtedness other than $5 million of vendor financing and guarantees of the Credit Facility and the Company's subsidiaries may guarantee the Company's obligations under the Credit Facility. Any rights of the Company and its creditors, including the holders of the Notes, to participate in a distribution of the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors.

DEPENDENCE ON RELATIONSHIP WITH THIRD PARTY FACILITIES-BASED PROVIDERS

  The Company does not own any part of a local exchange network or a long distance network. As a result, the Company depends entirely on facilities-based carriers for the transmission of subscriber phone calls. Although the Company believes that its relations with its underlying carriers are good, the termination of any of the Company's contracts with its carriers or a reduction in the quality or increase in cost of such carriers' services could have a material adverse effect on the Company's results of operations. In addition, the accurate and prompt billing of the Company's subscribers is dependent upon the timeliness and accuracy of call detail records provided by the carriers whose service the Company resells. There can be no assurance that the current carriers will continue to provide, or that new carriers will provide, accurate information on a timely basis, the failure of which could have a material adverse effect on the Company's results of operations. In particular, there were a number of provisioning and billing difficulties related to the local and long distance services provided to business subscribers in Manhattan, New York pursuant to the NYNEX LSO agreement. The problems included failure to provision subscribers, losing subscriber traffic information and subscribers receiving multiple billings for the same service. Much of the difficulty was due to the nature of the private local network with dedicated facilities designed for resale purposes. NYNEX required the services of a third party billing vendor to help implement the billing portion of the arrangement. The Company has now contracted directly with that vendor for billing and systems support in order to avoid problems associated with such provisioning. However, because other RBOCs with which the Company may enter into agreements do not have significant experience handling large volumes of resold local exchange traffic, there can be no assurance as to the quality of the service that the Company will receive or that similar problems will not occur.

  In addition, physical damage, power loss and software defects of the RBOCs may cause interruption in service and/or reduced capacity for the Company's subscribers. In the event that the Company's long distance carriers are unable to handle the growth in subscriber usage, the Company could transfer such traffic to a carrier that had sufficient capacity, but there can be no assurance that additional capacity will be available. If any of the LECs are unable to handle the provisioning or growth in subscriber usage, then the Company would be required to use another local carrier, which could be difficult in light of the limited development of facilities-based competitive local exchange networks. In the event the Company otherwise elects to use other carriers, the charges for such services may exceed those under the existing contracts, which could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Vendor Agreements."

COMPETITION

  The Company operates in a highly competitive environment and has no significant market share in any market in which it operates. The Company expects that competition will intensify in the future due to regulatory changes, including the enactment of the Telecommunications Act and the increase in the size, resources and number of market participants. In each of its markets, the Company faces competition for local service from larger, better capitalized incumbent providers, many of whom have greater financial resources than the Company. Additionally, the long distance market is significantly more competitive than the local exchange market because the RBOC's have historically had a monopoly position within the local exchange market. The incumbent LECs have established relationships with their subscribers and provide those subscribers with various transmission and switching services that the Company, in many cases, has only recently begun to offer.

  In the local exchange market, the Company also faces competition or prospective competition from one or more CAPs, which have significantly greater financial resources than the Company, and from other competitive providers, including non-facilities-based providers like the Company. For example, AT&T, MCI and Sprint, among other carriers, have each indicated their intention to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the LECs' or other providers' services. In addition to these long distance service providers, entities potentially capable of offering competitive switched services include CAPs, cable television companies, electric utilities, other long distance carriers, microwave carriers, wireless telephone system operators and large subscribers who build private networks. Many facilities-based CAPs and long distance carriers, for example, have committed substantial resources to building their networks. By building a network, a facilities-based provider can enter the local exchange market by using its own network or entering into interconnection agreements or resale agreements with incumbent LECs, including RBOCs. Such additional alternatives may provide the CAPs with greater flexibility and a lower cost structure than the Company. In addition, those competitive providers who enter the local exchange market by successfully negotiating contracts with the RBOCs may have substantially greater financial resources than the Company.

  With respect to wireless telephone system operators, the FCC recently authorized cellular, personal communications service ("PCS"), and other commercial mobile radio service ("CMRS") providers to offer wireless services to fixed locations, rather than just to mobile subscribers, in whatever capacity such CMRS providers choose. Previously, cellular providers could provide service to fixed locations only on an ancillary or incidental basis. This authority to provide fixed as well as mobile services will enable CMRS providers to offer wireless local loop service and other services to fixed locations (e.g. office and apartment buildings) in direct competition with the Company and other providers of traditional fixed telephone service. In addition, in August 1996 the FCC promulgated regulations that classify CMRS providers as telecommunications carriers, thus giving them the same rights to interconnection and reciprocal compensation under the Telecommunications Act as other non-LEC telecommunications carriers, including the Company.

  Under the Telecommunications Act and ensuing federal and state regulatory initiatives, barriers to local exchange competition are being removed. The availability of broad-based local resale and introduction of facilities-based local competition are required before the RBOCs may provide in-region interexchange long distance services in the states where they offer local telephone service ("in-region long distance authority"). Also, the largest interexchange carriers (AT&T, MCI, Sprint and any other carrier with 5% or more of the pre-subscribed access lines) are prevented under the Telecommunications Act from bundling local services resold from an RBOC in a particular state with their long distance services until the earlier of (i) February 8, 1999 or (ii) the date on which the RBOC whose services are being resold obtains in-region long distance authority in that state. The RBOCs are currently allowed to offer certain in-region "incidental" long distance services (such as cellular, audio and visual programming and certain interactive storage and retrieval functions) and to offer virtually all out-of-region long distance services. Once the RBOCs are allowed to offer widespread in-region long distance services, both they and the largest interexchange carriers will be in a position to offer single-source local and long distance services similar to those offered or planned to be offered by the Company. While new business opportunities will be made available to the Company through the Telecommunications Act and other federal and state regulatory initiatives, regulators are likely to provide the incumbent LECs with an increased degree of flexibility with regard to pricing of their services as competition increases. Although the Ameritech and NYNEX Resale Agreements contain certain pricing protections, including adjustments in the wholesale rates to be consistent with any changes in the Ameritech and NYNEX retail rates, if the incumbent LECs elect to lower their rates and are able to sustain lower rates over time, this may adversely affect the revenues of the Company and place downward pressure on the rates the Company can charge. While the Ameritech and NYNEX Resale Agreements ensure that the Company will receive any lower rate provided to any other reseller, under the NYNEX Resale Agreement if such lower rate is provided to a reseller committing to both a longer term and a greater volume commitment, the Company receives the lower rate, but must negotiate with NYNEX a reasonable transition to similar commitments. If the Company cannot successfully negotiate such a transition with NYNEX, then the Company may be unable to maintain the lowest rate. The Company believes the effect of lower rates may be offset by the increased revenues available by offering new products and services to its target subscribers, but there can be no assurance that this will occur. In addition, if future regulatory decisions afford the LECs excessive pricing flexibility or other regulatory relief, such decisions could have a material adverse effect on the Company.

  Competition for the Company's products and services is based on price, quality, network reliability, service features and responsiveness to subscriber needs. While the Company believes that it currently has certain advantages relating to the timing, ubiquity and cost savings resulting from its resale agreements, there can be no assurance that the Company will be able to maintain these advantages. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. Many of the Company's existing and potential competitors have financial, technical and other resources significantly greater than those of the Company.

ABILITY TO MEET MINIMUM COMMITMENTS; TERMINATION OF AGREEMENTS

  Substantially all of the resale agreements between the Company and local exchange carriers or long distance carriers contain term and volume commitments. The local exchange resale agreements typically provide a minimum usage which requires the Company to have a minimum number of lines in place at the end of the applicable measurement period (typically one year) (each, a "Minimum Commitment"). The long distance resale agreements typically require the Company to meet a minimum dollar threshold of usage in order to be eligible for discounted rates. The inability of the Company to meet its Minimum Commitments or thresholds may result in substantial underutilization charges, and, in the case of the long distance agreements, a significant increase in the rates charged to the Company. The majority of the resale agreements also contain carryover provisions which permit the Company to carryforward volume shortfalls and may serve to delay, or possibly eliminate, the payment of a significant portion of any shortfall the Company may experience. While these "carryover pools" may provide the Company with some additional time to build its subscriber base, any underutilization charges or rate increases could have a material adverse effect on the financial condition and results of operations of the Company.

  Historically, the Company had not met its minimum monthly threshold under its original agreement with Sprint. As a result, the Company does not receive the maximum discounted rates available from Sprint and therefore resells Sprint long distance service at significantly lower margins. In addition, the Company has not met its Minimum Commitment under the LSO agreement due to NYNEX provisioning delays. Although the LSO agreement provides that provisioning delays allow the Company to postpone its obligation to meet its commitment, there can be no assurance that the failure to meet its commitment will not result in a material adverse effect on the financial condition and results of operations of the Company. See "Business--Vendor Agreements."

  Each of the resale agreements contains termination provisions which, among other things, require the Company to pay termination charges if the Company terminates an agreement prior to the end of term. The incurrence of any termination charges could have a material adverse effect on the Company's financial condition and results of operations.

LACK OF EXPERIENCE OFFERING ADDITIONAL PRODUCTS AND SERVICES

  The Company's strategy includes offering additional telecommunications products and services, which may include, among others, resold paging and cellular phone service and Internet access. Entry into new markets entails risks associated with the state of development of the markets, intense competition from companies already operating in those markets, potential competition from companies that may have greater financial resources and experience than the Company and increased selling and marketing expenses. The Company has not provided any paging, cellular or Internet products or services to date. There can be no assurance that the Company's products or services will receive market acceptance in a timely manner, or at all, or that prices and demand in new markets will be at a level sufficient to provide profitable operations. See "Industry Overview: The Local Telecommunications Service Industry," "Business--Growth Strategy" and "--Competition."

REGULATION AND RISKS OF THE TELECOMMUNICATIONS ACT

  The Company is currently subject to federal and state government regulation of its telecommunications services. The Company is regulated at the federal level by the FCC. It is required to obtain and maintain an FCC certificate in connection with its international services, and to file and maintain both domestic and international tariffs containing the currently effective rates, terms and conditions of service for its resale long distance services. The FCC has proposed to eliminate this tariffing requirement for all interstate nondominant carriers, except for, under certain circumstances, the RBOCs.

  The intrastate long distance telecommunications operations of the Company are also subject to various state laws and regulations. The Company must obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states in which it offers service. In most states, the Company must also file and obtain prior regulatory approval of tariffs for intrastate services. In addition, the Company must update or amend the tariffs and, in some cases, the certificates of public convenience and necessity, when rates are adjusted or new products are added to the local and long distance services offered by the Company. Challenges by third parties to the Company's tariffs filed with the FCC or the state regulatory commissions could cause the Company to incur substantial legal and administrative expenses.

  The Telecommunications Act has already resulted in comprehensive changes in the regulatory environment for the telecommunications industry as a whole, and will have a material impact on the local exchange industry and the competitive environment in which the Company operates. The Company believes that the speed with which competition in local exchange services develops will depend on a number of factors, including the extent to which each incumbent LEC actively attempts to maintain its local exchange market share or to enter new lines of business, particularly, in the case of RBOCs, the in-region long distance business. While each incumbent LEC now has the duty to negotiate on a good-faith basis access and interconnection agreements with facilities-based competitors and resale agreements with competitors such as the Company, the timing and terms of such agreements are at least in part within the control of the LEC. A LEC that places the highest priority on maintaining its market share in local exchange service may have less incentive to negotiate such agreements swiftly or on terms favorable to potential competitors. Indeed, numerous potential competitors, including AT&T, have requested, under the provisions of the Telecommunications Act, that various state regulatory authorities mediate their negotiations with various RBOCs because they have been unable to reach agreement with those RBOCs for access and interconnection to provide competitive local exchange services. The speed with which competition in local exchange services develops will also depend on the effect of the rules and policies recently adopted by the FCC and individual states in implementing the relevant provisions of the Telecommunications Act and on the outcome of judicial review of those rules and policies. In that event, the ability of the Company to compete may be adversely affected. In addition, resale and long distance agreements must be submitted to and approved by the relevant state public service commission.

  The concept of resale of local exchange services is a new development in the telecommunications industry, and the Company cannot predict how the relevant provisions of the Telecommunications Act will be interpreted and implemented by the FCC, state regulators, courts and the incumbent LECs. No assurance can be given that changes in current federal or state legislation or regulations would not materially adversely affect the Company. See "Business--Government Regulation" and "--Competition."

ABILITY TO MANAGE GROWTH; RAPID EXPANSION OF OPERATIONS

  The Company's officers have had limited experience in managing companies as large and as rapidly growing as the Company. Although the Company has not generated significant revenue from the Ameritech and NYNEX Resale Agreements since they have only recently been executed, the Company anticipates that such agreements will constitute a significant source of revenue. The Company's strategy of continuing its growth and expansion will place additional demands upon the Company's current management and other resources and will require additional working capital, information systems and management, operational and other financial resources. The continued growth of the Company will depend on various factors, including, among others, federal and state regulation of the telecommunications industry, competition, and on the ability of LECs, including the RBOCs, to provision the Company's additional subscribers. In particular, the Company faced a number of problems with its LSO agreement with NYNEX which has historically provided a substantial portion of the Company's revenue. Although the Company believes that the majority of the provisioning and billing problems have been resolved, there can be no assurance that the RBOCs with which the Company has resale agreements will be able to provision new subscribers or handle the volume of traffic and billing. Not all of the foregoing factors are within the control of the Company. The Company's ability to manage growth successfully will require the Company to continue to enhance its operational, managerial, financial and information systems and controls. The Company is in the process of modifying its billing and subscriber care systems. It is expected that these systems will be fully operational by the end of 1996. However, there can be no assurance that such systems will be operational by such time or that they will be adequate to manage the Company's anticipated expansion. No assurance can be given that the Company will be able to manage its expanding operations and, if the Company's management is unable to manage growth effectively, the Company's business, operating results and financial condition could be materially adversely affected. Furthermore, there can be no assurance that the growth experienced by the Company in the past will continue. See "Business--Growth Strategy."

DEPENDENCE ON KEY PERSONNEL

  The Company believes that its continued success will depend to a significant extent upon the abilities and continued efforts of its senior management, particularly members of its senior management team. The Company has employment agreements with many senior management employees but does not maintain key man life insurance on any of its employees except Mr. J. Thomas Elliott, President and Chief Executive Officer of the Company. The beneficiaries of such policies are the Initial Investors (as defined herein). Many of the Company's executive officers and other key employees have only recently joined the Company. The loss of the services of any of such individuals could have a material adverse effect on the Company's results of operations. The success of the Company will also depend, in part, upon the Company's ability to find, hire and retain additional key management personnel, including senior management, who are also being sought by other businesses. The Company currently is in the process of selecting a new Chief Financial Officer. However, there can be no assurance of the success of such selection process. Competition for qualified personnel in the telecommunications industry is intense. The inability to find, hire and retain such personnel could have a material adverse effect on the Company's results of operations. See "Management--Executive Officers and Directors."

IMPACT OF TECHNOLOGICAL CHANGE

  The telecommunications industry has been characterized by rapid technological change, frequent new service introductions and evolving industry standards. For example, increases in technological capabilities or efficiencies could create an incentive for more entities to enter the facilities-based local exchange business. Similarly, such changes could result in lower retail rates for telecommunications services, which could have a material adverse effect on the Company's ability to price its services competitively. Although the effect of technological change on the future business of the Company cannot be predicted, it could have a material adverse effect on the Company's business, results of operations and financial condition.

ORIGINAL ISSUE DISCOUNT; POSSIBLE TAX AND OTHER LEGAL CONSEQUENCES FOR HOLDERS OF NOTES AND THE COMPANY

  The Old Notes and the Convertible Notes were issued at a substantial discount from their principal amount at maturity. Since the New Notes are treated as a continuation of the Old Notes for federal income tax purposes, the New Notes will also be considered to have been issued at a substantial discount. Cash payments of interest on the Notes will not be paid prior to 2000. However, original issue discount (i.e., the difference between the "stated redemption price at maturity" of the Notes and the "issue price" of the Notes) has accrued from the Issue Date of the Old Notes and the Convertible Notes and will continue to accrue with respect to the New Notes from the Issue Date of the Old Notes. Such original issue discount will be includable as interest income periodically in a holder's gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations--Taxation of the Senior Notes--Original Issue Discount." Similar results may apply under state tax laws. Furthermore, the Senior Notes are subject to the applicable high-yield discount obligation rules. Accordingly, the Company will not be able to deduct the original issue discount attributable to the Senior Notes until paid in cash or property or, in certain circumstances, at all. In addition, to the extent the Notes constitute corporate acquisition indebtedness under Section 279 of the Internal Revenue Code, the maximum amount of interest or original issue discount the Company can deduct with respect thereto may be limited. See "Certain Federal Income Tax Considerations--Certain Potential Federal Income Tax Consequences to the Company and to Corporate Holders." To the extent the rules applicable to high-yield discount obligations or corporate acquisition indebtedness apply, the Company's after-tax cash flow may be less than if such original issue discount were deductible when accrued or the Notes did not constitute corporate acquisition indebtedness.

  If a bankruptcy case were commenced by or against the Company under the United States Bankruptcy Code after the respective Issue Dates of the Notes, the claim of a holder of the Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Any original issue discount that had not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest."

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

  The Old Notes and the Convertible Notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") Market by Qualified Institutional Buyers ("QIBs"). The

New Notes will be new securities for which there currently is no market. There can be no assurance as to the liquidity of any markets that may develop for the New Notes, the ability of holders of the New Notes to sell their New Notes, or the price at which holders would be able to sell their New Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Each of the Initial Purchasers has advised the Company that it currently intends to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice. Therefore, there can be no assurance that any active market for the New Notes will develop. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

  Holders of Old Notes, Convertible Notes, shares of Class A Common Stock underlying the Convertible Notes, Initial Warrants or shares of Class A Common Stock underlying the Initial Warrants will be able to sell or transfer such securities only if a registration statement relating to such securities is then in effect, or the sale or transfer of such securities is exempt from qualification under the applicable securities laws of the states in which the various holders thereof reside. See "Registration Rights."

CONTROL BY EXISTING STOCKHOLDERS; CERTAIN ANTITAKEOVER MATTERS

  As of the date of this Prospectus, over 90% of the outstanding Class A Common Stock is owned by the management of the Company and six institutions. See "Stock Ownership." Consequently, management and the Original Purchasers (as defined herein) have the ability to control the election of all the members of the Company's Board of Directors and the outcome of all corporate actions requiring stockholder approval. In addition, the Original Purchasers have certain contractual preemptive rights upon issuance of any shares of capital stock of the Company. Further, as a result of the Offering, Merrill Lynch Global Allocation Fund, Inc. holds Convertible Notes and Warrants exercisable for 267,546 shares of Class A Common Stock, or 21% of the outstanding Class A Common Stock, on a fully diluted basis, as of the date of this Prospectus.

  Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL") restricts certain business combinations with any "interested stockholder," as defined by such statute. The Company has expressly decided not to be governed by Section 203 but may in the future change such election. In addition, the Company may adopt certain procedural and other requirements and/or amend its Certificate of Incorporation and/or By-laws that could further have the effect of delaying, deterring or preventing a change in control of the Company and/or make it more difficult for stockholders to effect certain corporate actions, including the ability to replace incumbent directors and to accomplish transactions opposed by the incumbent Board of Directors. See "Description of Capital Stock."

CHANGE OF CONTROL

  In the event of a Change of Control, the Company will be required to offer to repurchase all of the outstanding Notes at 101% of the Accreted Value or 101% of principal amount, as the case may be, of the Notes plus any accrued and unpaid interest thereon, and Special Interest, if any, to the date of repurchase. The exercise by the holders of the Notes of their rights to require the Company to offer to purchase Notes upon a change of control could also cause a default under other indebtedness of the Company, even if the change of control itself does not, because of the financial effect of such repurchase on the Company. The Company's ability to pay cash to any of the holders of Notes upon a repurchase may be limited by the Company's then existing capital resources. There can be no assurance that in the event of a change of control, the Company will have, or will have access to, sufficient funds or will be contractually permitted under the terms of outstanding indebtedness to pay the required purchase price for any Notes. See "Description of the Notes."

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Old Notes were sold by the Company on September 30, 1996 to the Initial Purchasers, who placed the Old Notes with institutional investors. In connection therewith, the Company and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which the Company agreed, for the benefit of the holders of the Old Notes, that the Company would, at its sole cost, (i) within 60 days following the original issuance of the Old Notes, file with the Commission the Exchange Offer Registration Statement (of which this Prospectus is a part) under the Securities Act with respect to an issue of a series of new notes of the Company identical in all material respects to the series of Old Notes and (ii) use its best efforts to cause such Exchange Offer Registration Statement to become effective under the Securities Act within 120 days following the original issuance of the Old Notes. Upon the effectiveness of the Exchange Offer Registration Statement (of which this Prospectus is a part), the Company will offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, to be issued without a restrictive legend and which might be reoffered and resold by the holder without restrictions or limitations under the Securities Act. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  Each Holder of the Old Notes (other than certain specified holders) who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) any New Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. In addition, in connection with any resales of New Notes, any broker-dealer (an "Exchanging Dealer") who acquired the Old Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Exchanging Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Exchanging Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes.

  In the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer Registration Statement is not declared effective within 120 days following the date of original issuance of the Old Notes, or upon the request of Smith Barney Inc. under certain circumstances, the Company will, in lieu of or in addition to effecting the registration of the New Notes pursuant to the Exchange Offer Registration Statement and at its expense, (i) as promptly as practicable, file with the Commission a shelf registration statement (the "Senior Note Shelf Registration Statement") covering resales of the Senior Notes, (ii) cause the Senior Note Shelf Registration Statement to be declared effective under the Securities Act by the 180th day after the original issuance of the Old Notes (or promptly in the event of a request by an Initial Purchaser) and (iii) keep effective the Senior Note Shelf Registration Statement until three years after its effective date. The Company will, in the event of the filing of a Senior Note Shelf Registration Statement, provide to each holder of Old Notes covered by the Senior Note Shelf Registration Statement copies of the prospectus which is a part of the Senior Note Shelf Registration Statement, notify each such holder when the Senior Note Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes that sells such Old Notes pursuant to the Senior Note Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of Old Notes will be required to deliver information to be used in connection with the Senior Note Shelf Registration Statement in order to have its Old Notes included in the Senior Note Shelf Registration Statement and to benefit from the provisions regarding Special Interest described in the following paragraph.

  If either (i) the Exchange Offer Registration Statement or the Senior Note Shelf Registration Statement (either, a "Senior Note Registration Statement") required to be filed is not filed with the Commission on or prior to the date specified for such filing in the Registration Rights Agreement, (ii) any such Exchange Offer Registration Statement or Senior Note Registration Statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement, (iii) the Exchange Offer has not been consummated on or prior to the date specified in the Registration Rights Agreement, or (iv) any Exchange Offer Registration Statement or Senior Note Registration Statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to such Exchange Offer Registration Statement or Senior Note Registration Statement that cures such failure and that is itself declared effective for a period of more than 30 consecutive days (each such event referred to in clauses (i) through (iv), a "Senior Note Registration Default"), then commencing on the day following the date on which such Senior Note Registration Default occurs, the Company agrees to pay to each holder of Old Notes during the first 90-day period immediately following the occurrence of such Senior Note Registration Default additional interest at a rate of 0.5% per annum ("Special Interest"). The amount of Special Interest payable to each holder shall increase by an additional 0.5% per annum for each subsequent 90-day period up to a maximum rate of 1.5% per annum. A Senior Note Registration Default shall cease, and Special Interest shall cease to be payable with respect to such Senior Note Registration Default (1) upon the filing of the applicable Exchange Offer Registration Statement or Senior Note Registration Statement in the case of clause (i) above, (2) upon the effectiveness of the Exchange Offer Registration Statement or Senior Note Registration Statement in the case of clause (ii) above, (3) upon the consummation of the Exchange Offer in the case of clause (iii) above, and (4) when the Exchange Offer Registration Statement or Senior Note Registration Statement becomes effective or usable in the case of clause (iv) above. Notwithstanding anything to the contrary, (i) the amount of Special Interest payable shall not increase because more than one Senior Note Registration Default has occurred and is pending, (ii) a holder of Old Notes who is not entitled to the benefits of the Senior Note Shelf Registration (i.e., such holder has not elected to include information) shall not be entitled to Special Interest with respect to a Senior Note Registration Default that pertains to the Senior Note Registration Statement and (iii) a holder of Old Notes constituting an unsold allotment from the original sale of the Old Notes or who otherwise is not entitled to participate in the Exchange Offer shall not be entitled to Senior Note Special Interest by reason of a Senior Note Registration Default that pertains to an exchange offer.

  All accrued Special Interest shall be paid to record holders in the same manner in which payments of interest are made pursuant to the Senior Note Indenture. See "Description of the Notes--Principal, Maturity and Interest."

  Payment of Senior Note Special Interest is the sole remedy available to holders of Old Notes in the event the Company does not comply with the deadlines set forth in the Registration Rights Agreement with respect to the conduct of an exchange offer for the Old Notes or the registration of the Old Notes for resale under a shelf registration statement.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount at maturity of New Notes in exchange for each $1,000 principal amount at maturity of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes will have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the terms providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is consummated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Senior Note Indenture under which the Old Notes were, and the New Notes will be, issued.

  As of the date of this Prospectus, $48.5 million aggregate principal amount at maturity of the Old Notes was outstanding. The Company has fixed the close
of business on           , 1997 as the record date for the Exchange Offer for
purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. As of such date, there was one registered Holder of the Old Notes.

  Holders of Old Notes do not have any appraisal or dissenters' rights under the DGCL or the Senior Note Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
           , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth below under the caption "Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

  The New Notes offered hereby will accrete interest at a rate of 14% per annum from their Issue Date until March 30, 2000. Thereafter, the New Notes will bear interest at the rate of 14% per annum which will be payable in cash semiannually on March 30 and September 30 of each year, commencing September 30, 2000. Interest on the Old Notes accepted for exchange will cease to accrete upon issuance of the New Notes.

PROCEDURES FOR TENDERING

  Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. A Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, including any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Notes, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

  The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  The method of delivery of the Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Company. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Old Notes.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  By tendering, each Holder will represent to the Company, among other things, that (i) the New Notes to be acquired by the Holder and any beneficial owners of Old Notes pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, (ii) the Holder and each such beneficial owner are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker or dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company), must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

  Any Old Notes which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable to the Holder thereof without cost to such Holder.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

    (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (d) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "--Withdrawal of Tenders" above) or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

EXCHANGE AGENT

  Harris Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    By Registered or         By Overnight Courier:            By Hand:
     Certified Mail:    Harris Trust Company of New York
                                                Harris Trust Company of New York
Harris Trust Company of New York
                           77 Water Street, 4th Floor      Receive Window
   Wall Street Station         New York, NY 10005       77 Water Street, 5th
      P.O. Box 1010                                            Floor
 New York, NY 10268-1010                                    New York, NY

                                 By Facsimile:

                                 (212) 701-7636
                                 (212) 701-7637

                             Confirm by telephone:
                                 (212) 701-7618

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes, which is face value less accrued original issue discount, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

OTHER

  Participation in the Exchange Offer is voluntary and holders of Old Notes should carefully consider whether to accept the terms and conditions thereof. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

  As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Old Notes and the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights, and limitations applicable thereto, under the Senior Note Indenture, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Senior Note Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for any remaining Old Notes could be adversely affected. See "Risk Factors-- Consequences of Failure to Exchange."

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes in the Exchange Offer.

                                DIVIDEND POLICY

  The Company anticipates substantial net losses and negative cash flow for the foreseeable future. It is anticipated that earnings, if any, which might be generated from operations of the Company will be used to finance the growth of the Company and that cash dividends will not be paid to holders of Common Stock. The Senior Note Indenture will include significant limitations on the Company's ability to pay dividends to the holders of Common Stock. See "Description of the Notes." In addition, the terms of the 9% Preferred Stock and the Purchase Agreements (each as defined herein) entered into in connection with the sale of Common Stock and Preferred Stock to the Original Investors (as defined herein) restrict the payment of dividends. See "Certain Relationships and Related Transactions."

                                CAPITALIZATION

  The following table sets forth the total cash and cash equivalents and capitalization of the Company as of September 30, 1996. This table should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

                                                           AS OF SEPTEMBER 30,
                                                                   1996
                                                           --------------------
                                                               (UNAUDITED)
                                                           (IN THOUSANDS EXCEPT
                                                            SHARE INFORMATION)
Cash and cash equivalents.................................       $ 71,390
                                                                 ========
Long term liabilities
 14% Senior Discount Notes due 2003.......................       $ 48,500
 Original Issue Discount--Senior Notes....................        (18,297)
 9% Convertible Subordinated Notes due 2004...............         36,000
 Original Issue Discount--Convertible Notes...............         (8,356)
 Notes and leases payable.................................            505
                                                                 --------
    Total long term liabilities...........................         58,352
Redeemable Preferred Stock
 9% Preferred Stock, par value $1.00 per share, 30,000
  shares authorized; 10,000 shares issued and outstanding;
  liquidation value $1,000 per share......................             10
 Additional paid-in capital...............................          9,843
                                                                 --------
    Total Preferred Stock.................................          9,853
Common stockholders' equity (deficit):
 Class A Common Stock, $.01 par value, 2,500,000 shares
  authorized, 716,525 shares issued and outstanding at
  September 30, 1996 (/1/)................................              7
 Class A Common Stock held in Treasury....................             (1)
 Additional paid-in capital...............................         54,177
 Accumulated deficit......................................        (40,161)
                                                                 --------
    Total common stockholders' equity (deficit)...........         14,022
                                                                 --------
      Total capitalization................................       $ 82,227
                                                                 ========

--------
(1) Excludes 78,987 shares reserved for issuance upon exercise of options
    outstanding at November   , 1996, and 61,550 shares reserved for issuance
    upon exercise of the Initial Warrants.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following table presents selected historical consolidated financial data for the period from inception of the Company in April 1994 to December 31, 1994 and for the fiscal year ended December 31, 1995. The data for the periods ending December 31, 1994 and 1995 has been derived from consolidated financial statements (including those set forth elsewhere in this Prospectus) which have been audited by Deloitte & Touche LLP, independent auditors. The selected financial data as of and for the nine month periods ended September 30, 1996 and 1995, respectively, are derived from, and should be read in conjunction with the unaudited financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. However, in the opinion of management, such interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the information presented for such periods. The information set forth below with respect to the historical financial statements should be read in conjunction with the consolidated financial statements of the Company and the related notes appearing elsewhere in this Prospectus.

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                               FISCAL YEAR  ------------------
                                  INCEPTION TO    ENDED         UNAUDITED
                                  DECEMBER 31, DECEMBER 31,  ACTUAL    ACTUAL
                                      1994         1995       1995      1996
                                  ------------ ------------ --------  --------
                                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                  AND RATIOS)
STATEMENT OF OPERATIONS DATA:
  Net service revenue............   $  1,737     $  7,884   $  5,826  $  7,599
  Cost of services...............      1,455        9,076      6,686     6,587
                                    --------     --------   --------  --------
  Gross margin...................        282       (1,192)      (860)    1,012
  Sales and marketing expense....      2,869        5,867      4,244     5,837
  General and administrative
   expense (1)...................      4,686       11,100      7,366    10,920
  Interest expense...............         26          734        500        46
  Interest and other income (2)..        152          646        423     8,572
  Minority interest..............        --           150        --        --
                                    --------     --------   --------  --------
  Net loss.......................   $ (7,147)    $(18,097)  $(12,547) $ (7,219)
                                    ========     ========   ========  ========
  Accumulated unpaid preferred
   dividends.....................   $    707     $  3,810   $  2,679  $    --
  Net loss to common
   shareholders..................   $ (7,854)    $(21,907)  $(15,226) $ (7,219)
  Net loss per common share......   $ (65.63)    $ (72.42)  $ (57.82) $ (16.41)
  Weighted average shares
   outstanding...................    119,678      302,520    263,314   439,877
OTHER DATA:
  EBITDA (3).....................   $ (7,087)    $(15,901)  $(11,217) $(14,385)
  Depreciation and amortization..        186        2,258      1,253     1,360
  Capital expenditures...........      1,728        1,740      1,606       232
  Ratio of earnings to fixed
   charges (4)...................        --           --         --        --

                                                               SEPTEMBER 30,
                                                              -----------------
                                                                 UNAUDITED
                                    DECEMBER 31, DECEMBER 31,
                                        1994         1995       1995     1996
                                    ------------ ------------ --------  -------
BALANCE SHEET DATA:
  Cash and cash equivalents........   $ 5,979      $ 13,705   $ 19,239  $71,390
  Total assets.....................    12,747        20,471     35,040   88,083
  Long-term debt (net of current
   maturities).....................     3,176           518      6,761   58,352
  Redeemable preferred stock.......    15,306        44,396     42,127    9,853
  Common stockholders' equity
   (deficit).......................    (7,830)      (28,768)   (22,099)  14,022

--------
(1)General and administrative expense includes amortization of intangibles.
(2) Interest and other income for the nine months ended September 30, 1996 includes a gain of $8.1 million realized on the sale of the Company's switching facilities in Ohio.
(3) EBITDA consists of earnings (loss) before interest, income taxes, depreciation, amortization and minority interest. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. EBITDA is not intended to represent cash flows for the period.
(4) The ratio of earnings to fixed charges is computed by dividing pretax income (loss) from operations before interest charges by interest expense. Earnings were insufficient to cover fixed charges for the periods ended December 31, 1994 and 1995 by $7.1 million and $17.4 million, respectively, and for the nine month period ended September 30, 1995 and 1996 by $12.0 million and $7.2 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the "Selected Historical Consolidated Financial and Operating Data" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

OVERVIEW

  The Company commenced operations in April 1994 as a provider of local and long distance telecommunications services to meet the needs of small and medium-sized business subscribers. Initially, the Company entered the local telecommunications market as a facilities-based CAP with network facilities in Ohio. Due to the high costs associated with the initial construction, installation and expansion of each local network facility, including right-of-way costs, franchise fees, interconnection charges and other operating expenses and in light of the recent regulatory developments under the Telecommunications Act, the Company has refocused its operations. The Company divested its transmission facilities and certain other assets in February 1996 to pursue a non-facilities-based approach to the local telecommunications market and has consummated various agreements with certain RBOCs and long distance carriers for the resale of local, long distance and enhanced and other value-added services. Although management believes that its current strategy will have a positive effect on the Company's results of operations over the long-term, this strategy is expected to have a negative effect on the Company's results of operations over the short-term. The Company anticipates losses and negative cash flow for the foreseeable future, attributable in part to significant investments in operating, sales, marketing, management information systems and general and administrative expenses. To date, the Company's growth, including capital expenditures, has been funded primarily by the capital contributions of Chase Capital Partners, CIBC Wood Gundy Ventures, Inc., Hancock Venture Capital Associates, BT Capital Partners, Inc., Northwood Capital Partners, LLC, Northwood Ventures and Enterprise & Transcommunications, L.P.

  The Company resells telecommunications services of certain RBOCs and certain long distance carriers to provide an integrated telecommunications solution of local and long distance services to the underserved small and medium-sized business segment. This strategy affords the Company the ability to offer a broad range of integrated services to virtually any subscriber in the United States without incurring significant financial and management costs and the developmental delays inherent in constructing network and transmissions facilities.

  As part of the Company's strategy to refocus its operations, the Company (i) acquired certain assets and assumed certain liabilities of Quest America, Inc. ("Quest"), a telecommunications reseller and consulting firm, in October 1995;
(ii) negotiated for the first broad based resale agreement with Ameritech for local services which was signed in November 1995; (iii) sold its existing local facilities in Ohio pursuant to which it transferred all liabilities with respect to those facilities effective December 1995; and (iv) negotiated with NYNEX for a comprehensive local resale agreement which was signed in July 1996. The Company intends to seek other providers of local, long distance and enhanced and other value-added services in order to increase its subscriber base and product offerings and reduce expenses.

  The Company's net service revenue, which is recognized on a resale basis, primarily consists of sales revenue from telecommunications services which is net of the effect of certain adjustments, including unbillable call records. The Company bills its subscribers for local and long distance usage based on the type of local service utilized, the number, time and duration of calls, the geographic location of the terminating phone numbers and the applicable rate plan in effect at the time of the call. Net service revenue for the Quest operations, which is recognized on an agency basis, primarily consists of commissions earned from carriers on telecommunications services provided to their subscribers.

  Cost of services includes the cost of local and long distance services charged by carriers for recurring charges, per minute usage charges and feature charges, as well as the cost of fixed facilities for dedicated services and special regional calling plans. In 1995, cost of services also included fixed and one-time charges associated with the Ohio switching facilities owned by the Company. These costs were transferred to a third party subsequent to December 31, 1995, when the obligations with respect to the switching facilities were effectively transferred.

  Sales and marketing expense consists of the costs of providing sales and other support services for subscribers. General and administrative expense consists of the costs of the billing and information systems and personnel required to support the Company's operations and growth as well as all depreciation and amortization expenses.

  The Company has experienced significant growth in the past and, depending on the extent of its future growth, may experience significant strain on its management, personnel and information systems. To accommodate this growth, the Company will continue to implement and improve operational, financial and management information systems. In an effort to support its growth, the Company added several senior management positions and approximately 85 employees in 1995. Also, the Company is implementing new information systems that will provide improved recordkeeping for subscriber information and management of uncollectible accounts and fraud control.

RESULTS OF OPERATIONS

 Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

  Net service revenue increased to $7.6 million in the first nine months of 1996 from $5.8 million in the first nine months of 1995. The increase in net service revenue was due primarily to the addition of new subscribers and the acquisition of Quest.

  Gross margin of $1.0 million for the first nine months of 1996 improved from last year's negative margin for the same period due primarily to the elimination of fixed costs upon the sale of the over-provisioned switching facilities in Ohio and a reduction in the amount of unbillable minutes in New York.

  Sales and marketing expense increased to $5.8 million in the first three quarters of 1996 from $4.2 million in the first three quarters of 1995. General and administrative expense increased to $10.9 million in the first nine months of 1996 from $7.4 million in the first nine months of 1995. These increases were due to the addition of personnel and infrastructure as well as the acquisition of Quest.

  Interest and other income increased to $8.6 million in the first three quarters of 1996 from $423,000 for the first three quarters of 1995 due to an $8.1 million non-recurring gain on the sale of its switching facilities in Ohio.

  Interest expense decreased to $46,000 in the first three quarters of 1996 from $500,000 in the first three quarters of 1995. This decrease was attributable to the retirement of capital lease obligations in connection with the sale of the Company's switching facilities in Ohio.

 Year Ended December 31, 1995 versus Inception to December 31, 1994

  The results for fiscal 1995 are not comparable with the results for fiscal 1994 as fiscal 1995 represents a full fiscal year and fiscal 1994 represents nine months of operations since the Company's inception in April 1994.

  Net service revenue increased to $7.9 million in fiscal 1995 from $1.7 million in fiscal 1994. This increase was due to a full year of operations and the addition of new subscribers.

  Cost of services increased to $9.1 million in fiscal 1995 from $1.5 million in fiscal 1994. The increase was due to the one-time installation costs and fixed ongoing costs related to the Ohio switching facilities, as well as increased costs associated with an increase in the number of subscribers.

  Sales and marketing expense increased to $5.9 million in fiscal 1995 from $2.9 million in fiscal 1994 due to increased personnel and related expenses required to build the sales and marketing infrastructures, and the inclusion of expenses related to the operations of Quest.

  General and administrative expense increased to $11.1 million in fiscal 1995 from $4.7 million in fiscal 1994. Increased general and administrative expenses were primarily due to depreciation and amortization and other expenses related to the acquisition of Quest and increased personnel and expenses required to build the Company's customer service and administrative infrastructures.

  Interest and other income increased to $646,000 in fiscal 1995 from $152,000 in fiscal 1994, due to significantly higher investable cash balances in fiscal 1995 as well as fiscal 1995 being a full year.

  Interest expense increased to $734,000 in fiscal 1995 from $26,000 in fiscal 1994. This increase was due to interest expense associated with the capitalized leases for the Ohio switch sites which began in December 1994.

RECENT DEVELOPMENTS

  The Company had cash and cash equivalents of approximately $67.6 million at October 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has funded its operations primarily through cash from its investors. As of September 30, 1996, the Company had cash and cash equivalents of $71.4 million and working capital of $68.6 million. The Company's operating activities utilized cash of approximately $14.2 million for the nine months ended September 30, 1996, $14.3 million for the year ended December 31, 1995 and $6.1 million for the period ended December 31, 1994.

  The Company's investing activities have consisted primarily of property and equipment purchases of $1.7 million each for the year ended December 31, 1995 and for the period ended December 31, 1994. These expenditures were primarily for fiber optic rings, leasehold improvements and furniture in Ohio that were sold as of December 31, 1995. In addition, the Company entered into capital leases of $3.4 million and $3.1 million in 1995 and 1994, respectively, related to the Ohio switch sites. Effective December 31, 1995 these leases were assumed by another party in connection with the sale of the Ohio facilities. The Company remains liable on these leases, but the Company believes that it has secured adequate protection from the assignee. In February 1996, the Company received $9.5 million in proceeds from the December 1995 sale of the Ohio facilities.

  In 1994 and 1995, the Company's financing activities consisted primarily of raising capital in the form of Common Stock and Preferred Stock placements to venture capital organizations. During 1994 and 1995, the Company raised $14.2 million and $26.3 million, respectively, net of issuance costs. In 1995, the Company also assumed notes payable to investors in the Quest acquisition. On September 30, 1996, the Company raised an additional $10 million from the Original Purchasers and also raised $55 million in conjunction with the Offering.

  The Company believes that the net proceeds from the Offering, together with existing sources of liquidity, will be, in part, sufficient to fund its capital expenditures, working capital and other cash requirements through the foreseeable future. To the extent that the funds generated by the Offering, together with existing sources of liquidity, are insufficient to fund the Company's activities in the long term, the Company may need to raise additional funds through public or private financing. There can be no assurance that additional financing will be available or, if available, will be on terms acceptable to the Company.

  The Company incurred net losses of $18.1 million and $7.1 million in 1995 and 1994, respectively. Accordingly, no provision for current Federal or state income taxes has been made to the financial statements. At December 31, 1995 and 1994, the Company had net operating loss carry-forwards for income tax purposes of approximately $24.1 million and $6.9 million, respectively. The ability of the Company or the Company's subsidiaries, as the case may be, to utilize their net operating loss carry-forwards to offset future taxable income may be subject to certain limitations contained in the Internal Revenue Code of 1986, as amended (the "Code"). These operating losses begin to expire in 2009 for Federal income tax purposes. Of the net operating loss carry-forwards remaining at December 31, 1995, $12.3 million can be applied only against future taxable income of the Company's subsidiary USN Communications Northeast, Inc. (formerly United Telemanagement Services, Inc.) ("USNCN"). In addition, if the Company or the Company's subsidiaries experience an "ownership change" within the meaning of Section 382 of the Code, the net operating loss carry-forwards allocable to such entity will be subject to an annual limitation in an amount generally equal to the value of the entity immediately before the ownership change at the long-term tax-exempt rate (the "Section 382 limitation"). Any unused Section 382 limitation in one year is added to the limitation for the next year. Generally, an ownership change occurs with respect to an entity if the aggregate increase in the percentage stock ownership (by value) of such entity by one or more of its five-percent stockholders exceeds 50 percentage points within a testing period. The tax laws for determining whether an ownership change of an entity has occurred are complex and subject to differing interpretations in certain respects. It is possible that the Company or the Company's subsidiaries have experienced an ownership change under Section 382 of the Code and that the Company or the Company's subsidiaries may experience an ownership change as a result of the Company's future transactions including, but not limited to, the issuance of the Warrants and consummation of one or more public offerings of Common Stock. In such event, the ability of the Company or the Company's subsidiaries to utilize their operating loss carry-forwards to offset future taxable income would be subject to limitations as discussed above.

INFLATION

  Management believes that inflation has not had a material effect on the Company's results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

  New accounting standards have been issued by the Financial Accounting Standards Board that may apply to the Company in fiscal 1996. Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets," requires a review of long-term tangible and intangible assets (such as goodwill) for impairment of recorded value and resulting write downs if value is impaired.

  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), establishes accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation plans. Under SFAS 123, the Company may either adopt the new fair value based method or provide pro forma disclosure of net income
(loss) as if the accounting provisions of SFAS 123 had been adopted. The Company intends to elect the intrinsic method of accounting for stock-based employee compensation plans as allowed under SFAS 123 and Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees."

  These statements are not expected to have a material effect on the Company's financial position or results of operations.

                              INDUSTRY OVERVIEW:
                 THE LOCAL TELECOMMUNICATIONS SERVICE INDUSTRY

  The current structure of the U.S. telecommunications market resulted largely from the divestiture of AT&T, then referred to as the "Bell System." Pursuant to the Divestiture, the RBOCs were separated from the long distance provider AT&T, resulting in the creation of two distinct industries: local exchange and interexchange (commonly known as long distance). Following the Divestiture, each RBOC continued to offer local telephone and other telecommunications services only within Local Access and Transport Areas ("LATAs"), and was generally prohibited from providing telecommunications services between LATAs.

  Prior to the Divestiture, the Bell operating companies and other LECs not affiliated with the Bell System had government-regulated monopolies for most local telephone services. The Divestiture encouraged the growth of competition for long distance services and terminal network equipment by prohibiting the RBOCs from entering these markets, but the RBOCs retained monopoly control over the market for local telephone services. Since the Divestiture in 1984, competition in the long distance market has rapidly increased, and by 1995 AT&T had lost approximately 40% of its long distance market share to MCI, Sprint and a number of other long distance competitors.

  The Divestiture did not directly provide for competition in local markets. After the Divestiture, however, a number of factors served to promote competition in the local telecommunications market, including (i) increasing subscriber desire for alternatives to the services provided by the LECs, particularly among business subscribers, prompted in part by competition in the long distance market; (ii) technological advances in the transmission of data and video requiring greater capacity and reliability levels than the existing copper-based LEC networks were able to accommodate; (iii) a monopoly position and rate of return-based pricing structure which provided little incentive for the LECs to upgrade their networks or meet specialized subscriber needs; (iv) the development of fiber optics and digital electronic technology, which combined the ability to economically build a high-capacity digital network with the ability to transmit voice, data and video signals at high speeds; and (v) the significant "access charges" that long distance carriers were required to pay to originate and terminate long distance telephone calls on the RBOCs' networks.

  The first competitors in the local market were the CAPs, which provided special access services by installing fiber optic facilities connecting long distance carriers' "points of presence" (or "POPs") within a metropolitan area and, in some cases, connecting subscribers (primarily large businesses) to long distance carriers' POPs. CAPs also provided private line services connecting multiple locations of a single subscriber within a local market area with dedicated fiber optic lines. CAPs used the technological advantage and substantial capacity and economies of scale inherent in fiber optic technology to offer subscribers service that initially was generally less expensive and of higher quality than could be obtained from the LECs, due in part to the LECs' more antiquated copper-based facilities and higher overhead costs. In addition, CAPs generally offered shorter installation and repair intervals and improved reliability in comparison to the LECs. In recent years, the LECs have been steadily upgrading the technology of their networks, including increasing the amount of fiber used in such networks, thereby decreasing the competitive advantage held by the CAPs in the special access and private line markets. As CAPs proliferated during the latter part of the 1980's, federal and some state regulators issued rulings which permitted and sometimes encouraged local competition and opened some local market segments to new entrants. However, legal and tariff restrictions historically prevented entry on a resale basis and limited competitive local entry to facilities-based providers.

  The Telecommunications Act, which was enacted on February 8, 1996, is considered to be the most comprehensive reform of the nation's telecommunications laws and will substantially affect the development of competition for local telecommunications services. Specifically, certain provisions of the Telecommunications Act provide for: (i) the removal of legal barriers to entry to the local telecommunications services market; (ii) the interconnection of incumbent LEC networks with competitors' networks; (iii) the establishment of procedures and requirements to be followed by the RBOCs, including the requirement that RBOCs offer local services for resale in order to enter into the long distance and telecommunications equipment manufacturing markets; and

(iv) the relaxation of the regulation of certain telecommunications services provided by LECs and others. The Company believes the Telecommunications Act will promote significant growth in the local telecommunications market as new market entrants, including resellers, provide expanded service offerings and increased levels of subscriber service.

  In addition to the Telecommunications Act and other FCC actions and proposals, an increasing number of states have encouraged competition in various aspects of the local telecommunications market. While the majority of state initiatives were originally limited to private line and special access services, many states are in the process of changing their statutes or regulations to permit competition for switched services, including basic local exchange telephone services. By the time the Telecommunications Act was enacted, approximately half the states had removed legal prohibitions on the provision of competitive local exchange service. Those states that have not made these changes are required to do so under the Telecommunications Act. The Company believes, based on data compiled by the FCC, that the passage of the Telecommunications Act combined with earlier state regulatory developments, has expanded the market for competitive local providers from dedicated services, which was estimated to have been approximately $5 billion in 1995, to include the local switched access market for business subscribers, which was estimated to have comprised approximately $55 billion of the approximately $96 billion represented by local exchange services in 1995.

  The Telecommunications Act further increases the opportunities available to competitive local providers by requiring the RBOCs and other incumbent LECs to offer various network elements such as switching, transport and loops (i.e., the facilities connecting a subscriber's premises to a LEC central office) on an unbundled and non-discriminatory basis. RBOCs also are required to offer their retail services at wholesale rates for resale by other companies, including the Company. By offering such services, the RBOCs are also meeting certain of the requirements contained in the Telecommunications Act in order to gain FCC approval to provide in-region long distance services. The Company believes regulatory reform, together with increased demand from the large underserved small and medium-sized business market, will provide growth opportunities for local telecommunications resellers who meet the RBOCs' requirements for integrated billing and information systems and have significant management and operational expertise. This new market opportunity will permit competitive providers who can manage the operational and marketing implementation to offer a full range of local telecommunications services, including local calling, custom calling features and intra-LATA toll services to virtually any subscriber in the United States. The Company believes that carriers such as the Company reselling local exchange services have the opportunity to gain market share in the local exchange market just as long distance resellers have gained market share in the long distance market. In addition, competitors other than the Company, including the major interexchange carriers, will be able to take advantage of the unbundling and resale requirements imposed on the RBOCs and other incumbent LECs under the Telecommunications Act, thereby facilitating entry of competitors that previously have not invested in local distribution facilities.

                                   BUSINESS

INTRODUCTION

  The Company is one of the fastest growing providers of integrated local and long distance telecommunications services in the United States. The Company resells telecommunications services of certain RBOCs and certain long distance carriers to provide an integrated solution of local and long distance services to the underserved small and medium-sized business segment. The Company primarily focuses its marketing efforts on businesses with telecommunications usage of less than $5,000 per month. The Company's approach simplifies the subscriber's telecommunications procurement and management tasks and provides for the easy addition of customized services, such as special local and long distance pricing and enhanced and other value-added calling and billing features designed to meet specific subscriber needs.

  The Company's goal is to be more flexible, innovative and responsive to the needs of its subscribers than the RBOCs and the large long distance carriers, which primarily concentrate their sales and marketing efforts on residential and large commercial subscribers. Market research combined with the Company's experience indicates that its target subscribers would prefer a single source and single bill for all of their telecommunications needs. The Company provides local service using existing telephone lines obtained from the incumbent RBOCs at wholesale rates, which allows subscribers to switch to local service provided by the Company without changing their existing telephone numbers or adding new facilities or equipment. The Company provides long distance services by purchasing bulk capacity from long distance carriers and reselling those services to the Company's subscribers. By providing an integrated, customized package of local, long distance and enhanced and other value-added services on a single bill through its proprietary software and responsive subscriber care systems, the Company believes that it provides a differentiated and competitive product.

  The Company has executed comprehensive local exchange resale agreements, including the Ameritech Resale Agreements for the greater metropolitan Chicago area, Ohio and Michigan and the NYNEX Resale Agreement for the state of New York, with the opportunity to expand into the entire territory served by NYNEX. The Company has also entered into an LSO agreement with NYNEX for the resale of Centrex services over a private local network which provides access to the majority of business lines in Manhattan, New York. After a nine month systems test period with Ameritech, the Company has commenced service in Illinois and has 16 sales professionals who currently market the Company's local and long-distance products and services in the Chicago metropolitan area. The Company is currently in the systems test period in New York, Michigan and Ohio and expects to begin providing local resale services in New York and Ohio in October 1996 and in Michigan at the end of 1996. The Company estimates, based on data compiled by the FCC, that the regions covered by the Ameritech Resale Agreements and the NYNEX Resale Agreement include access to over 10 million business access lines and over 25 million residential access lines. The Company has implemented a resale task force to facilitate the negotiation and implementation of additional long-term arrangements with the RBOCs for the resale of telecommunications services. Additionally, the Company has contracted with a number of long distance carriers, including MCI, Sprint and WorldCom, to provide switching services and network transmission for its long distance traffic. The Company continuously seeks to enter into agreements with additional RBOCs, long distance carriers and enhanced and other value-added service providers in order to aggressively build its subscriber base as well as to provide additional services to its existing subscribers while reducing costs. See "--Vendor Agreements."

MARKET OPPORTUNITY

  The recently enacted Telecommunications Act is expected to result in a fundamental change in the competitive structure of the local exchange market, greatly accelerating changes that have been under way for several years as a result of FCC policy initiatives and ongoing deregulatory trends at the state level. The Company believes that these developments will result in significant opportunities for new entrants offering integrated local and long distance telecommunications services. Due to the Company's Ameritech Resale Agreements, the NYNEX Resale Agreement and the LSO agreement, as well as significant time invested and experience gained in provisioning the resale of such local exchange services, the Company believes it enjoys a competitive advantage over other local service resellers with respect to the provisioning of local resale services.

  The Company estimates, based on industry sources, that in 1995 total revenues from domestic local and long distance telecommunications services were approximately $166 billion, of which approximately $96 billion was represented by local exchange services and approximately $70 billion was represented by long distance services. Since the Divestiture of the Bell operating companies from AT&T in 1984, competition in the long distance market has rapidly increased and by 1995 AT&T had lost approximately 40% of its long distance market share to MCI, Sprint and a number of other long distance competitors. Although the market for the provision of long distance service has been open to competition since the Divestiture, the market for local exchange services has until recently been essentially closed to competition. The Company believes that competitive providers such as the Company, by reselling local exchange services, will have the opportunity to gain market share in the local exchange market just as long distance resellers have gained market share in the long distance market. The Company believes that it has several advantages that enable it to compete successfully in the new competitive local telecommunications marketplace, including (i) locally oriented marketing and subscriber service focusing on a defined, underserved market segment, (ii) billing and information systems which are being interfaced with the RBOCs and (iii) an experienced management team with significant operational, technical, financial and regulatory expertise in both the local and long distance telecommunications industry.

  The Telecommunications Act has created an additional opportunity for the Company to establish itself as a provider of integrated telecommunications services before the RBOCs and the largest long distance carriers can offer bundled local and long distance services. In order to provide long distance services in their local service regions under the Telecommunications Act, the RBOCs must seek FCC approval and comply with a series of regulations including the requirement that they offer local resale and enter into interconnection agreements with at least one facilities-based carrier. Once an RBOC obtains FCC approval, the RBOC must provide its in-region long distance services through a separate operating subsidiary, and such subsidiary must, among other things, maintain separate books, records and accounts, retain different directors, officers and employees and secure financing independent of the creditworthiness of the RBOC's local exchange operations for at least three years. The Telecommunications Act also prevents the largest long distance carriers from integrating local services resold from an RBOC in a particular state with their long distance services until the earlier of (i) February 8, 1999 or (ii) the date the RBOCs are allowed to provide in-region long distance services in that state.

  In order for facilities-based CAPs to provide ubiquitous local telecommunications services, such providers must obtain access to buildings, negotiate complex interconnection agreements with RBOCs and other LECs, address complex rate structure and billing systems, provide directory listings and 911 and 411 services on their own or through the incumbent LECs, secure number portability and create local marketing and subscriber care programs tailored for each market. As a non-facilities-based provider, the Company will not be required to address such issues associated with operating as a facilities-based CAP in order to provide ubiquitous local telecommunications services. As a result, the Company believes it will be able to build a subscriber base quickly and efficiently without incurring significant financial and management costs and the developmental delays inherent in constructing network and transmission facilities.

GROWTH STRATEGY

  The Company's objective is to be a leading provider of integrated local and long distance services and other telecommunications products to small and medium-sized businesses. The Company expects to achieve this goal through the successful implementation of its growth strategy which includes the following:

  .Negotiate Attractive Resale Agreements with RBOCs. The Company seeks to enter into additional local exchange resale agreements with RBOCs which position it to offer a full range of local service over a broad geographic area at a competitive cost to its targeted businesses. The Ameritech Resale Agreements provide pricing protections designed to maintain the competitiveness of rates and position the Company to purchase capacity at rates at least as favorable as those of other potential resellers of Ameritech local services. The NYNEX Resale Agreement contains similar pricing protections. The Company intends to negotiate similar pricing protections in all future RBOC resale agreements. The Company believes the RBOCs will have an incentive to use a wholesale strategy with respect to small and medium-sized businesses in order to stabilize this revenue base and deter migration of the current RBOCs' subscribers to facilities-based CAPs and other new entrant LECs.

  .Provide Low-Cost Telecommunications Products and Services. The Company believes its existing resale agreements will enable it to be among the lowest cost providers of resold Ameritech and NYNEX local services. By combining local and long distance services, the Company believes that it is able to offer rates for integrated local and long distance services that generally compare favorably with the rates enjoyed by large commercial subscribers. The Company believes that as a non-facilities-based telecommunications provider, it is able to build a subscriber base quickly and efficiently without incurring significant financial and management costs and the developmental delays inherent in constructing network and transmission facilities.

  .Focus on Large, Underserved Market. The Company primarily focuses its marketing efforts on small and medium-sized businesses with telecommunications usage of less than $5,000 per month. These businesses generally do not employ in-house telecommunications specialists to manage their telecommunications services and in most cases obtain services from various vendors. The Company believes that the gross margins on services provided to its target market are generally higher than for larger commercial subscribers. Since the RBOCs and the large long distance carriers primarily concentrate their sales and marketing efforts on residential and large commercial subscribers, the Company believes an opportunity to gain market share exists within its target market. As a result, the Company plans to generate additional revenue by offering enhanced and other value-added telecommunications products and services to these small and medium-sized businesses.

  .Rapid Market Entry. The Company intends to continue to be early to market in providing an integrated package of local and long distance services. The Company believes it will be able to move into new markets and generate cash flow quickly because the Company, unlike facilities-based CAPs, does not face large capital expenditures from building and/or maintaining transmission facilities. Additionally, providing a ubiquitous product offering will further enhance the Company's ability to rapidly build a subscriber base across a large geographic area. Due to the complexity of the provisioning process, the Company believes that the RBOCs will have an incentive to work with competitive providers such as the Company which have developed high quality management information and billing systems that can interface with the RBOCs' systems and have management teams with significant operational, technical, financial and regulatory experience in the resale of local exchange service. In order to develop a subscriber base and create brand awareness, the Company may sell its long distance services in a new market prior to entering into a resale agreement with an RBOC.

  .Provide an Integrated Telecommunications Solution. The Company believes that a key element in building its subscriber base while minimizing churn is the implementation of a marketing and operating strategy which emphasizes providing an integrated telecommunications solution to its target market. The Company utilizes a marketing approach which combines both direct and indirect sales efforts. The Company attracts and retains subscribers by combining responsive subscriber care with a simple product and pricing package to provide high-quality service at a cost which is usually afforded to only large commercial subscribers. Specifically, the Company will provide a single source and bill for integrated local and long distance services and enhanced and other value-added telecommunications services, with a single point of contact for subscriber service, product inquiries, repairs and billing questions. The Company believes that this marketing and subscriber service approach reduces marketing costs, subscriber acquisition costs and churn.

  .Capitalize on Experience in Provisioning the Resale of Local Service. The
    Company is one of the first competitive providers to resell integrated local and long distance telecommunications services. In contrast to the resale of long distance service, providing local exchange service as a reseller is a highly complex process involving: (i) providing numerous technical and configuration options; (ii) ensuring number portability;
    (iii) providing 911 and 411 services and directory listings; (iv) providing multiple service options on an uninterrupted basis; and (v) integrating complex rate structures and billing systems. The Company has invested significant time in working with certain RBOCs to address these issues and to develop systems which are designed to allow for the implementation of its local exchange resale agreements. The Company believes that its experience both in negotiating these agreements and in implementing such service offerings will position it to compete effectively.

  .Geographic Market Expansion. The Company is engaged in ongoing discussions with the RBOCs with regard to the resale of local exchange services. The Company's decision to enter into a resale agreement with an RBOC and expand into a new geographic region is based upon a series of market selection criteria, including product availability, the ability of the Company to position its products and services, the terms of the resale agreement, the state of the regulatory environment and the willingness of an RBOC to provide provisioning support. In an effort to build its subscriber base and achieve additional economies of scale, the Company continuously evaluates potential acquisitions, including other resellers of local and/or long distance service or enhanced and other value-added services, in both the geographic areas covered by its resale agreements and new markets.

SUBSCRIBERS AND MARKETING

  The Company's subscribers include small and medium-sized businesses which principally have telecommunications usage of less than $5,000 per month. The Company believes that the RBOCs historically have chosen not to concentrate their sales and marketing efforts on this business segment, which the Company believes represents a significant portion of the local service market. The Company has sought to establish itself as a recognized brand name for its products and services emphasizing responsive subscriber support systems, competitive product and pricing packages and a targeted marketing strategy.

  The Company's services are sold through a multi-channel marketing approach, which combines both direct and indirect sales efforts. The Company believes this marketing approach increases market coverage and reduces marketing costs, subscriber acquisition costs and churn. The Company focuses on the structuring, management and control of the marketing program which allows the Company to modify its marketing programs to effectively integrate with the billing and information systems of the RBOCs.

  The Company is building a highly motivated and experienced sales force in each of the markets in which it operates. The Company recruits salespeople with experience in selling competitive telecommunications services in the markets where they are based. The Company's sales force is trained in-house with a rigorous subscriber-focused training program that promotes activity-based selling with a scripted 13 step program for subscriber acquisition. The sales force makes calls to prospective subscribers, conducts an extensive analysis of their existing bill, calling patterns, contracts and future needs and prepares and presents a formal recommendation and proposal. Salespeople are given an incentive through a commission structure, with a target of 40% of a salesperson's compensation based on such person's performance. Currently, the Company employs a total of 107 sales and customer service personnel with approximately 65 dedicated to direct sales, 18 senior salespersons with management responsibilities, 15 in account development and enhancement and nine in maintenance and general administrative support. The organizational structure at each office includes a sales director and three to four sales managers with sales teams reporting to each sales manager.

  The Company also plans to include distributors and resellers in its sales and marketing program. Distributors will generally enter into agreements providing for commissions based on the business they generate for the Company. Typically, such distributors are equipment consultants, distributors of interconnect equipment or other communications suppliers that have an existing customer base to which the Company's products and services would appeal (such as Internet access providers). Resellers of the Company's services will purchase the Company's products and services on a wholesale basis that will enable the Company to enter markets with minimal cost or risk where resellers have already built strong direct relationships with their subscribers.

MANAGEMENT INFORMATION SYSTEMS

 Introduction

  The Company is committed to the development and successful implementation of proprietary billing and subscriber care systems that provide accurate and timely information to both the Company and its subscribers. The provisioning interface of the Company's management information systems has been developed in cooperation with Ameritech and NYNEX, with which the Company has entered into resale agreements. The Company believes this method of development is a critical element to successfully providing local telecommunications services and is an advantage, as the RBOCs will have an incentive to work with resellers that have sophisticated billing and information systems that can interface with the RBOCs' systems. The Company believes its experience in developing these systems will allow it to offer services quickly in new markets. The existing billing and subscriber care systems have been developed in a client/server environment allowing for flexibility to accommodate an expanding subscriber base, efficient entry into new markets and rapid development of additional functionality.

  As a result of the Ameritech Resale Agreements and the NYNEX Resale Agreement, as well as changes in the Company's subscriber base and product mix, the Company is modifying its billing and subscriber care systems. The Company anticipates that these new systems will be implemented and utilized in the Company's markets by the end of 1996. The new systems are being developed to run in a multi-site wide area network configuration allowing the Company to decentralize data processing and subscriber care activities as desired. Due to the modular nature of this hardware and software setup, new servers may be added to the Company's system to meet the increasing need for processing power in order to accommodate subscriber growth. The Company believes that its new systems will be a strategic asset to its growth strategy through their ability to:

  . Enhance the Company's ability to serve subscribers in a timely and efficient manner;

  . Provide sophisticated information tailored to subscriber requirements;

  . Identify usage patterns and feature availability to reduce churn and enhance marketing efforts;

  . Enable subscriber care representatives to access information on-line; and

  . Integrate information across departments and divisions.

  The systems are designed to provide access to a broad range of information on individual subscribers, including their volume, patterns of usage and billing history. This same information is used by the Company to identify subscriber trends and will allow for proactive support of the Company's marketing efforts.

 Billing and Management Systems

  The Company currently outsources the rating, printing and mailing of subscriber bills. Since these functions require a high volume of processing in a limited time frame, the Company has determined that the most economical way to process bills is to share the hardware resources with others. The subscriber usage information for billing and the tables and procedures used in the rating of call records are maintained separately by the Company to manage the ongoing needs of each subscriber.

  Standard management reports are generated for every billing cycle. These reports cover system status which include statistics of all call records such as invalid calls, carrier minute records and cost and duplicate records. Management receives trend reports comparing current to previous months processing and database matching reports. In order to minimize errors and subscriber complaints, early "mismatch" reports are generated to identify and correct potential errors before bills are mailed to subscribers. The Company also generates account reports which detail payments and adjustments, credit limits, aging, status, invoice analysis, commission summaries, cash tracking, traffic and usage reports and rate profiles. Management's receipt of such detailed and up-to-date information allows for proactive business and marketing decisions and allows management to better predict and meet subscriber needs.

 Provisioning and Subscriber Information/Subscriber Care

  Provisioning of subscribers is accomplished through the Company's proprietary systems. The new communications gateway systems are designed to interface with the RBOCs' systems through a variety of delivery mechanisms including Internet mail, direct connect, fax and network data mover. Information regarding new subscribers will be electronically requested from the RBOCs and long-distance carriers, evaluated by the

Company in terms of credit risk and potential revenue and subsequently processed into the Company's subscriber care system. In addition, the Company's information systems generate margin analysis reports on existing businesses of the Company and accounts receivable information which is posted to the accounting system for standard general ledger processing. Aging reports allow the Company to manage 30, 60, 90 and 120 day receivable status and assign risks to potential new subscribers by building subscriber profiles. The new systems, when implemented, are designed to assist in the timely posting of receivable information to each account.

  Maintenance and repair information will be contained within the system and will be linked to the subscriber setup, billing and credit history as well as past maintenance and repair reports. Maintenance and repair reports will be generated for all subscriber problems and allow the Company to track the frequency and type of problems encountered and allow management to improve the service to the Company's subscribers.

  The Company believes there are several benefits to its method of data processing. Initial access to subscriber information gives the Company the time to discuss other features that may enhance the subscriber's services. Information regarding subscriber charges is available for review in order to highlight new marketing opportunities or potential areas of concern. The Company believes that this will allow it to market more effectively and cross sell new or enhanced features. Historical bill images are kept and made available to the subscriber care advisor, as well as to the subscriber, for review and adjustments.

VENDOR AGREEMENTS

 Introduction

  The Company has executed comprehensive local exchange resale agreements, including the Ameritech Resale Agreements for the greater metropolitan Chicago area, Ohio and Michigan, and the NYNEX Resale Agreement for the state of New York, with the opportunity to expand into the entire territory served by NYNEX. Additionally, the Company has entered into an LSO agreement with NYNEX for the resale of Centrex over a private local network which provides access to a majority of the business lines in Manhattan, New York. The Company estimates, based on data compiled by the FCC, that the regions covered by the Ameritech Resale Agreements and the NYNEX Resale Agreement include access to over 10 million business access lines and over 25 million residential access lines. The Company has implemented a resale task force to facilitate the negotiation and implementation of long-term arrangements with the RBOCs for the resale of telecommunications services. The Company continuously seeks to enter into agreements with additional RBOCs, long distance carriers and enhanced and other value-added service providers in order to aggressively build its subscriber base as well as to provide additional services to its existing subscribers while reducing costs.

  The Company currently has long distance resale agreements with MCI, Sprint and WorldCom. Such agreements allow the Company to offer its subscribers integrated local and long distance telecommunications services. In addition, such agreements have allowed the Company to enter and establish itself as a telecommunications provider in strategically targeted markets prior to establishing a local exchange resale agreement.

 Ameritech Resale Agreements

  Pursuant to the Ameritech Resale Agreements, the Company purchases local exchange services at discounted rates based on a ten-year term. These agreements contain pricing protections designed to maintain the competitiveness of the Company's discounted rates and position the Company to purchase capacity at rates at least as favorable as those of competitors that may eventually negotiate a resale agreement. The level of discounts of the resold services provided under these agreements vary based on the state and the nature of services resold (i.e., access lines, local calls, toll calls or features).

  Services offered for resale include most of the telecommunications products and services engineered and provided by Ameritech, such as local exchange calling and attendant features including call waiting, call forwarding, caller ID and three-way calling. The rates for these services are filed with the public utilities commission of each respective state. The Company also has an agreement with Ameritech for the resale of certain non-tariffed services to its subscribers, including inside wire maintenance.

  The Ameritech Resale Agreements include a Minimum Commitment of resold business access lines per region covered. The Minimum Commitment in Illinois is 150,000 business access lines and in Ohio and Michigan, 100,000 business access lines and 10,000 residential lines. The Minimum Commitment is not a limitation on the Company's overall ability to sell access lines at discounted rates. However, if the Company fails to meet its Minimum Commitment, the Company is subject to an underutilization charge equal to the number of unutilized lines multiplied by a fixed average business line rate. The measurement period of the Minimum Commitment does not commence, however, until the completion of a three month trial or "beta period" and an 18 month "ramp up" period which gives the Company the ability to build its subscriber base. In addition, the Ameritech Resale Agreements provide a "carryforward" provision designed to minimize the potential for any liability resulting from a failure to meet the Minimum Commitment by carrying forward underutilization amounts which may be met in the future.

  If the Company does not meet its Minimum Commitment by the end of the ten-year term with the benefit of the carryforward provision, the Company has the option to either pay a penalty based on the aggregate number of unutilized lines or subscribe on a monthly basis to an equivalent number of lines during the next three-year period. In the event the Company terminates any of the Ameritech Resale Agreements prior to their expiration, the Company is subject to a termination charge.

 NYNEX Resale Agreement

  On July 9, 1996, the Company executed a resale agreement with NYNEX to provide for the resale of local exchange services for the state of New York, with the opportunity to expand into the entire territory served by NYNEX, at discounted rates based on a ten-year term. The NYNEX Resale Agreement contains pricing protections designed to maintain the competitiveness of discounted rates provided to the Company. Under the NYNEX Resale Agreement, the Company receives the lowest rate and/or most favorable term provided to any reseller; however, if a lower rate is provided to a reseller committing to both a longer term and a greater volume commitment, the Company receives the lower rate but must negotiate with NYNEX a reasonable transition to similar commitments. If the Company cannot successfully negotiate such a transition with NYNEX, then the Company may be unable to maintain the lowest rate. The level of discounts of resold services varies based on the nature of the services. The NYNEX Resale Agreement contains a Minimum Commitment of 100,000 business access lines. When provisioning is available within the other regions of the NYNEX territory, the NYNEX Resale Agreement will be amended to reflect the agreed Minimum Commitment and discount for the new region. All other terms will remain unchanged. In the event the Company does not satisfy the Minimum Commitment after a beta period and ramp-up period, the Company is subject to an underutilization charge. However, the NYNEX Resale Agreement also contains a carryforward provision designed to minimize the potential of an underutilization charge.

 NYNEX Limited Service Offering

  Since 1994, the Company has offered Centrex over a private local network, which allows the Company to provide integrated local exchange service and long distance service, on a resale basis to the majority of business lines of Manhattan, New York. The Company has access to 23 NYNEX switches over a private local network and dedicated lines at discounted rates based on volume of traffic. The Company believes the LSO agreement will complement services provided under the NYNEX Resale Agreement by allowing the Company to package specifically tailored telecommunications services.

 Long Distance Agreements

  The Company uses a variety of long distance carriers to provide a wide range of long distance telecommunications services. Services offered for resale include a variety of inbound, outbound, calling card and international services. In addition, the Company also resells teleconferencing, debit cards, branded operator services and private line services. The agreements with long distance vendors typically contain term and volume commitments in consideration of the discounts offered to the Company.

  The Company's primary long distance carrier agreement is with MCI and contains a 33-month term. It requires the Company to achieve certain monthly dollar targets in order to qualify for discounted rates on carrier services. After a nine-month "ramp-up" period, the agreement provides for an annual commitment which on a monthly basis exceeds the target required for discounts. If the Company's usage is less than the monthly target, the Company's usage for such month will be subject to non-discounted rates and an underutilization charge equal to 15% of the difference between the monthly commitment and the Company's usage for such month. If the Company does not meet its annual commitment during any annual period of the term, the Company may carryforward up to 10% of the annual commitment for a period of up to three months in the following annual period. The Company also has an agreement with WorldCom for the provision of international service.

 Enhanced and Other Value-Added Telecommunications Services

  The Company is in the process of negotiating agreements to offer on a resale basis enhanced and other value-added services such as Internet access, paging, cellular, 800 follow-me services, voicemail and cellular. In addition, the Company has entered into a memorandum of understanding for the exclusive rights to distribute a European Windows-based teleconferencing product which allows the conference host to conduct a conference call using point and click graphics directly from a personal computer without having to make teleconference reservations.

COMPETITION

  The Company operates in a highly competitive environment and has no significant market share in any market in which it operates. The Company expects that competition will intensify in the future due to regulatory changes, including the enactment of the Telecommunications Act and the increase in the size, resources and number of market participants. In each of its markets, the Company faces competition for local service from larger, better capitalized incumbent providers, many of whom have greater financial resources than the Company. Additionally, the long distance market is already significantly more competitive than the local exchange market, because the RBOCs have historically had a monopoly position within the local exchange market. The incumbent LECs have established relationships with their subscribers and provide those subscribers with various transmission and switching services that the Company, in many cases, has only recently begun to offer.

  In the local exchange market, the Company also faces competition or prospective competition from one or more CAPs, which have significantly greater financial resources than the Company, and from other competitive providers, including non-facilities-based providers like the Company. For example, AT&T, MCI and Sprint, among other carriers, have each indicated their intention to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the LECs' or other providers' services. In addition to these long distance service providers, entities potentially capable of offering switched services include CAPs, cable television companies, electric utilities, other long distance carriers, microwave carriers, wireless telephone system operators and large subscribers who build private networks. Many facilities-based CAPs and long distance carriers, for example, have committed substantial resources to building their networks. By building a network, a facilities-based provider can enter the local exchange market by using its own network, or entering into interconnection agreements or resale agreements with incumbent LECs, including RBOCs. Such additional alternatives may provide the CAPs with greater flexibility and a lower cost structure than the Company.

  With respect to wireless telephone system operators, the FCC recently authorized cellular, PCS, and other CMRS providers to offer wireless services to fixed locations, rather than just to mobile subscribers, in whatever capacity such CMRS providers choose. Previously, cellular providers could provide service to fixed locations only on an ancillary or incidental basis. This authority to provide fixed as well as mobile services will enable CMRS providers to offer wireless local loop service and other services to fixed locations (e.g., office and apartment buildings) in direct competition with the Company and other providers of traditional fixed telephone service. In addition, in August 1996 the FCC promulgated regulations that classify CMRS providers as telecommunications carriers, thus giving them the same rights to interconnection and reciprocal compensation under the Telecommunications Act as other non-LEC telecommunications carriers, including the Company.

  Under the Telecommunications Act and ensuing federal and state regulatory initiatives, barriers to local exchange competition are being removed. The availability of broad-based local resale and introduction of facilities-based local competition are required before the RBOCs may provide in-region interexchange long distance services. Also, the largest long distance carriers (AT&T, MCI, Sprint and any other carrier with 5% or more of the pre-subscribed access lines) are prevented under the Telecommunications Act from bundling local services resold from an RBOC in a particular state with their long distance services until the earlier of (i) February 8, 1999 or (ii) the date on which the RBOC whose services are being resold obtains in-region long distance authority in that state. The RBOCs are currently allowed to offer certain in-region "incidental" long distance services (such as cellular, audio and visual programming and certain interactive storage and retrieval functions) and to offer virtually all out-of-region long distance services. Once the RBOCs are allowed to offer widespread in-region long distance services, both they and the largest interexchange carriers will be in a position to offer single-source local and long distance services similar to those offered or planned to be offered by the Company. While new business opportunities will be made available to the Company through the Telecommunications Act and other federal and state regulatory initiatives, regulators are likely to provide the incumbent LECs with an increased degree of flexibility with regard to pricing of their services as competition increases. Although the Ameritech Resale Agreements and the NYNEX Resale Agreements contain certain pricing protections, including adjustments in the wholesale rates to be consistent with any changes in the Ameritech and NYNEX retail rates, if the incumbent LECs elect to lower their rates and sustain lower rates over time, this may adversely affect the revenues of the Company and place downward pressure on the rates the Company can charge. While the Ameritech and NYNEX Resale Agreements ensure that the Company will receive any lower rate provided to any other reseller, under the NYNEX Resale Agreement if such lower rate is provided to a reseller committing to both a longer term and a greater volume commitment, the Company receives the lower rate, but must negotiate with NYNEX a reasonable transition to similar commitments. If the Company cannot successfully negotiate such a transition with NYNEX, then the Company may be unable to maintain the lowest rate. The Company believes the effect of lower rates may be offset by the increased revenues available by offering new products and services to its target subscribers, but there can be no assurance that this will occur. In addition, if future regulatory decisions afford the LECs excessive pricing flexibility or other regulatory relief, such decisions could have a material adverse effect on the Company.

  Competition for the Company's products and services is based on price, quality, network reliability, service features and responsiveness to subscriber needs. While the Company believes that it currently has certain advantages relating to the timing, ubiquity and cost savings resulting from its resale agreements, there is no assurance that the Company will be able to maintain these advantages. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. Many of the Company's existing and potential competitors have financial, technical and other resources significantly greater than those of the Company.

GOVERNMENT REGULATION

  The Company is subject to varying degrees of federal, state, local and international regulation. In the United States, the Company is most heavily regulated by the states, especially for the provision of local exchange services. The Company must be separately certified in each state to offer local exchange services. No state, however, subjects the Company to price cap or rate-of-return regulation. FCC approval is required for the resale of international facilities and services. The FCC has determined that nondominant carriers, such as the Company, are required to file interstate tariffs on an ongoing basis, setting forth the Company's rates and operating procedures. Such tariffs can currently be modified on one day's notice. The FCC recently issued regulations to eliminate this tariff filing requirement for all nondominant carriers, such as the Company and all other nondominant interexchange carriers (except possibly the RBOCs in certain circumstances), effective in late 1996 or early 1997. The FCC has recently ruled, subject to its consideration of the issue in another pending FCC proceeding, that RBOCs providing out-of-region long distance service through separate subsidiaries from their local telephone operations qualify for nondominant treatment. Out-of-region RBOC services provided through unseparated entities, however, are subject to full dominant carrier regulation, including the requirement to submit cost support with tariffs and to file tariffs on at least 15 to 45 days' notice, depending on various factors. The FCC has not yet indicated whether RBOC in-region service, when authorized, will be subject to dominant or nondominant regulatory status. See "Risk Factors--Regulation and Risks of the Telecommunications Act."

  Legislation. On February 8, 1996, President Clinton signed into law the Telecommunications Act, comprehensive federal telecommunications legislation affecting all aspects of the telecommunications industry. The Telecommunications Act establishes a national policy that promotes local exchange competition. The Telecommunications Act requires that local and state barriers to entry into the local exchange market be removed and establishes broad uniform standards under which the FCC and the state commissions are to implement local competition and co-carrier arrangements in the local exchange market. Under certain conditions and subject to reasonable exceptions, incumbent LECs will be required to make available for resale to new entrants all services offered by the LEC on a retail basis. The Telecommunications Act also imposes significant obligations on the RBOCs and other incumbent LECs, including the obligation to interconnect their networks with the networks of competitors. Each incumbent LEC would be required not only to open its network but also to "unbundle" the network. The FCC issued regulations in August 1996 defining a minimum set of elements which must actually be unbundled, and each state may augment this list if it wishes. The pricing of these unbundled network elements and services will determine whether it is economically attractive to use these elements.

  In addition to the required network unbundling applicable to all incumbent LECs, the RBOCs have an added incentive to open their local exchange networks to facilities-based competition because the Telecommunications Act provides for the removal of the current ban on RBOC provision of in-region inter-LATA toll service and equipment manufacturing. This ban will be removed only after the RBOC demonstrates to the FCC, which must consult with the Department of Justice and the relevant state commissions, that the RBOC has (1) met the requirements of the Telecommunications Act's 14-point competitive checklist and (2) entered into an approved interconnection agreement with at least one unaffiliated, facilities-based competitor in some portion of the state pursuant to which such competitor provides both business and residential service (or that by a date certain no such competitors have "requested" interconnection as defined in the Telecommunications Act). RBOC in-region services must be provided through a separate subsidiary for three years, unless extended by the FCC. If the FCC determines that the RBOC's entry into in-region provision of long distance in that state is in the public interest, it must authorize the RBOC to provide such services.

  Under the 14-point competitive checklist, in order to obtain in-region long distance authority an RBOC must first demonstrate to the FCC, among other things, that, within a particular state, it offers competing LECs the following: interconnection as required under the Telecommunications Act; non-discriminatory access to unintegrated network elements at just and reasonable rates; non-discriminatory access to its poles, ducts, conduits, and rights-of-way; unintegrated local loop transmission, unintegrated local transport, and unintegrated local switching; non-discriminatory access to 911 services; directory assistance, operator call completion services, and white pages directory listings for competing local carriers' subscribers; non-discriminatory access to call routing databases; number portability (i.e., the ability of a subscriber to keep the same telephone number when switching local telephone service providers); dialing parity (i.e., the ability of subscribers of one telephone service provider to call subscribers of other providers without dialing access codes); reciprocal compensation arrangements for the termination of calls between competing local networks; and permitting resale of its telecommunications services.

  While state-by-state regulatory activity has to date brought resale co-carrier arrangements or initiatives to various degrees of completion in approximately 25 states, the Telecommunications Act is intended to accelerate the process and create a competitive environment in all markets, eliminating state and local statutory and regulatory barriers to entry. This preemption of state laws barring local competition and the relaxation of regulatory restraints should enhance the Company's ability to expand its service offerings nationwide. In contrast, by removing barriers to entry into the local exchange market and at the same time enabling multiple carriers to compete with the Company in the provision of local and long distance services, ultimately allowing the RBOCs and large interexchange carriers to offer their own packages of single-source local/long distance services, the Telecommunications Act will substantially increase the competition the Company will face.

  The Company, as a multi-market competitive provider already active in emerging resale environments, is now given legislative support to complement its expansion of services in markets across the country. In addition to providing the Company with a national framework to achieve local exchange resale carrier status in local exchange markets, the Telecommunications Act permits the Company, as a telecommunications carrier with less than 5% of nationwide presubscribed access lines, to continue to offer single-source combined packages of local and long distance services. In contrast, AT&T, MCI and Sprint may not bundle in an RBOC's territory their local services resold from an RBOC and in-region long distance service until the earlier of (i) February 8, 1999 or (ii) the date the RBOC is authorized to enter the inter-LATA long distance market in that state.

  The Telecommunications Act also creates a new Federal-State Joint Board for the purpose of making recommendations to the FCC regarding the implementation of a largely revised universal service program. All telecommunications carriers, including the Company, that provide interstate services are required to contribute, on an equitable and nondiscriminatory basis, to the preservation and advancement of universal service pursuant to a specific and predictable universal service mechanism to be established by the FCC. The FCC may exempt certain classes of carriers from having to contribute to the universal service fund. The Company is unable to predict the final formula for universal service contribution or its own level of contribution.

  Federal Regulation. The Telecommunications Act in some sections is self-executing, but in most cases the FCC must issue regulations that identify specific requirements before the Company and its competitors can proceed to implement the changes the Telecommunications Act prescribes. The FCC already has commenced several of these rulemaking proceedings. The outcome of these various ongoing FCC rulemaking proceedings could materially affect the Company's operations.

  The Company actively monitors all pertinent FCC proceedings and has participated in some of these proceedings. The Telecommunications Act provides that individual state utility commissions can, consistent with FCC regulations, prohibit resellers from reselling a particular service to specific categories of subscribers to whom the incumbent LEC does not offer that service at retail. In August 1996, the FCC issued detailed regulations providing that many such limitations are presumptively unreasonable and that states may enact such prohibitions on resale only in certain limited circumstances. In particular, the FCC concluded that while it would be permissible to prohibit the resale of certain residential or other subsidized services to end users that would be ineligible to receive such services directly from the LEC, all other "cross-class" selling restrictions, including those on volume discount and flat-rated offerings to business customers, would be presumed unreasonable. An incumbent LEC may rebut this presumption, however, by demonstrating that the class restriction is reasonable and nondiscriminatory. The FCC also rejected claims by several incumbent LECs to provide for several exceptions to the general resale obligation. For instance, it refused to create a general exception for all promotional or discounted offerings, including contract and customer-specific offerings. The FCC did, however, conclude that short-term promotional prices (i.e., those offered for 90 days or less) are not "retail rates" and thus are not subject to the wholesale rate obligation. Incumbent LECs may not offer consecutive 90-day promotions to avoid these resale obligations.

  The Telecommunications Act also provides that state commissions shall be given an opportunity to determine the wholesale rates for local telecommunications services (i.e., the rates charged by incumbent LECs to resellers such as the Company) on the basis of retail rates less "avoided costs," i.e., marketing, billing, collection and other administrative costs avoided by the incumbent LEC when it sells at wholesale. In August 1996 the FCC issued detailed regulations identifying such avoided costs, and also included in such category "avoidable" costs. To determine the specific value of avoided and avoidable costs applicable to each service of a particular incumbent LEC, the FCC required the state public service commissions to conduct detailed cost studies consistent with the FCC regulations governing what constitutes avoided and avoidable costs. Until such time that these costs studies are completed, the FCC established an interim default discount of between 17% and

25%. Accordingly, until such time that a state determines the actual level of avoided and avoidable costs pursuant to the FCC's regulations, it may require incumbent LECs to discount their retail offerings by 17% to 25%, provided that actual cost studies are completed within a reasonable time. The Telecommunications Act also provides that state commissions shall determine the rates charged for unintegrated elements of the incumbent LEC's network on the basis of cost plus a reasonable profit. In August 1996, the FCC declined to issue detailed regulations governing the relationship between these two pricing standards, leaving the interpretation and implementation of the two standards to the states. The Company is unable to predict the final form of such state regulation, or its potential impact on the Company or the local exchange market in general.

  In August 1996, the FCC also issued regulations that, among other things, set minimum standards governing the terms and prices of interconnection and access to unbundled incumbent LEC network elements. These regulations indirectly affect the price at which the Company's new facilities-based competitors may ultimately provide service. At the same time, the FCC imposed minimum obligations regarding the duty of incumbent LECs to negotiate interconnection or resale arrangements in good faith.

  A number of RBOCs, state regulatory commissions and other parties have filed requests for reconsideration by the FCC of various parts of the rules announced by the FCC in August 1996, including those provisions (a) limiting competitors' ability to purchase for resale certain types of service that the RBOC is no longer marketing to new customers ("grandfathered services"), and
(b) establishing pricing methodologies and interim default rates for resold services and unbundled network elements. The FCC is conducting a proceeding to consider the various petitions for reconsideration, and a decision is expected in the first half of 1997. In addition, many of the same parties and certain other parties have filed court appeals challenging the same FCC rules. All the court appeals have been consolidated before the Eighth Circuit Federal Court of Appeals, which has stayed the effect of certain parts of the rules (including the provisions establishing pricing methodologies and default rates for resold services and unbundled network elements) pending its decision in the appeals. The court's decision is not expected before the middle of 1997. The Company cannot predict at this time the outcome of the appeals or reconsideration processes. The outcome of either process could materially affect the Company's business.

  In July 1995, the FCC mandated that over the course of the next year responsibility for administering and assigning local telephone numbers be transferred from the RBOCs and a few other LECs to a neutral entity. In August 1996, the FCC issued regulations which address certain of these issues, but leave others for decision by the states and the still-to-be selected neutral numbering plan administrator. The new FCC numbering regulations (a) prohibit states from creating new area codes that could unfairly hinder LEC competitors (including the Company) by requiring their customers to use 10 digit dialing while existing incumbent LEC customers use 7 digit dialing, and (b) prohibit incumbent LECs (which are still administering central office numbers pending selection of the neutral administrator) from charging "code opening" fees to competitors (such as the Company) unless they charge the same fee to all carriers including themselves. In addition, each carrier is required to contribute to the cost of numbering administration through a formula based on net telecommunications revenues. In July 1996, the FCC released rules to permit both residential and business consumers to retain their telephone numbers when switching from one local service provider to another (known as "number portability"). LECs are required to implement number portability in the top 100 markets by October 1, 1997 and to complete it by December 31, 1998. In smaller markets, LECs must implement within six months of a request therefor commencing December 31, 1998. In addition, the FCC recently authorized cellular and other CMRS to provide for other wireless services to fixed locations (rather than to mobile subscribers), including offering wireless local loop service, in whatever capacity such provider determines. Previously, many CMRS providers could provide fixed services on only an ancillary or incidental basis. In addition, in August 1996 the FCC promulgated regulations that classify CMRS providers as telecommunications carriers, thus giving them the same rights to interconnection and reciprocal compensation under the Telecommunications Act as other non-LEC telecommunications carriers, including the Company.

  State Regulation. Historically, certain of the Company's resold local and long distance services were classified as intrastate and therefore subject to state regulation. As its local service business and product lines expand, the Company will be offering more intrastate service and will increasingly be subject to state regulation. The Telecommunications Act maintains the authority of individual state utility commissions to impose their own regulation of local exchange services so long as such regulation is not inconsistent with the requirements of the Telecommunications Act. In all states where certification is required, the Company's operating subsidiaries are certificated as common carriers. In all states, the Company believes that it operates with the appropriate state regulatory authorization. The Company currently is authorized to provide intrastate toll or a combination of local and intrastate toll service in more than 35 states. These authorizations vary in the scope of the intrastate services permitted.

  The Telecommunications Act provides that the Company's resale agreements must be submitted to the applicable state utility commission for approval, and it places strict limitations on the bases on which a state commission can reject such an agreement. If the state commission does not act within 90 days after the agreement is submitted for approval, then the agreement is deemed approved. In addition, if a state commission fails to act to enforce an agreement, the FCC can (upon request of a party) take jurisdiction over the matter. A state commission's decisions regarding implementation and enforcement of an agreement are appealable to the federal district court in that state.

PROPERTIES

  The Company leases facilities in seven offices in the following cities:
Boston and Newton, Massachusetts, Chicago, Illinois, Cleveland and Columbus, Ohio and New York City for an aggregate of $10,300 per month. The Company expects to lease a sales office in the fourth quarter of 1996 in the Detroit metropolitan area. The Company's current offices comprise approximately 61,000 square feet of office space. The Company maintains its corporate headquarters in Chicago, Illinois. Although the Company's facilities are adequate at this time, the Company believes that it may have to lease additional facilities, particularly in new metropolitan areas where the Company enters RBOC resale agreements.

EMPLOYEES

  As of October 31, 1996, the Company employed over 250 people. The Company's employees are not unionized, and the Company believes its relations with its employees are good. In connection with its marketing and sales efforts and the conduct of its other business operations, the Company uses third party contractors, some of whose employees may be represented by unions or collective bargaining agreements. The Company believes that its success will depend in part on its ability to attract and retain highly qualified employees.

LEGAL MATTERS

  From time to time the Company is party to routine litigation and proceedings in the ordinary course of its business. The Company and its subsidiaries are not aware of any current or pending litigation that the Company believes would have a material adverse effect on the Company's results of operations or financial condition. The Company and its subsidiaries continue to participate in regulatory proceedings before the FCC and state regulatory agencies concerning the authorization of services and the adoption of new regulations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table provides certain information regarding the executive officers, directors and certain key personnel of the Company.

    NAME                 AGE POSITIONS
    ----                 --- ---------
Thomas C. Brandenburg... 60  Chairman of the Board
J. Thomas Elliott....... 49  President, Chief Executive Officer and Director
Ronald W. Gavillet...... 37  Executive Vice President, Strategic & External Affairs,
                             General Counsel and Secretary
Steven J. Parrish....... 40  Executive Vice President, Operations of USNCN
Thad J. Pellino......... 34  Vice President, Marketing
Neil A. Bethke.......... 36  Vice President, Information Systems
Eric G. Roden........... 40  Regional General Manager--Operations, NYNEX Region
Richard J. Brekka....... 35  Director
Donald J. Hofmann, Jr... 38  Director
Paul S. Lattanzio....... 33  Director
William P. Glasgow...... 38  Director
William A. Johnston..... 45  Director
Eugene A. Sekulow....... 65  Director

  Each director serves until his successor is duly elected and qualified. Officers serve at the discretion of the Board of Directors.

  Thomas C. Brandenburg, Chairman of the Board, served as President of the Company from its inception in 1994 until April 1996 and as Chairman of the Board since 1994. Prior to joining the Company, Mr. Brandenburg was the co-founder and principal of a telecommunications consulting firm with a service bureau-based enhanced service company. In 1983, Mr. Brandenburg was the co-founder and principal of LiTel Communications Inc. (now LCI International). Mr. Brandenburg is a graduate of the University of Notre Dame.

  J. Thomas Elliott, President and Chief Executive Officer, has been the Chief Executive Officer since April 1996. Mr. Elliott joined the Company in 1995 as a result of the acquisition of certain assets and assumption of certain liabilities of Quest, a company which he co-founded. From 1991 to 1993, Mr. Elliott was Senior Vice-President of Sales and Marketing of Wiltel Communications Systems. From 1990 to 1991, Mr. Elliott was President and Chief Executive Officer of Call Net Inc. (Canada's first alternative long distance company) and Lightel Inc., its affiliate fiber optic facility provider. Subsequently, these companies were combined to form Sprint Canada. Prior to 1990, Mr. Elliott was Chairman and Chief Executive Officer of TIE/Telecommunications Canada Ltd., a telephone equipment manufacturing company. Mr. Elliott holds a bachelor's and master's degree in economics from the University of Windsor.

  Ronald W. Gavillet, Executive Vice President, Strategic & External Affairs, General Counsel and Secretary, has performed the Company's legal, regulatory and strategic functions since 1994. Prior to joining the Company, Mr. Gavillet spent more than four years, from 1985 to 1987 and from 1992 to 1994, with MCI in a number of senior legal and regulatory positions. While at MCI, Mr. Gavillet developed and implemented the firm's regulatory policies in Illinois, Indiana, Michigan, Ohio and Wisconsin and negotiated sales agreements with national accounts. From 1987 to 1992, Mr. Gavillet was an attorney with the law firms of Skadden, Arps, Slate, Meagher & Flom and Hopkins & Sutter (where he was a partner). His practice primarily focused on providing counsel to competitive telecommunications entrants. Mr. Gavillet holds a B.A. and B.S. from Southern Illinois University, a J.D. from Catholic University of America's Columbus School of Law and a Master of Management degree from Northwestern University's Kellogg School of Management and serves on the Telecommunications Resellers Association Local Services Council.

  Steven J. Parrish, Executive Vice President, Operations of USNCN, joined the Company in January 1996 initially as a consultant and assumed a full-time position. Prior to joining the Company, Mr. Parrish spent more than 12 years with Illinois Bell in various planning and operations positions. Mr. Parrish moved to Ameritech in 1991 where he helped start the Information Industry Services business unit as Vice President of Business Development and Vice President of Marketing and Sales for Network Providers. Mr. Parrish holds a bachelor's degree in electrical engineering from the University of Illinois and an MBA from the Illinois Institute of Technology.

  Thad J. Pellino, Vice President, Marketing, joined the Company in August 1995. From 1988 through 1995, Mr. Pellino was with MCI where he held a variety of marketing and business development positions, which included responsibility for the design of customized telecommunication packages for mid-size and long distance carriers. Mr. Pellino received his bachelor's degree in marketing/business administration from the University of Illinois.

  Neil A. Bethke, Vice President, Information Systems, joined the Company initially as a consultant in 1995 and assumed a full-time position in May 1996. From 1994 to 1996 Mr. Bethke served as principal for New Resources Corporation, a medium-sized consulting company specializing in client/server technology development for large service-oriented companies. From 1988 to 1994, Mr. Bethke served at Quantum Chemical Corporation and Sara Lee Corporation as Director of MIS, responsible for the reengineering of business processes through document routing and wide area network database management. Mr. Bethke holds a B.S. from the University of Wisconsin.

  Eric G. Roden, Regional General Manager--Operations, NYNEX Region, joined the Company in August 1996. From 1995 until joining the Company, Mr. Roden was Vice President, Operations/Engineering of MFS Telecom, Inc. From 1993 to 1995, Mr. Roden was Vice President, Operations/Engineering of Northeast Networks, Inc. and from 1989 to 1993, Mr. Roden was Director, Network Services/Engineering of Eastern Telelogic Corp.

  Richard J. Brekka, Director, has been a director of the Company since April 1994. He is a Managing Director of CIBC Wood Gundy Capital, the merchant banking division of Canadian Imperial Bank of Commerce, and is a director and the President of CIBC Wood Gundy Ventures, Inc. ("CIBC"), an indirect wholly owned subsidiary of Canadian Imperial Bank of Commerce. Mr. Brekka joined CIBC in February 1992. Prior to joining CIBC, Mr. Brekka was an officer of Chase Manhattan's merchant banking group from February 1988 until February 1992. Currently, Mr. Brekka serves on the board of directors of Orion Network Systems, Inc., MultiTechnology Systems, Inc., Telesystem International Wireless N.Y., and HLC-Internet, Inc. Mr. Brekka received a B.S. in finance from the University of Southern California, and an M.B.A. from the University of Chicago.

  Donald J. Hofmann, Jr., Director, has been a director of the Company since April 1994. Mr. Hofmann has been a General Partner of the predecessor to Chase Capital Partners since 1992. Prior to joining Chase Capital Partners, he was head of MH Capital Partners, Inc., the equity investment arm of Manufacturers Hanover.

  Paul S. Lattanzio, Director, was appointed a director of the Company in August 1995. Currently, Mr. Lattanzio is a Managing Director of BT Capital Partners, Inc., an affiliate of Bankers Trust New York Corp. Mr. Lattanzio has been employed by BT Capital Partners, Inc. or an affiliate since 1984. Mr. Lattanzio received his B.S. in economics from the University of Pennsylvania's Wharton School of Business.

  William P. Glasgow, Director, was appointed a director of the Company in August 1995. Currently, Mr. Glasgow is President of Prime Management Group. Prior to joining Prime Management in 1983, Mr. Glasgow was Marketing Consultant for Mid-Coast Cable Television. Mr. Glasgow is a graduate of Vanderbilt University and the University of Texas Graduate School of Business.

  William A. Johnston, Director, was elected a director of the Company in June 1994. Mr. Johnston is a general partner of the funds managed by Hancock Venture Partners, Inc. Mr. Johnston joined Hancock Venture Partners, Inc. in 1983 after working in the John Hancock Corporate Finance Department. Currently, Mr. Johnston serves on the advisory boards of The Centennial Funds, Austin Ventures, and Highland Capital Partners, as well as on the board of directors of Centennial Security, Inc., HLC-Internet, Inc., MultiTechnology Corp., The Marks Group, Inc., and Masada Security Corporation. Internationally, he serves on the board of directors of Telesystem International Wireless Corporation and Esprit Telecom. Mr. Johnston received a bachelor's degree from Colgate University and a master's degree from Syracuse University School of Management.

  Eugene A. Sekulow, Director, was elected a director of the Company in August 1995. Mr. Sekulow served as Executive Vice President of NYNEX International Corporation from December 1991 to 1993. From 1986 to 1991, he served as President of NYNEX International Company. Since his retirement from NYNEX in 1993, Mr. Sekulow has founded his own telecommunications consultancy where he has been retained by European, U.S., Japanese, Southeast Asian and Canadian companies. Mr. Sekulow attended the University of Stockholm and the University of Oslo. He earned an M.A. in political science and economics and a Ph.D. from Johns Hopkins University.

  The Board of Directors of the Company consists of nine persons, including one outside director, two appointed by Mr. Thomas Brandenburg, one appointed by each of the Initial Investors, one appointed by BT and one appointed by Enterprises. In connection with the consummation of the Offering, the Company agreed to nominate, and to take all reasonable actions to cause to be elected, within 120 days of the consummation of the Offering, an additional director of the Company who has experience in the telecommunications industry.

DIRECTORS' COMPENSATION

  The Company's policy is not to pay compensation to its directors.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has established an Audit Committee and a Compensation and Stock Option Committee. Each of these committees is responsible to the full Board of Directors, and its activities are therefore subject to approval of the Board of Directors. The functions performed by these committees are summarized below.

  The Audit Committee is responsible for reviewing the Company's internal accounting controls, meeting and conferring with the Company's certified public accountants, and reviewing the results of the accountants' auditing engagement.

  The Compensation and Stock Option Committee determines base compensation and discretionary cash bonuses for the Company's senior executives. These determinations are subject to the approval or ratification of the full Board of Directors. The Compensation and Stock Option Committee also determines the number and terms of stock options to be granted to employees, directors and consultants of the Company under the Company's stock option plans. See "-- Benefit Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation and Stock Option Committee consists of Messrs. Brandenburg, Brekka, Hofmann and Johnston, none of whom is currently an employee or officer of the Company. Mr. Brandenburg served as Chief Executive Officer of the Company during fiscal year 1995. No executive officer of the Company served during fiscal year 1995 as a member of a compensation committee or as a director of any entity of which any of the Company's directors serves as an executive officer.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table sets forth certain information concerning the cash and non-cash compensation during fiscal year 1995 earned by or awarded to the Chief Executive Officer and to the five other most highly compensated executive officers of the Company whose combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1995 (the "Named Executive Officers").

                                                       ANNUAL
                                                    COMPENSATION
                                                   ---------------  ALL OTHER
                                                    SALARY  BONUS  COMPENSATION
                                                   -------- ------ ------------
Thomas C. Brandenburg
 Chairman and Former Chief Executive Officer...... $167,692    --        --
J. Thomas Elliott
 President and Chief Executive Officer (1)........  139,165    --    $75,000
Ronald W. Gavillet
 Executive Vice President, Strategic & External
 Affairs,
 General Counsel and Secretary....................  135,000    --        --
Kevin J. Burke
 Former Vice President, Network Engineering and
 Technical Support................................  123,808    --        --
Thad J. Pellino
 Vice President, Marketing (2)....................   31,058 $5,625       --
Robert J. Luth
 Executive Vice President and Former Chief
 Financial Officer................................  141,635    --     69,806(3)

--------
(1) Includes Mr. Elliott's compensation as an officer of Quest prior to the acquisition of its business by the Company. The $75,000 amount included as other compensation represents the amount Mr. Elliott received for consulting services to the Company prior to the Company's acquisition of the business of Quest.
(2) Commenced employment with the Company in August 1995.
(3) Includes amounts reimbursed by the Company for life and disability insurance premiums and temporary living expenses.

OPTION GRANTS

  There were no grants of stock options to any of the Named Executive Officers during the year ended December 31, 1995.

  On June 28, 1996, Mr. Elliott was granted 11,000 shares of restricted Common Stock (the "Restricted Stock"), of which one-third vests immediately, one-third vests in January 1997 and one-third vests in January 1998. Also on such date Mr. Elliott was granted 7,500 options, Mr. Gavillet was granted 6,150 options, Mr. Parrish was granted 3,850 options, Messrs. Pellino and Bethke were each granted 2,000 options, and certain other employees were granted a total of 3,250 options. In connection with the conversion of the Series A Preferred Stock and Series A-2 Preferred Stock, Messrs. Elliott, Gavillet, Parrish, Pellino and Bethke were granted 11,691, 9,863, 2,275, 1,182 and 1,182 options, respectively, and certain other employees were granted a total of 4,208 options. All options described in this paragraph are to purchase a corresponding number of shares of Class A Common Stock at an exercise price of $1.50 per share and were granted pursuant to the 1994 Plan (as defined herein). See "Certain Relationships and Related Transactions-- Recapitalization."

  In connection with the issuance of the 9% Preferred Stock (as defined herein) and the consummation of the Offering, Messrs. Elliott, Gavillet, Parrish, Pellino and Bethke were granted 18,234, 11,996, 600, 312 and 312 additional options, respectively, and certain other employees were granted a total of 1,111 additional options, to purchase a corresponding number of shares of Class A Common Stock at an exercise price of $1.50 per share. Such options are exercisable only upon conversion from time to time of the 9% Preferred Stock, in the case of all such employees, or, as the case may be with respect to Messrs. Elliott and Gavillet, of the Convertible Notes, into shares of Class A Common Stock.

  As of October 31, 1996, options to purchase 8,613 shares of Class A Common Stock at an exercise price of $1.10 per share were exercisable.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth the information with respect to the Named Executive Officers concerning the exercise of options during fiscal year 1995 and unexercised options held as of December 31, 1995.

                                         OPTION EXERCISES DURING 1995
                               -------------------------------------------------
                                                         NUMBER OF EXERCISABLE
                                                        OPTIONS AT FISCAL YEAR-
                                 SHARES                           END
                               ACQUIRED ON    VALUE    -------------------------
              NAME             EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE
              ----             ----------- ----------- ----------- -------------
   Ronald W. Gavillet.........       0           0        1,925        1,925
   Robert J. Luth (1).........       0           0        1,925        1,925

--------
(1) On March 31, 1996, Robert J. Luth exercised options for 2,000 shares at an exercise price of $1.10 per share.

BENEFIT PLANS

 1994 Stock Option Plan

  In September 1994, the Board of Directors adopted the 1994 Stock Option Plan (the "1994 Plan"), which was subsequently approved by the stockholders in September 1994. A total of 54,551 shares of Class A Common Stock have been reserved for issuance under the 1994 Plan. The purposes of the 1994 Plan are to attract and retain qualified personnel, to provide additional incentives to employees, officers and directors of the Company and its affiliates and to promote the success of the Company's business. Under the 1994 Plan, the Company may grant incentive or non-qualified stock options to employees, officers and directors. However, to the extent that the aggregate fair market value of the Class A Common Stock issued to any person exceeds $100,000, such options must be treated as nonqualified stock options. In connection with the Recapitalization and the conversion of the Series A Preferred Stock and Series A-2 Preferred Stock, as described above, an additional 24,436 shares of Class A Common Stock were reserved for issuance under the 1994 Plan, bringing the total number of reserved shares to 78,987.

  Options granted under the 1994 Plan generally become exercisable six months after the date of the grant at a rate of 25% of the shares subject to the option and thereafter, at a rate of 25% at the end of each six month period for a total of two years. The maximum term of a stock option under the 1994 Plan is ten years. If an optionee terminates his or her service for reasons other than death, disability, retirement, resignation or discharge for cause, the optionee may exercise only those option shares vested as of the date of termination. If, however, an optionee retires without prior Board of Directors approval or is terminated for cause, all options previously not exercised expire and are forfeited. In addition, the Company has the option to repurchase all or any part of the shares issued or issuable upon exercise, if an optionees employment terminates for any reason whatsoever.

  The 1994 Plan may be amended at any time by the Board of Directors, although certain amendments require the consent of the participants of the 1994 Plan. The 1994 Plan will terminate in September 2004, unless earlier terminated by the Board of Directors.

 401(k) Plan

  In January 1995, the Company adopted the Employee 401(k) Profit Sharing Plan (the "401(k) Plan") covering all of the Company's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit ($9,500 in 1996) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company on behalf of all participants. The Company has not made any contributions to date. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and contributions by the Company, if any, will be deductible by the Company when made.

EMPLOYMENT AGREEMENTS

  In July 1996, Messrs. J. Thomas Elliott, President and Chief Executive Officer and Ronald W. Gavillet, Executive Vice President, Strategic & External Affairs, General Counsel and Secretary entered into employment agreements with the Company. The terms of such agreements are for a period of three years subject to automatic one-year renewals at each anniversary unless otherwise notified by the Company. The agreements establish a base salary to be paid each year which may be increased annually at the discretion of the Board of Directors. The annual base salaries of Messrs. Elliott and Gavillet are $195,000 and $185,000, respectively. In addition, subject to the attainment of certain performance objectives, each is entitled to an annual bonus. The agreements provide certain preemptive rights such that, if the Company raises capital by selling shares of any class of stock, each executive will have a right to purchase a certain percentage (3.8% for Mr. Elliott and 2.5% for Mr. Gavillet) of such shares on the same terms and conditions as the shares are being sold to others. The agreements also provide that if the current shareholders sell any of their shares of Company stock to a third party under certain circumstances, each executive has a right to sell the same percentage of his shares of Company stock as the percentage of their shares that the current shareholders are selling, on the same terms and for the same consideration. If the employment of either executive is terminated by the Company without "Cause" or by the executive with "Good Reason" or during a "Window Period" (each as defined in the respective agreement); (i) all amounts earned, accrued or owing to the executive shall be paid as soon as practicable, (ii) the Company must pay a lump sum equal to one year's base salary and, if the executive complies with the noncompete and nonsolicitation provisions of the agreement for the two-year period following termination, will pay the executive an additional one year's base salary in equal installments over that two-year period, and (iii) the Company must maintain in full force and effect all employee benefit plans for the benefit of the executive for the longer of a two-year period or the remaining term of the executive's agreement. If the executive's employment is terminated under any other circumstances, the executive will not receive any of the above-described severance pay and benefits. Upon a Change in Control the executive's options will become exercisable and the restrictions on Mr. Elliott's Restricted Shares will lapse. Under each employment agreement, a "Change in Control" occurs if (i) a person or entity becomes the beneficial owner of 35% or more of the combined voting power of the Company's securities, (ii) the current directors, or individuals who are approved by two-thirds of the current directors, cease to constitute a majority of the board of the Company or (iii) certain mergers or liquidations of the Company occur. Messrs. Elliott and Gavillet have agreed not to compete with the Company in the network telecommunications services business or to solicit customers or employees of the Company for their term of employment with the Company and for an additional period of two years thereafter.

  Each of the other key employees (including Steven J. Parrish, Executive Vice President, Operations, Thad J. Pellino, Vice President of Marketing and Neil
A. Bethke, Vice President of Information Systems) have also entered into employment agreements with the Company as of July 18, 1996. The terms of the employment agreements are for a period of two years subject to automatic one-year renewal upon each anniversary unless otherwise notified by the Company. Each agreement specifies the base salary to be received by the executive, and provides for annual adjustment of base salary by the Board of Directors. The following annual base salaries were approved effective July 31, 1996: Mr. Parrish - $140,000, Mr. Bethke - $125,000 and Mr. Pellino - $110,000. Each executive is also entitled to annual bonuses in the range of 15% to 30% of base salary, subject to the attainment of certain performance objectives. If the Company terminates the employment of any such officer without "Cause" or, if, the officer terminates his employment with "Good Reason" (both as defined in the respective agreements), the officer is entitled to receive benefits and payments similar to those discussed above for Messrs. Elliott and Gavillet. No "Window Period" will apply to such officers. Upon a Change in Control, the executive's options will become exercisable. Each officer has agreed not to compete with the Company in the network telecommunications services business or to solicit customers or employees of the Company during the term of his employment and for a period of one year following voluntary or involuntary termination.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FORMATION OF THE COMPANY

  The Company was incorporated in April 1994. On April 20, 1994, Chase Capital Partners ("Chase") and CIBC became principal investors in the Company pursuant to a stock purchase agreement (as amended, the "Purchase Agreement") whereby the Company sold each investor 2,475 shares of Series A Preferred Stock at a price of $1,000 per share and 25,000 shares of Common Stock at a price of $1.00 per share. On June 10, 1994, Hancock Venture Capital Associates ("Hancock," and together with Chase and CIBC the "Initial Investors") became party to the Purchase Agreement as a purchaser of 2,475 shares of Series A Preferred Stock at a price of $1,000 per share and 23,210 shares of Common Stock at a price of $1.077 per share. See "Description of Capital Stock-- Common Stock" and "--Preferred Stock."

  On November 2, 1994, an additional 7,425 shares of the Company's Series A Preferred Stock and 69,630 shares of the Company's Common Stock were issued to the Initial Investors for a total purchase price of $7,500,000, on the same terms.

  Pursuant to the Purchase Agreement, the Initial Investors are entitled to certain contractual preemptive rights and registration rights. Except for the issuances of Common Stock pursuant to (i) options granted to senior management, (ii) an acquisition of another business or (iii) a public offering of equity securities under the Securities Act, if the Company authorizes the issuance of any equity securities or any securities containing options or rights to acquire such securities (other than stock dividends), the Company is required first to offer a portion of such securities to each Initial Investor. The Company must offer such securities in an amount equal to the total number of shares purchased by the Initial Investors pursuant to the Purchase Agreement (including any shares derived therefrom) divided by the total number of shares outstanding, at the most favorable price and term at which such securities are offered to any party ("Preemptive Rights").

  For so long as any Original Purchaser (as defined herein) owns any Investor Preferred Stock or Investor Common Stock (as such terms are defined in the Purchase Agreement), the Company is precluded from, without obtaining the prior approval of Initial Investors holding at least 66 2/3% of the outstanding Investor Common Stock, among other things, (i) issuing notes, debt securities or equity securities of the Company's subsidiaries other than Preferred Stock ranking junior to the Series A Preferred Stock; (ii) merging, selling or effecting a recapitalization of the Company; (iii) making or permitting any subsidiary to make certain loans, advances or guarantees; (iv) directly or indirectly declaring or paying any dividends or distributions except for dividends and distributions on the Preferred Stock pursuant to the Certificate of Designation or for dividends on the Common Stock which are payable in shares of Common Stock; and (v) directly or indirectly redeeming, purchasing or acquiring any Common Stock, warrants, options or other rights except for the puts described in this paragraph. In addition, in the event of a change of control (as defined in the Purchase Agreement) or at any time five years after the initial investments, the Original Purchasers holding 30% of the Investor Common Stock have a put right and a call right which requires the Company to buy or sell, as the case may be, 25% or more of the Investor Preferred Stock or Investor Common Stock; provided, that pursuant to the Recapitalization, no such put or call right shall be exercisable so long as any of the Notes are outstanding.

  Pursuant to a Registration Agreement dated April 20, 1994, as amended and restated on June 22, 1995 (the "Investors Registration Agreement"), Original Purchasers holding at least 33 1/3% of the equity securities of the Company subject to the Investors Registration Agreement may, subject to certain limitations, require the Company to register all or part of their Common Stock for public resale. These holders have the right to request (i) up to four registrations on Form S-1 or any similar form (provided that each such offering must equal at least $10 million) and (ii) an unlimited number of "short-form" registrations on Form S-2 or S-3 or any similar form (provided that each such offering must equal the lesser of $5 million or 20% of the Registrable Securities (as defined in the Purchase Agreement) then outstanding); and, in addition, these holders have the right to include their shares, subject to certain limitations, in any registration of shares of Common Stock by the Company under the Securities Act (collectively, the "Registration Rights"). The Company is required to bear all registration expenses, other than underwriters' discounts and commissions, for all Company-initiated registrations and for demand registrations if certain minimum offering requirements exist. The Investors Registration Agreement provides for standard cutback and holdback provisions regarding the shares held by the Original Purchasers.

  In connection with the Offering, the Original Purchasers, by the requisite vote, waived their Preemptive Rights and Registration Rights.

  On April 20, 1994, the Company also entered into ancillary agreements with the Initial Investors and USNCN. The stockholders agreement with the Initial Investors as amended on June 10, 1994 (the "Stockholders Agreement") generally restricts, among other things, the transfer of the Common Stock and Preferred Stock owned by the parties with the exception of stock sold: (i) in an initial public offering pursuant to an effective registration statement under the Securities Act, or (ii) in the public market pursuant to Rule 144 under the Securities Act. The Stockholders Agreement further provides the stockholders with rights of first refusal in the case of sales of stock of the Company initiated by stockholders of the Company that are parties to the Stockholders Agreement ("Rights of First Refusal").

  On June 13, 1995, the Company purchased certain assets and assumed certain liabilities (the "Quest Purchase") of Quest with the consent of Edward H. Lavin and J. Thomas Elliott, the majority stockholders of the managing general partners of Quest.

  On June 22, 1995, the Initial Investors, together with Northwood Capital Partners LLC ("Northwood LLC"), Northwood Ventures (together with Northwood LLC, the "Northwood Entities") and BT Capital Partners, Inc. ("BT") purchased from the Company 23,760 shares of Series A-2 Preferred Stock at a price of $1,000 per share and 123,078 shares of Class A Common Stock at a price of $1.95 per share for an aggregate purchase price for both classes of $24,000,003 (including, in the case of the Northwood Entities, the retirement of certain debt of Quest assumed by the Company). On July 21, 1995, Enterprises & Transcommunications, L.P. ("Enterprises") purchased 2,475 shares of Series A-2 Preferred Stock at a price of $1,000 per share and 12,821 shares of Class A Common Stock at a price of $1.95 per share for an aggregate purchase price of $2,500,000.95 (the Initial Investors, the Northwood Entities, BT and Enterprises are collectively referred to as the "Original Purchasers"). Both equity purchases were made under similar terms as the Purchase Agreement, including Preemptive Rights and Registration Rights. Pursuant to the Stockholders Agreement, as amended (including, in such amendment, the addition of all Original Purchasers as parties thereto), the Board of Directors of the Company consists of nine persons, including one outside director, two appointed by Mr. Thomas Brandenburg, one appointed by each of the Initial Investors, one appointed by BT and one appointed by Enterprises. The Stockholders Agreement between the Company and the Original Purchasers terminates on April 20, 2004, unless certain minimum stock ownership requirements are not satisfied or unless the agreement is otherwise extended by the parties.

  In March 1996, the Company caused a recapitalization pursuant to which the Company (i) issued an aggregate of an additional 110,157 shares of Common Stock to the Original Purchasers for no consideration in order to settle a dispute relating to the price per share of the Common Stock paid by the Original Purchasers stemming from, in part, the Company's operating performance following the June 22, 1995 investment by the Initial Investors, the Northwood Entities and BT as compared with the operating performance projected by the Company at the time of such investment; (ii) caused the Series A-2 Preferred Stock to be senior to the Series A Preferred Stock with respect to redemption, dividends and liquidation in further settlement of the dispute referred to in (i) above; and (iii) increased the number of directors of the Company to nine in order to permit the addition of an outside member (a director who is not an employee of the Company and who is not affiliated with an Original Purchaser) to the board.

  CIBC, Chase and BT, who are Original Purchasers, or their affiliates, were Initial Purchasers in the Offering.

  In January 1995, the Company executed a consulting agreement with Eugene A. Sekulow, a director of the Company, for the period ending December 31, 1996. Pursuant to the agreement, Mr. Sekulow is entitled to a consulting fee of $48,000, payable in twelve monthly installments and $2,500 per day if Mr. Sekulow devotes more than two days per month to the Company. The Company paid Mr. Sekulow $58,625 for the period ending December 31, 1995 and as of June 1996 has paid Mr. Sekulow $24,000.

  In December 1995, the Company executed a promissory note in favor of Mr. J. Thomas Elliott, President and Chief Executive Officer of the Company whereby Mr. Elliott promised to pay to the Company $75,000 payable on or before January 2, 1997.

  On July 18, 1996 the Company agreed with Mr. Stephen C. Schwartz, the founder and former director and officer of USNCN, to repurchase Mr. Schwartz's interest in USNCN, among other things, for $1.7 million. Upon the closing of such agreement, the Company acquired the 439,160 shares of common stock of USNCN, $.01 par value ("USNCN Common Stock") formerly held by Mr. Schwartz.

  In January 1996, the Company executed a consulting agreement with Edward H. Lavin for the period ending January 1, 1997 pursuant to which Mr. Lavin received 11,000 Restricted Shares of the Common Stock (now Class A Common Stock) in exchange for consulting services with respect to all matters relating to the business and marketing of the Company. The Company, which will also provide certain cash compensation to Mr. Lavin for such services, may renew the agreement for three month periods; however the maximum term of the agreement is two years.

RECAPITALIZATION

  In connection with the consummation of the Offering, the Certificate of Incorporation of the Company was amended to provide for the authorization of two classes of Common Stock, Class A Common Stock and Class B Common Stock (collectively, the "Common Stock"). The rights of such classes are identical, except that Class A Common Stock is entitled to one vote per share, while Class B Common Stock is not entitled to any voting rights, except as required by law. In addition, each outstanding share of Common Stock of the Company existing on the date of the Offering was converted into one share of Class A Common Stock. See "Description of Capital Stock--Common Stock."

  As described above, by requisite vote, the Original Purchasers waived their Preemptive Rights and Registration Rights with respect to the Offering. The Original Purchasers also approved, and the Company took all necessary action to effect prior to the consummation of the Offering, the amendment of the terms of the Series A Preferred Stock and Series A-2 Preferred Stock to provide for and effectuate the conversion of the shares of each such series of Preferred Stock into newly issued shares of Class A Common Stock, which conversion was consummated on September 30, 1996.

  Also in connection with the Offering, the Original Purchasers purchased from the Company shares of its newly created 9% Cumulative Convertible PIK Preferred Stock, par value $1.00 per share (the "9% Preferred Stock"), for an aggregate purchase price of $10 million. For a description of certain of the terms of the 9% Preferred Stock, see "Description of Capital Stock--Preferred Stock."

  The events described under this heading "--Recapitalization" are collectively referred to as the "Recapitalization."

                                STOCK OWNERSHIP

  The following table sets forth as of October 31, 1996, the number of shares of Class A Common Stock and the percentage of the outstanding shares of such class that are beneficially owned by (i) each person that is the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock, (ii) each of the directors and the Named Executive Officers of the Company and
(iii) all of the current directors and executive officers of the Company as a group.

                                                                 CLASS A
                                                            COMMON STOCK (2)
                                                          ---------------------
                                                           NUMBER OF   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                   SHARES OWNED OF CLASS
---------------------------------------                   ------------ --------
BT Capital Partners, Inc. ...............................   129,123     16.28%
 130 Liberty Street
 New York, New York 10017-2070
Chase Capital Partners...................................   174,308     21.97%
 380 Madison Ave., 12th Floor
 New York, New York 10017-2070
CIBC Wood Gundy Ventures, Inc. ..........................   174,308     21.97%
 425 Lexington Avenue
 New York, New York 10017-3903
Hancock Venture Partners IV..............................   172,084     21.69%
 One Financial Center, 44th Floor
 New York, New York 10017-3903
Enterprises & Transcommunications, L.P. .................    42,917      5.41%
 600 Congress Suite 3000
 One American Center
 Austin, Texas 78701
Thomas C. Brandenburg (3)(4)(5)..........................    22,216      2.80%
Richard J. Brekka (3)(5).................................   174,308     21.97%
J. Thomas Elliott (3)....................................    11,000      1.39%
Ronald W. Gavillet (3)(6)................................     2,888         *
William P. Glasgow (3)(5)................................    42,917      5.41%
Donald J. Hofmann, Jr. (3)(5)............................   174,308     21.97%
William A. Johnston (3)(5)...............................   172,084     21.69%
Paul S. Lattanzio (3)(5).................................   129,123     16.28%
Eugene A. Sekulow........................................       --        --
All directors and executive officers of the Company as a
 group (9 persons).......................................   728,844     91.87%

--------
*  Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares.
(2) Excludes shares underlying the Initial Warrants issued in connection with the Offering.
(3) The address of the beneficial owners is the address of the Company listed elsewhere in this Prospectus.
(4) Includes 10,000 shares subject to a voting trust for David Montville. Mr. Brandenburg, as the voting trust agent, disclaims beneficial ownership with respect to the shares held in trust.
(5) Each director disclaims beneficial ownership of any shares of Common Stock or Preferred Stock which it does not directly own.
(6) These shares are subject to exercisable options held by Mr. Gavillet.

                            DESCRIPTION OF THE NOTES

  On September 30, 1996, the Company consummated a private placement of 48,500 Units, pursuant to which the Company issued and sold $48.5 million in aggregate principal amount at maturity of Senior Notes and $36.0 million in aggregate principal amount at maturity of Convertible Notes. As described elsewhere in this Prospectus, in connection with the Offering the Company undertook to consummate the Exchange Offer, pursuant to which the Holders of Old Notes would be entitled to exchange such Old Notes for New Notes. The following is a description of the Old Notes, the New Notes and the Convertible Notes.

GENERAL

  The Old Notes were and the New Notes will be issued under the Senior Note Indenture. The Convertible Notes were issued pursuant to the Convertible Note Indenture. For purposes of this Description of the Notes, the term "Company" refers to United USN, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.

  The terms of the Senior Notes include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture (the "Trust Indenture Act"). Similarly, the terms of the Convertible Notes include those stated in the Convertible Note Indenture and those made a part of the Convertible Note Indenture by reference to the Trust Indenture Act. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indentures. The Notes are subject to all such terms, and holders of the Notes are referred to the applicable Indenture and the Trust Indenture Act for a complete statement of such terms. Copies of the Indentures are available from the Company on request. The statements and definitions of terms under this caption relating to the Notes and the Indentures are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indentures and are qualified in their entirety by express reference to the Indentures. Certain terms used herein are defined below under "--Certain Definitions."

  The Old Notes were and the New Notes will be general unsecured obligations of the Company limited in aggregate principal amount at Stated Maturity to $137 million and will rank pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company, and will be senior in right of payment to all existing and future subordinated indebtedness of the Company. The Convertible Notes are general unsecured obligations of the Company limited in aggregate principal amount at Stated Maturity to $46 million, are subordinated in right of payment to the Senior Notes, and rank pari passu in right of payment with all other existing and future senior unsecured indebtedness of the Company. The Notes are effectively subordinated, however, to secured indebtedness of the Company to the extent of the assets securing that indebtedness (including up to $30 million of indebtedness under a future Credit Facility). The Company's Subsidiaries will have no direct obligation to pay amounts due on the Notes and did not and will not guarantee the Notes on their respective Issue Dates; however, if a Restricted Subsidiary guarantees any Indebtedness of the Company, such Restricted Subsidiary will be obligated to guarantee the Senior Notes on a senior basis and the Convertible Notes on a senior subordinated basis. See "--Certain Covenants--Limitation on Issuances of Guarantees by Restricted Subsidiaries." As a result, the Notes effectively will be subordinated to all existing and future third-party indebtedness and other liabilities of the Company's Subsidiaries (including trade payables). As of September 30, 1996, the total outstanding indebtedness and other liabilities (including trade payables and other non-debt obligations) of the Company that would rank pari passu in right of payment with the Notes was approximately $5.8 million. As of September 30, 1996, the total outstanding indebtedness and other liabilities (including trade payables and other non-debt obligations) of the Company's Subsidiaries on a combined consolidated basis (after the elimination of loans and advances by the Company) was approximately $5.3 million. Of that amount, approximately $0.6 million in indebtedness was secured by Liens on the assets of the borrowing Subsidiaries.

  The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon cash flow from those entities to meet its obligations. Any rights (other than claims based upon valid pari passu loans and advances made by the Company) of the Company and its creditors, including the holders of Notes, to participate in the distribution of the assets of any of the Company's Subsidiaries upon any liquidation or reorganization of any such Subsidiary will be subject to the prior claims of that Subsidiary's creditors (including trade creditors). Accordingly, the Company anticipates that the primary source of cash to pay the Company's obligations under the Notes will be derived from the operations of the Restricted Subsidiaries. The Indentures permit under limited circumstances the creation of, or the designation of existing Restricted Subsidiaries as, Unrestricted Subsidiaries. Such Unrestricted Subsidiaries will not generally be subject to the covenants applicable to the Company and the Restricted Subsidiaries. See "Risk Factors--Substantial Leverage" and "-- Holding Company Structure; Source of Repayment of Notes; Effective Subordination of Notes to Indebtedness of Subsidiaries."

  The Convertible Note Indenture does not contain any restrictions on the payment of dividends or the making of distributions, investments or certain other restricted payments or any financial covenants and contains no covenants or other provisions against a dramatic decline in credit quality of the Convertible Notes, except as described below in "--Right to Require Repurchase of Convertible Notes Upon a Termination of Trading."

  The Old Notes and the Convertible Notes have been designated for trading in the PORTAL Market.

PRINCIPAL, MATURITY AND INTEREST

  The Senior Notes are limited in aggregate principal amount at Stated Maturity to $137 million and will mature on September 30, 2003. The Old Notes were issued at a discount to their aggregate principal amount to generate gross proceeds to the Company of approximately $30 million. In addition to the Old Notes issued as of September 30, 1996, an additional $72 million aggregate principal amount at Stated Maturity of Senior Notes may be issued pursuant to the Senior Note Indenture. The Senior Notes will accrete interest at the rate of 14% per annum, compounded semiannually, to an aggregate principal amount of $48.5 million by March 30, 2000. Although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accrues from the Issue Date of the Senior Notes, no interest will be payable on the Senior Notes prior to March 30, 2000. See "Certain Federal Income Tax Considerations--Taxation of the Notes--Original Issue Discount." From and after March 30, 2000, interest on the Senior Notes will accrue at the rate of 14% per annum and will be payable in cash semiannually on March 30 and September 30, commencing September 30, 2000, to the holders of record of Senior Notes at the close of business on March 15 and September 15 immediately preceding such interest payment date. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 30, 2000. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The Convertible Notes are limited in aggregate principal amount at Stated Maturity to $46 million and will mature on September 30, 2004. The Convertible Notes were issued at a discount to their aggregate principal amount to generate gross proceeds to the Company of approximately $28 million. In addition to the Convertible Notes issued as of September 30, 1996, an additional $3.1 million aggregate principal amount at Stated Maturity of Convertible Notes may be issued pursuant to the Convertible Note Indenture. The Convertible Notes will accrete interest at the rate of 9% per annum, compounded semiannually, to an aggregate principal amount of $36.0 million by September 30, 1999. Although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes from the Issue Date of the Convertible Notes, no interest will be payable on the Convertible Notes prior to September 30, 1999. See "Certain Federal Income Tax Considerations-- Taxation of the Notes--Original Issue Discount." From and after September 30, 1999, interest on the Convertible Notes will accrue at the rate of 9% per annum and will be payable in cash semiannually on March 30 and September 30, of each year commencing March 30, 2000, to the holders of record of Convertible Notes at the close of business on March 15 and September 15 immediately preceding such interest payment date. Interest on the Convertible Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 30, 1999. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  If the Company does not comply with certain deadlines set forth in the Registration Rights Agreement with respect to the conduct of the Exchange Offer or the registration of either the Senior Notes or the Convertible Notes for resale under a shelf registration statement, holders of the Senior Notes and/or the Convertible Notes will be entitled to Special Interest. See "Registration Rights."

  Principal of, premium, if any, and interest and Special Interest, if any, on the Old Notes and the Convertible Notes is, and on the New Notes will be, payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office shall be maintained in the Borough of Manhattan, The City of New York. At the option of the Company, interest and Special Interest may be paid by check mailed to the registered holders at their registered addresses. The Old Notes and the Convertible Notes were, and the New Notes will be, issued without coupons and in fully registered form only, in denominations of $1,000 and integral multiples thereof.

CONVERSION RIGHTS OF CONVERTIBLE NOTES

  The Convertible Notes are convertible into the Convertible Note Shares, at the option of the holders of Convertible Notes, at any time after the 60th day following the date of original issuance of the Convertible Notes and prior to redemption or final maturity of the Convertible Notes, initially at a conversion price of $134.08 per share, subject to adjustment (the "Conversion Price") as described below and as described in "--Additional Invested Equity." The right to convert Convertible Notes which have been called for redemption will terminate at the close of business on the business day preceding the redemption date. In the event that the Company consummates a sale or sales of any class of Capital Stock for an amount, individually or in the aggregate, in excess of $5,000,000 (each, a "Reset Event") and at the time of such sale or sales, the equity valuation of the Company based upon such sale or sales (as evidenced by a Board Resolution delivered to the Convertible Note Trustee) is less than $122,500,000, then on the date of the consummation of any such Reset Event (the "Reset Date"), the Conversion Price shall be adjusted (the "Conversion Reset") to equal 115% of the price (the "Conversion Reset Price") at which such sale or sales were consummated; provided, that if such sale or sales are consummated more than nine months after a Qualified Public Offering at a total equity valuation of the Company of at least $122,500,000, then no Conversion Reset will be required. In the event that the Conversion Price before such calculation shall be equal to or less than the Conversion Reset Price, then no additional adjustment to the Conversion Price shall be made.

  Subject to certain exceptions, the Conversion Price will be subject to adjustment on the occurrence of certain events including: (i) the payment by the Company of dividends (or the making of other distributions) with respect to any class of Capital Stock payable in Common Stock or other shares of the Company's Capital Stock, (ii) subdivisions, combinations and reclassifications of Common Stock, (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for Common Stock, or of securities convertible into or exchangeable for shares of Common Stock, in either case for consideration per share of Common Stock which is less than the Current Market Price per share of Common Stock (determined as provided in the Convertible Note Indenture), (iv) the issuance or sale of shares of Common Stock, or securities convertible into or exchangeable for shares of Common Stock, for consideration per share of Common Stock which is less than the Current Market Price per share of Common Stock (determined as provided in the Convertible Note Indenture), other than the Warrants, (v) the distribution to all holders of Common Stock of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (iii) above and excluding cash dividends or other cash distributions from current or retained earnings) and (vi) certain other events which could have the effect of depriving holders of the Convertible Notes of all or any of the conversion rights in respect of any Convertible Note.

  No adjustment in the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1.0% in the Conversion Price; provided, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

  In addition to the foregoing adjustments, the Company will be permitted to reduce the Conversion Price as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. In the case of any consolidation or merger of the Company with any other Person (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the holder of any Convertible Note then outstanding will have the right thereafter to convert such Convertible Note only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Convertible Note might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the Conversion Price adjustments described above.

  Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price (determined as provided in the Convertible Note Indenture) at the close of business on the day of conversion. If any Convertible Notes are surrendered for conversion during the period from the close of business on any regular record date through and including the next succeeding interest payment date (except any such Convertible Notes called for redemption), such Convertible Notes when surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the interest thereon which the registered Holder on such record date is to receive. Except as described in the preceding sentence, no interest will be payable by the Company on converted Convertible Notes with respect to any interest payment date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

SUBORDINATION OF CONVERTIBLE NOTES

  The payment of the principal of and premium, if any, and interest (including Special Interest, if any) on the Convertible Notes will, to the extent set forth in the Convertible Note Indenture, be subordinated in right of payment to the prior payment in full of the Senior Notes and all other obligations of the Company and the Guarantors, if any, under the Senior Notes, the Senior Note Guarantees, if any, and the Senior Note Indenture (the "Senior Indebtedness"). If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company or a Guarantor, as applicable, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth must be made before the holders of the Convertible Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest (including Special Interest, if any) on the Convertible Notes. In the event of the acceleration of the Maturity of the Convertible Notes, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due thereon or provision for such payment in money or money's worth before the holders of the Convertible Notes will be entitled to receive any payment for the principal of or premium, if any, or interest (including Special Interest, if any) on the Convertible Notes. No payments on account of principal of or premium, if any, or interest (including Special Interest, if any) on the Convertible Notes or on account of the purchase or acquisition of Convertible Notes may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, any acceleration of the maturity of any Senior Indebtedness or if any judicial proceeding is pending with respect to any such default.

ADDITIONAL INVESTED EQUITY

  If the Company does not achieve consolidated total revenues (calculated in accordance with GAAP) of at least $8.5 million for the period from June 1, 1997 through June 30, 1997 and if, by September 30, 1997, the Company has not either (i) consummated a Qualified Public Offering or (ii) been sold pursuant to a Qualified Sale of the Company, the Company shall by such date be required to either (A) obtain $10.0 million of

Additional Invested Equity or (B) (i) grant to the holders of the Convertible Notes the right to purchase for $10.0 million additional convertible securities of the Company convertible into 16 2/3% of the Common Stock on a fully diluted basis (subject to certain exceptions) after giving effect to the issuance of such additional convertible securities, (ii) grant to the holders of the Convertible Notes the right to purchase warrants (the "Additional Warrants") exercisable for Common Stock representing up to 5% of the Common Stock of the Company at a purchase price of $.01 per share (subject to certain adjustments, if required) on a fully diluted basis (subject to certain exceptions) after giving effect to the issuance of such warrants, and (iii) adjust the Conversion Price for the Convertible Notes shall be adjusted by dividing the Conversion Price in effect immediately prior to the issuance of such convertible securities and warrants by 1.15.

OPTIONAL REDEMPTION

  The Old Notes are not and the New Notes will not be redeemable at the option of the Company prior to September 30, 2001, subject to provisions of the following paragraph. Thereafter, the Senior Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount at Stated Maturity thereof) set forth below, plus accrued and unpaid interest (if any) and Special Interest (if any), if redeemed during the twelve months beginning September 30 of each year indicated below:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2001...........................................................   109.0%
      2002...........................................................   104.5%

  Notwithstanding the foregoing, in the event that on or prior to September 30, 1999, the Company consummates one or more Public Equity Offerings of its Common Stock or issues or sells Qualified Stock of the Company to a Strategic Investor, in each case in an aggregate amount equal to or exceeding $40 million, up to a maximum of 25% of the aggregate principal amount at Stated Maturity of the Senior Notes will be redeemable at the option of the Company out of the net proceeds of such sale or sales to the extent that such proceeds consist of cash or cash equivalents. Such Senior Notes will be redeemable on not less than 30 nor more than 60 days' prior notice at a redemption price equal to 114% of the Accreted Value of the Senior Notes to be redeemed on the redemption date plus accrued and unpaid interest, if any, and Special Interest, if any, to the redemption date. Any such redemption shall occur within 90 days after (but not before) such sale or last such sale in the case of a series of related transactions; provided, that immediately after giving effect to such redemption not less than 75% of the aggregate principal amount at Stated Maturity of the Senior Notes originally issued remain outstanding.

  The Convertible Notes are not redeemable prior to September 30, 2000. During the period from September 30, 2000 to September 30, 2002 the Company may redeem all but not less than all of the Convertible Notes, upon not less than 30 nor more than 60 days' notice, if the Closing Price (as defined in the Convertible Note Indenture) of the Common Stock is at least 150% of the Conversion Price for thirty consecutive days, at a redemption price equal to 100% of the principal amount at Stated Maturity thereof plus accrued and unpaid interest, if any, and Special Interest, if any; provided, that if the Common Stock is not traded on a U.S. national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States and not quoted on a consolidated transaction reporting tape, the Convertible Notes will not be redeemable during such period. On or after September 30, 2002, the Convertible Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more 60 days' notice, at 100% of the principal amount thereof at Stated Maturity, plus accrued and unpaid interest, if any, and Special Interest, if any.

MANDATORY REDEMPTION

  Except as set forth under "--Repurchase at the Option of Holders upon a Change of Control,"
"--Asset Sales," and "--Right to Require Repurchase of Convertible Notes Upon a Termination of Trading," the Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 principal amount or an integral multiple thereof) of such holder's Notes pursuant to an irrevocable and unconditional offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the Accreted Value of such Notes (or portions thereof) on any Change of Control Payment Date (as defined herein) occurring prior to March 30, 2000, plus accrued and unpaid interest, if any, and Special Interest, if any, thereon to such Change of Control Payment Date, or 101% of the principal amount at Stated Maturity of such Notes (or portions thereof), on any Change of Control Payment Date occurring on or after March 30, 2000 plus accrued and unpaid interest, if any, and Special Interest, if any, to such Change of Control Payment Date.

  Within 30 days following any Change of Control, the Company or the applicable Trustee (at the expense of the Company) shall mail a notice to each holder stating, among other things: (1) that a Change of Control Offer is being made pursuant to the covenant in the applicable Indenture entitled "Repurchase at the Option of Holders upon a Change of Control" and that all Notes properly tendered will be accepted for payment; (2) the Change of Control Purchase Price and the purchase date (the "Change of Control Payment Date"), which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; (3) that any Notes or portions thereof not properly tendered will continue to accrete in value or accrue interest, as the case may be, and accrue Special Interest, if applicable; (4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, all Notes or portions thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrete in value or accrue interest, as the case may be, and accrue Special Interest, if applicable, from and after the Change of Control Payment Date; (5) that holders electing to have any Notes or portions thereof purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to a paying agent (the "Paying Agent") at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes or portions thereof purchased; (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Note or Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount at Stated Maturity or an integral multiple thereof; and (8) the instructions and any other information necessary to enable holders to accept a Change of Control Offer or effect withdrawal of such acceptance.

  The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations, to the extent such laws and regulations are applicable, in connection with the repurchase of Notes pursuant to a Change of Control Offer.

  On the Change of Control Payment Date, the Company will (1) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent in immediately available funds an amount equal to the Change of Control Purchase Price in respect of all Notes or portions thereof so tendered, including accrued and unpaid interest, if any, and Special Interest, if any, thereon and (3) deliver, or cause to be delivered, to the applicable Trustee the Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof tendered to the Company and accepted for payment. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the Change of Control Purchase Price, including interest and Special Interest, if applicable, for such Notes and the applicable Trustee shall promptly authenticate and mail to each holder a new Note equal in principal amount at Stated Maturity to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note shall be in a principal amount at Stated Maturity of $1,000 or any integral multiple thereof. The Company will announce publicly the results of a Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The existence of the holders' right to require, subject to certain conditions, the Company to repurchase Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. If a Change of Control Offer is made, there can be no assurance that the Company will have sufficient funds to pay the Change of Control Purchase Price for all Notes tendered by holders seeking to accept the Change of Control Offer. In addition, instruments governing other Indebtedness of the Company may prohibit the Company from purchasing any Notes prior to their Stated Maturity, including pursuant to a Change of Control Offer. In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient available funds to pay the Change of Control Purchase Price for all Notes tendered pursuant to such offer or at a time when the Company is prohibited from purchasing the Notes (and the Company is unable either to obtain the consent of the holders of the relevant Indebtedness or to repay such Indebtedness), an Event of Default (as defined herein) would occur under the Indentures. In addition, one of the events that constitutes a Change of Control under the Indentures is a sale, conveyance, transfer or lease of all or substantially all of the assets of the Company or of the Company and its Restricted Subsidiaries taken as a whole. The Indentures will be governed by New York law, and there is no established quantitative definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if the Company and/or its Restricted Subsidiaries were to engage in a transaction in which it or they disposed of less than all of the assets of the Company or less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole, a question of interpretation could arise as to whether such disposition was of "substantially all" of its or their assets, as the case may be, and whether the Company was required to make a Change of Control Offer.

  Except as described herein with respect to a Change of Control and, except with regard to the Convertible Notes, the covenant described below in "--Right to Require Repurchase of Convertible Notes Upon a Termination of Trading," neither Indenture contains any other provisions that permit holders of Notes to require that the Company repurchase or redeem Notes in the event of a takeover, recapitalization or similar restructuring. The foregoing provisions may not necessarily afford the holders of the Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving the Company, that may adversely affect the holders because (i) such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to require the Company to make a Change of Control Offer or (ii) such transactions may include an actual shift in voting power or beneficial ownership to a Strategic Investor or to a Permitted Holder which is excluded under the definition of Change of Control from the amount of shares involved in determining whether or not the transaction involves a shift of the magnitude required to trigger the provisions.

ASSET SALES

  The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale (as defined herein) unless (i) no Event of Default under the Indentures shall have occurred and be continuing or shall occur as a consequence thereof; (ii) the Company or such Restricted Subsidiary, as the case may be, receives net consideration at the time of such Asset Sale at least equal to the Fair Market Value (as evidenced by a Board Resolution of the Company delivered to the applicable Trustee) of the Property or assets sold or otherwise disposed of; (iii) at least 75% of the consideration received by the Company or such Restricted Subsidiary for such Property or assets consists of Cash Proceeds; and (iv) the Company or such Restricted Subsidiary, as the case may be, uses the Net Cash Proceeds from such Asset Sale in the manner set forth below.

  Within 270 days after any Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may at its option reinvest an amount equal to the Net Cash Proceeds (or any portion thereof) from such Asset Sale in Telecommunications Assets and/or (ii) apply an amount equal to such Net Cash Proceeds (or remaining Net Cash Proceeds) to the permanent reduction of Indebtedness of the Company (other than Indebtedness to a Restricted Subsidiary) that is pari passu in right of payment with the Notes or to the permanent reduction of Indebtedness of any Restricted Subsidiary that is pari passu in right of payment with such Restricted Subsidiary's Guarantee, if applicable (other than Indebtedness to the Company or another Restricted Subsidiary). Any Net Cash Proceeds from any Asset Sale that are not used to reinvest in Telecommunications Assets and/or reduce pari passu Indebtedness of the Company or Indebtedness of its Restricted Subsidiaries shall constitute Excess Proceeds.

  If at any time the aggregate amount of Excess Proceeds calculated as of such date exceeds $5 million, the Company shall, on a date (the "Asset Sale Payment Date") which shall be no earlier than 30 days nor later than 40 days subsequent to the date on which the Company sends notice to Holders of the Asset Sale Offer, which shall be within 30 days of the date on which such Excess Proceeds exceed $5 million, use such Excess Proceeds to make offers (A) to purchase (each an "Asset Sale Offer") (i) first, on a pro rata basis from all holders of Senior Notes in an aggregate principal amount equal to the maximum principal amount that may be purchased out of the then-existing Excess Proceeds, at a purchase price (the "Asset Sale Purchase Price") in cash equal to 100% of the Accreted Value of such Senior Notes on any Asset Sale Payment Date occurring prior to March 30, 2000, plus accrued and unpaid interest, if any, and Special Interest, if any, to the Asset Sale Payment Date, or 100% of the principal amount at Stated Maturity of such Senior Notes on any Asset Sale Payment Date occurring on or after March 30, 2000, plus accrued and unpaid interest, if any, and Special Interest, if any, to such Asset Sale Payment Date, and (ii) thereafter, if any Excess Proceeds remain upon completion of such purchases of the Senior Notes, on a pro rata basis from all holders of Convertible Notes, in an aggregate principal amount equal to the maximum principal amount that may be purchased out of Excess Proceeds, at an Asset Sale Purchase Price in cash equal to 100% of the Accreted Value of such Convertible Notes on any Asset Sale Payment Date occurring prior to September 30, 1999, plus accrued and unpaid interest, if any, and Special Interest, if any, to the Asset Sale Payment Date, or 100% of the principal amount at Stated Maturity of such Convertible Notes on any Asset Sale Payment Date occurring on or after September 30, 1999, plus accrued and unpaid interest, if any, and Special Interest, if any, to such Asset Sale Payment Date, in accordance with the procedures set forth in the applicable Indenture and (B) to the substantially concurrent repayment or redemption of Pari Passu Indebtedness (if any) if required by the instruments relating to such Pari Passu Indebtedness (which repayment or redemption, in the case of a revolving credit arrangement or multiple advance arrangement, reduces the commitment thereunder). The Excess Proceeds to be so applied may be applied such that the portion to be applied to the repayment or redemption of Pari Passu Indebtedness shall not exceed an amount equal to the product obtained by multiplying such Excess Proceeds by a fraction, the numerator of which is the outstanding principal amount of Pari Passu Indebtedness that, pursuant to the instruments relating thereto, is required to be repaid or redeemed with proceeds from such Asset Sale or Asset Sales and the denominator of which is the sum of the (i) aggregate principal amount of the Senior Notes then outstanding plus (ii) the aggregate principal amount of outstanding Pari Passu Indebtedness that, pursuant to the instruments relating thereto, is required to be repaid or redeemed with proceeds from such Asset Sale or Asset Sales. Upon completion of any Asset Sale Offer (including payment of the Asset Sale Purchase Price), any surplus Excess Proceeds that were the subject of such offer shall cease to be Excess Proceeds, and the Company may then use such amounts for general corporate purposes.

  The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations, to the extent such laws and regulations are applicable, in connection with the repurchase of Notes pursuant to an Asset Sale Offer.

RIGHT TO REQUIRE REPURCHASE OF CONVERTIBLE NOTES UPON A TERMINATION OF TRADING

  In the event of any Termination of Trading occurring after the Issue Date and on or prior to Maturity, each holder of Convertible Notes will have the right, at the holder's option, to require the Company to repurchase all or any part of such holder's Convertible Notes on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Termination of Trading as described below at a price (the "Repurchase Price") equal to 100% of the Accreted Value of such Convertible Notes on any Repurchase Date occurring prior to September 30, 1999, together with accrued and unpaid interest, if any, and Special Interest, if any, thereon to the Repurchase Date, or 100% of the principal amount at Stated Maturity of such Convertible Notes on any Repurchase Date occurring on or after September 30, 1999, together with accrued and unpaid interest, if any, and Special Interest, if any, thereon to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Convertible Note Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Convertible Notes which are to be repaid on or promptly following the Repurchase Date.

  Failure by the Company to provide timely notice of a Termination of Trading, as provided for below, or to repurchase the Convertible Notes when required under the preceding paragraph will result in an Event of Default under the Convertible Note Indenture whether or not such repurchase is permitted by the subordination provisions of the Convertible Note Indenture.

  On or before the 15th day after the occurrence of a Termination of Trading, the Company is obligated to mail to all holders of Convertible Notes a notice of the occurrence of such Termination of Trading, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Convertible Notes and the procedures which the holder must follow to exercise this right. To exercise the repurchase right, the holder of a Convertible Note must deliver, on or before the close of business on the Repurchase Date, irrevocable written notice to the Company (or an agent designated by the Company for such purpose) and to the Convertible Note Trustee of the holder's exercise of such right, together with the certificates evidencing the Convertible Notes with respect to which the right is being exercised, duly endorsed for transfer. Such written notice is irrevocable.

  A "Termination of Trading," shall occur if the Common Stock (or other common stock into which the Convertible Notes are then convertible) had been listed for trading on a U.S. national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States and are thereafter neither so listed nor so approved.

  The right to require the Company to repurchase Convertible Notes as a result of the occurrence of a Termination of Trading could create an Event of Default under the Senior Note Indenture, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Convertible Notes. Failure by the Company to repurchase the Convertible Notes when required will result in an Event of Default under the Convertible Note Indenture whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the holders of Convertible Notes upon a repurchase may be limited by certain financial covenants contained in the other then existing Indebtedness of the Company.

  The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations, to the extent such laws and regulations are applicable, in connection with the repurchase of Convertible Notes pursuant to an offer to repurchase upon a Termination of Trading.

  The foregoing provisions would not necessarily afford holders of the Convertible Notes protection in the event of highly leveraged or other transactions involving the Company or the Restricted Subsidiaries that may adversely affect such holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such Common Stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

CERTAIN COVENANTS

  Set forth below are certain covenants contained in the Senior Note Indenture and, where expressly indicated, the Convertible Note Indenture. Certain terms capitalized below but not defined shall have the meanings ascribed to them under the caption "Certain Definitions."

 Limitation on Indebtedness

  The Company will not, and will not permit its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness), and the Company will not issue any Disqualified Stock or permit any of its Restricted Subsidiaries to issue any Disqualified Stock; provided, that the Company may incur Indebtedness or issue Disqualified Stock if, after giving effect to such issuance or incurrence on a pro forma basis, the Indebtedness to Operating Cash Flow Ratio of the Company does not exceed 5 to 1.0.

  The foregoing limitation will not apply to: (a) Indebtedness existing under the Credit Facility; provided, that the aggregate principal amount of all such Indebtedness under the Credit Facility, when taken together with

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

all Indebtedness of the Company then outstanding which was permitted to have been incurred under clause (j) below, shall not exceed $45 million at any one time outstanding, up to $30 million of which may be secured; (b) the Existing Indebtedness; (c) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to any of its respective Wholly-Owned Restricted Subsidiaries; provided, that any such Indebtedness is junior and subordinate to the Notes and Guarantees, if any, and such Indebtedness is held at all times by the Company or a Wholly-Owned Restricted Subsidiary of the Company; (d) Indebtedness of any Restricted Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary of the Company; (e) the incurrence by the Company or any of its Restricted Subsidiaries of Interest Hedging Obligations with respect to any floating rate Indebtedness that is permitted by the covenant described in this paragraph; (f) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness evidenced by the Senior Notes or Senior Note Guarantees, if any, issued pursuant to the Senior Note Indenture and by the Convertible Notes or Convertible Note Guarantees, if any, issued pursuant to the Convertible Note Indenture; (g) Indebtedness in respect of performance, surety or appeal bonds provided by the Company in the ordinary course of business; (h) Vendor Financing not to exceed an aggregate principal amount of $5 million at any one time outstanding; (i) the incurrence by the Company or any of its Restricted Subsidiaries of Refinancing Indebtedness issued in exchange for, or the proceeds of which are used to refinance, repurchase, replace, refund or defease ("Refinance" and correlatively, "Refinanced" and "Refinancing") Indebtedness permitted pursuant to clause (b) or (f) of this paragraph; provided, that (i) the amount of such Refinancing Indebtedness shall not exceed the principal amount of, premium, if any, and accrued interest (and Special Interest on the Notes) on the Indebtedness so Refinanced (or if such Indebtedness was issued with original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness) plus the fees, expenses and costs of such Refinancing and reasonable prepayment premiums, if any, in connection therewith, (ii) such Refinancing Indebtedness shall have a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (iii) such Refinancing Indebtedness shall have an Average Life equal to or greater than the Average Life of the Indebtedness being Refinanced, (iv) if the Indebtedness being Refinanced is subordinated in right of payment to the Senior Notes, such Refinancing Indebtedness shall be subordinate in right of payment to the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being so Refinanced, and (v) no Restricted Subsidiary shall incur Refinancing Indebtedness to Refinance Indebtedness of the Company or another Subsidiary; and (j) Indebtedness of the Company not otherwise permitted to be incurred pursuant to the covenant described in this paragraph in an amount which shall not exceed $5 million at any one time outstanding and which amount shall reduce the amount permitted to be incurred under clause (a) above.

  In the event that the Company or any Restricted Subsidiary has incurred Indebtedness pursuant to clause (c) of the second paragraph of this covenant owing to a Restricted Subsidiary and that Restricted Subsidiary thereafter does not remain a "Restricted Subsidiary" as defined in the Senior Note Indenture, the aggregate principal amount of such Indebtedness of the Company or a Restricted Subsidiary, as applicable, owing to such Person at the time of such a change in Restricted Subsidiary status that was at any time incurred pursuant to clause (c) of the second paragraph of this covenant, shall be deemed to be Indebtedness incurred by the Company or a Restricted Subsidiary, as the case may be, at the time of such change in Restricted Subsidiary status.

  Indebtedness incurred by any Person that is not a Restricted Subsidiary of the Company, which Indebtedness is outstanding at the time such Person becomes a Restricted Subsidiary of the Company, or is merged into or consolidated with, the Company or a Restricted Subsidiary shall be deemed to have been incurred, at the time such Person becomes a Restricted Subsidiary, or is merged into or consolidated with the Company or a Restricted Subsidiary. A guarantee permitted by this covenant to be incurred by the Company or a Restricted Subsidiary of Indebtedness otherwise permitted to be incurred pursuant to this covenant is not considered a separate incurrence for purposes of this covenant.

 Limitation on Issuances of Guarantees by Restricted Subsidiaries

  The Indentures provide that the Company may not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company ("Guaranteed Indebtedness") unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Senior
Note Indenture providing
for a Guarantee of payment of the Senior Notes by such Restricted Subsidiary (a "Senior Note Guarantee") and a supplemental indenture to the Convertible
Note Indenture providing for a Guarantee of payment of the Convertible Notes by such Restricted Subsidiary (a "Convertible Note Guarantee") and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee, provided, that any Restricted Subsidiary may guarantee any Credit Facility so long as such Restricted Subsidiary enters into a Guarantee ranking pari passu with its guarantee under such Credit Facility. If the Guaranteed Indebtedness is pari passu with the Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with or subordinated to the Guarantee; and if the Guaranteed Indebtedness is subordinated to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes. In addition, each Convertible Note Guarantee of a Restricted Subsidiary will be subordinated to the Senior Note Guarantee of such Restricted Subsidiary.

  Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the release or discharge of the guarantee which resulted in the creation of such Restricted Subsidiary's Guarantee, except a discharge or release by, or as a result of, payment under such guarantee.

 Limitation on Liens

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its Property or assets now owned or hereafter acquired, or any interest therein or any income or profits therefrom, without effectively providing that the Notes shall be secured equally and ratably with or prior to (and provided that the Senior Notes shall be secured prior to any secured obligation that is subordinated in right of payment to the Senior Notes) the obligations so secured for so long as such obligations are so secured.

 Limitation on Sale and Leaseback Transactions

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale and Leaseback Transaction at least equal to the Fair Market Value (as evidenced by a Board Resolution delivered to the Trustee) of the Property or assets subject to such transaction; (ii) the Attributable Indebtedness of the Company or such Restricted Subsidiary with respect thereto is included as Indebtedness and would be permitted to be incurred by the covenant described under "--Limitation on Indebtedness" and any Liens granted thereby would be permitted by the covenant described under "--Limitation on Liens;" and (iii) the Net Cash Proceeds from such transaction are applied in accordance with the provisions described under "--Asset Sales" as if such proceeds resulted from an Asset Sale.

 Restricted Payments

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to such proposed Restricted Payment (i) no Default or Event of Default under the Senior Note Indenture shall have occurred and be continuing or shall occur as a consequence thereof; (ii) after giving effect, on a pro forma basis, to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "--Limitation on Indebtedness;" and (iii) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments after the Issue Date does not exceed the sum of (A) 50% of the Consolidated Net Income of the Company (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) for the period (taken as one accounting period) beginning on the last day of the fiscal quarter immediately preceding the Issue Date and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment, plus
(B) 100% of the aggregate Net Cash Proceeds received by the Company subsequent to the Issue Date from the issuance or sale (other than to a Subsidiary) of shares of its Qualified Stock, including Qualified Stock issued upon the conversion of convertible debt (other than any conversion of the Convertible Notes) or the exercise of options, warrants or rights to purchase Qualified Stock, plus (C) 100% of the amount of any Indebtedness of the Company or any of its Restricted Subsidiaries (as expressed on the face of a balance sheet in accordance with GAAP), or the carrying value of any Disqualified Stock, which has been converted into, exchanged for or satisfied by the issuance of shares of Qualified Stock of the Company subsequent to the Issue Date, less the amount of any cash or the value of any other Property distributed by the Company or its Restricted Subsidiaries upon such conversion, exchange or satisfaction, plus (D) 100% of the net reduction in Investments, subsequent to the Issue Date, in any Person, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of Property (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income), in each case to the Company or any Restricted Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Person the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person and in each such case which was treated as a Restricted Payment, minus (E) 100% of the amount of Investments made pursuant to clauses (v),
(vi), (vii) and (viii) of the following paragraph subsequent to the Issue
Date.

  The foregoing limitations shall not prevent the Company from (i) paying a dividend on its Capital Stock at any time within 60 days after the declaration thereof if, on the declaration date, the Company could have paid such dividend in compliance with the Senior Note Indenture; (ii) retiring (A) any Capital Stock of the Company or any Restricted Subsidiary of the Company or (B) Indebtedness of the Company that is subordinated in right of payment to the Notes or (C) Indebtedness of a Restricted Subsidiary of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale of Qualified Stock of the Company; (iii) so long as no Default or Event of Default under the Senior Note Indenture shall have occurred and be continuing or shall occur as a consequence thereof, retiring any Indebtedness of the Company subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, the substantially concurrent incurrence of Indebtedness of the Company (other than Indebtedness to a Subsidiary of the Company); provided, that such new Indebtedness (A) is subordinated in right of payment to the Notes at least to the same extent as, (B) has an Average Life at least as long as, and (C) has no scheduled principal payments due in any amount earlier than, any equivalent amount of principal under the Indebtedness so retired; (iv) so long as no Default or Event of Default under the Senior Note Indenture shall have occurred and be continuing or shall occur as a consequence thereof, retiring any Indebtedness of a Restricted Subsidiary of the Company in exchange for, or out of the proceeds of, the substantially concurrent incurrence of Indebtedness of the Company or any Restricted Subsidiary that is permitted under the covenant described under "--Limitation on Indebtedness" and that (A) is not secured by any assets of the Company or any Restricted Subsidiary to a greater extent than the retired Indebtedness was so secured, (B) has an Average Life at least as long as the retired, purchased, redeemed or acquired Indebtedness and (C) is subordinated in right of payment to the Notes or the Guarantees, as applicable, at least to the same extent as the retired Indebtedness; (v) so long as no Default or Event of Default under the Senior Note Indenture shall have occurred and be continuing or shall result as a consequence thereof, purchasing, redeeming, retiring or acquiring any Capital Stock of the Company or any Restricted Subsidiary of the Company held by any member or former member of the Company's (or any of its Subsidiaries') management pursuant to any management agreement or stock option plan if in effect on the Issue Date or upon the death, disability, retirement or termination of employment of such members; provided, that the aggregate price paid for all such retired Common Stock shall not exceed, in the aggregate, the sum of $1 million plus the aggregate Cash Proceeds received by the Company from any reissuance of such Common Stock by the Company to members of management of the Company and its Subsidiaries; (vi) so long as no Default or Event of Default under the Senior Note Indenture shall have occurred and be continuing or shall occur as a consequence thereof, making loans to

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

members of management of the Company as required pursuant to employment agreements with such members, in an aggregate principal amount not to exceed $1 million; provided, that any repayment of such loans (but only to the extent such payments are not included in the calculation of Consolidated Net Income of the Company) shall reduce the amount of such Investments; (vii) so long as no Default or Event of Default under the Senior Note Indenture shall have occurred and be continuing or shall occur as a consequence thereof, making Investments in Joint Ventures in an aggregate amount not to exceed $10 million; provided, that any repayment of loans or advances, return of capital or other transfer of Property (but only to the extent such distributions are not included in the calculation of Consolidated Net Income of the Company) shall reduce the amount of such Investments; and (viii) so long as no Default or Event of Default under the Senior Note Indenture shall have occurred and be continuing, the Company may redeem Convertible Notes pursuant to the terms of the Convertible Note Indenture or repurchase Convertible Notes pursuant to a Change of Control Offer, an Asset Sale Offer or a repurchase offer upon a Termination of Trading of the Common Stock pursuant to the terms of the Convertible Note Indenture.

  Not later than the date of making of any Restricted Payment or any Investment made pursuant to clause (vii) of the previous paragraph, the Company shall deliver to the Senior Note Trustee an Officers' Certificate stating that such Restricted Payment or Investment is permitted and setting forth the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available financial statements.

 Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause or suffer to exist or become effective or enter into an encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary (i) to pay dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary of the Company; (ii) to make loans or advances to the Company or any Restricted Subsidiary of the Company; or (iii) to transfer any of its Property or assets to the Company or any other Restricted Subsidiary of the Company, except: (a) any encumbrance or restriction existing as of the Issue Date pursuant to the Senior Note Indenture or the Convertible Note Indenture or the Existing Indebtedness; (b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of assets or Property, so long as the encumbrances or restrictions in any such agreement relate solely to the assets or Property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof); (c) any encumbrance or restriction relating to any Indebtedness of any Restricted Subsidiary existing on the date on which such Restricted Subsidiary is acquired by the Company or any Restricted Subsidiary (other than Indebtedness incurred by such Restricted Subsidiary in connection with or in anticipation of its acquisition); (d) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary or customary provisions in any telecommunications resale agreements (including, without limitation, the existing Ameritech Resale Agreements, the NYNEX Resale Agreement and the long distance agreements of the Company), license agreements or similar agreements that restrict the assignment of such agreement or any rights thereunder; (e) any temporary encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or Property and assets of, such Restricted Subsidiary; (f) any restriction on the sale or other disposition of assets or Property securing Indebtedness as a result of a Permitted Lien on such assets or Property permitted by the covenant described under "--Limitation on Liens;" and (g) any encumbrance or restriction that amends, extends, refinances, refunds, renews or replaces any agreement described in clauses (a) through (c) whether or not among the same parties, provided, that the terms and conditions of any such encumbrance or restriction are no less favorable to the holders of the Senior Notes than those under or pursuant to the agreement amended, extended, refinanced, refunded, renewed or replaced.

 Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries

  The Company (i) shall not permit any Restricted Subsidiary to issue any Capital Stock other than to the Company or a Restricted Subsidiary and (ii) shall not permit any Person other than the Company or a Restricted Subsidiary to own any Capital Stock of any Restricted Subsidiary other than directors qualifying shares, except

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

for (a) a sale of 100% of the Capital Stock of a Restricted Subsidiary sold in a transaction not prohibited by the covenant described under "--Asset Sales";
(b) Capital Stock of a Restricted Subsidiary issued and outstanding on the Issue Date and held by Persons other than the Company or any Restricted Subsidiary; (c) Capital Stock of a Restricted Subsidiary issued and outstanding prior to the time that such Person becomes a Restricted Subsidiary so long as such Capital Stock was not issued in contemplation of such Person's becoming a Restricted Subsidiary or otherwise being acquired by the Company;
(d) not more than ten percent of the Common Stock of USN Solutions, Inc. on a fully diluted basis issued pursuant to the exercise of the option (the "USN Solutions Option") contemplated by that certain Memorandum of Understanding, dated July 3, 1996, by and between USN Solutions, Inc. and Genesys SA; and (e) any Disqualified Stock permitted to be issued under the covenant described under "--Limitation on Indebtedness."

 Transactions with Affiliates

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer, or otherwise dispose of, any of its Property or assets to, or purchase any Property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable arm's-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate and (b) the Company delivers to the Senior Note Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $1 million, a Board Resolution certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested directors who have determined that such Affiliate Transaction is in the best interests of the Company or such Restricted Subsidiary and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $5 million, an opinion as to the fairness from a financial point of view to the Company or such Restricted Subsidiary issued by an investment banking firm of national standing, or in the case of a transaction involving a sale or transfer of assets subject to valuation such as real estate, an appraisal issued by a nationally recognized appraisal firm, together with an Officers' Certificate to the effect that such opinion complies with this clause (ii); provided, that the following shall not be deemed Affiliate Transactions: (i) any employment agreement or consulting agreement (including stock options) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice; (ii) any agreement or arrangement with respect to the compensation of a director of the Company or any Restricted Subsidiary approved by the Board of Directors and consistent with industry practice;
(iii) transactions between or among the Company, its Wholly-Owned Restricted Subsidiaries or a majority-owned Restricted Subsidiary (so long as no minority interest is owned by a Person which is otherwise an Affiliate); (iv) transactions constituting Restricted Payments permitted by the covenant described under "--Restricted Payments"; (v) transactions pursuant to contracts existing on the Issue Date and disclosed in a schedule attached to the Senior Note Indenture; (vi) making loans or advances to officers, employees or consultants of the Company and its Subsidiaries (including travel and moving expenses) in the ordinary course of business not to exceed $1 million; and (vii) the issuance of stock options for Common Stock of the Company pursuant to any plan approved by the Board of Directors.

 Restricted and Unrestricted Subsidiaries

  The Indentures provide that the Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Company or any of its Restricted Subsidiaries as an Unrestricted Subsidiary; provided, that so long as the Senior Notes remain outstanding and the Senior Note Indenture has not been satisfied or discharged, (i) immediately after giving effect to the transaction, the Company could incur $1.00 of additional Indebtedness pursuant to the first paragraph of "--Limitation on Indebtedness" and (ii) such designation is at the time permitted under "--Restricted Payments." Notwithstanding any provisions of this covenant all Subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries.

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

  The Senior Note Indenture further provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person (other than a newly formed Subsidiary having no outstanding Indebtedness (other than Indebtedness to the Company or a Restricted Subsidiary) at the date of determination) becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless, after giving effect to such action, transaction or series of transactions on a pro forma basis, (i) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "--Limitation on Indebtedness" and (ii) no Default or Event of Default would occur or be continuing.

  Subject to the preceding paragraph, an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary. The designation of a Subsidiary as an Unrestricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary in compliance with the preceding paragraph shall be made by the Board of Directors pursuant to a Board Resolution delivered to the Trustees and shall be effective as of the date specified in such Board Resolution, which shall not be prior to the date such Board Resolution is delivered to the Trustees.

 Limitations on Line of Business

  The Senior Note Indenture provides that neither the Company nor any of its Restricted Subsidiaries will directly or indirectly engage to any substantial extent in any line or lines of business activity other than the Telecommunications Business.

 Issuance of Contingent Warrants

  The Senior Note Indenture provides that the Company will be obligated to issue to holders of the Senior Notes Senior Note Contingent Warrants, exercisable for Class A Common Stock representing up to 3% of the Common Stock on a fully diluted basis as of the date of such issuance (without including
(i) Common Stock issued for fair market value subsequent to the Closing Date (as determined in the Warrant Agreement), (ii) Common Stock issuable pursuant to any options, or shares of Common Stock granted to or purchased by management of the Company, pursuant to agreements or stock plans existing on the date of the Senior Note Indenture and either disclosed in a schedule attached thereto or described herein, or (iii) certain additional shares of Common Stock issuable pursuant to options, or shares of Common Stock issuable pursuant to agreements or stock plans, as disclosed in a schedule attached to the Senior Note Indenture) after giving effect to the issuance of such Senior Note Contingent Warrants, in the event that, on or prior to March 30, 1998, the Company does not effect a Qualified Public Offering or has not been sold pursuant to a Qualified Sale of the Company. The Convertible Note Indenture provides that, in the event that the Company has not, on or prior to September 30, 1999, (i) consummated a Qualified Public Offering or (ii) been sold pursuant to a Qualified Sale of the Company, the Company will be obligated to issue to the holders of the Convertible Notes Convertible Note Contingent Warrants exercisable for Class A Common Stock representing up to 2.5% of the Common Stock of the Company on a fully diluted basis (subject to the exceptions set forth in clauses (i), (ii) and (iii) of the immediately preceding sentence) after giving effect to the issuance of such Convertible Note Contingent Warrants. All Contingent Warrants will be issued pursuant to the Warrant Agreement with the same rights thereunder as the Initial Warrants, and holders will have the benefit of the Registration Rights Agreement.

 Waiver of Certain Covenants

  The Company may omit in respect of any Senior Notes, in any particular instance, to comply with the provisions of any covenant or condition described under "Description of the Notes--Certain Covenants," if before or after the time for such compliance the holders of at least a majority in principal amount at Stated Maturity of the outstanding Senior Notes (75% in principal amount at Stated Maturity for the covenant described under "--Issuance of Contingent Warrants") either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived and, until such waiver shall become effective, the obligations of the Company and the duties of the Senior Note Trustee in respect of any such covenant or condition shall remain in full force and effect.

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

 Reports

  The Senior Note Indenture and the Convertible Note Indenture each provide that, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file them. The Company shall also (whether or not it is required to file reports with the Commission), within 30 days of each Required Filing Date, (i) transmit by mail to all holders of Notes, as their names and addresses appear in the applicable Security Register, without cost to such holders or Persons, and (ii) file with the Trustees, copies of the annual reports, quarterly reports and other documents (without exhibits) which the Company has filed or would have filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, any successor provisions thereto or this covenant. The Company shall not be required to file any report with the Commission if the Commission does not permit such filing.

CONSOLIDATION, MERGER, CONVEYANCE, LEASE OR TRANSFER

  The Senior Note Indenture and the Convertible Note Indenture each provide that the Company will not, in any transaction or series of transactions, consolidate with, or merge with or into, any other Person or permit any other Person to merge with or into the Company (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing corporation), or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Property and assets of the Company and the Restricted Subsidiaries taken as a whole to any other Person, unless:

    (i) either (a) the Company shall be the continuing corporation or (b) the corporation (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person which acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the Property and assets of the Company and the Restricted Subsidiaries taken as a whole (such corporation or Person, the "Surviving Entity"), shall be a corporation organized and validly existing under the laws of the United States of America, any political subdivision thereof, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest and Special Interest, if any, on all the related Notes and the performance of the Company's covenants and obligations under the applicable Indenture;

    (ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default under the Senior Note Indenture or the Convertible Note Indenture, as applicable, shall have occurred and be continuing or would result therefrom;

    (iii) in the case of the Senior Note Indenture only, immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) the Company (or the Surviving Entity, if the Company is not continuing) would be permitted to incur $1.00 of additional Indebtedness pursuant to the first paragraph of "--Limitation on Indebtedness"; and

    (iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company (or the Surviving Entity, if the Company is not continuing) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction.

  The provision of clause (iii) shall not apply to any merger or consolidation into or with, or any such transfer of all of the Property and assets of the Company and the Restricted Subsidiaries into, the Company.

  In connection with any consolidation, merger, transfer of assets or other transactions contemplated by this provision, the Company shall deliver, or cause to be delivered, to the applicable Trustee, in form and substance reasonably satisfactory to such Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance or transfer and the supplemental indenture in respect thereto comply with the provisions of the applicable Indenture and that all conditions precedent in the applicable Indenture relating to such transactions have been complied with.

  Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, the foregoing paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the applicable Indenture and the related Notes with the same effect as if such Surviving Entity had been named as the Company in the applicable Indenture; and when a Surviving Person duly assumes all of the obligations and covenants of the Company pursuant to the applicable Indenture and the related Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

EVENTS OF DEFAULT

  Each of the following is an "Event of Default" under the Indentures (except where otherwise expressly indicated):
    (a) default in the payment of interest (or Special Interest, if any) on any Note issued pursuant to such Indenture when the same becomes due and payable, and the continuance of such default for a period of 30 days;
    (b) default in the payment of the principal of (or premium, if any, on) any Note issued pursuant to such Indenture at its maturity, upon optional redemption, required repurchase (including pursuant to a Change of Control Offer, an Asset Sale Offer, or, in the case of the Convertible Note Indenture, a repurchase offer upon a Termination of Trading of the Common Stock) or otherwise or the failure to make an offer to purchase any such Note as required;
    (c) in the case of the Senior Note Indenture, the Company fails to comply with any of its covenants or agreements contained in "--Limitation on Indebtedness," "--Limitation on Sale and Leaseback Transactions" or "-- Restricted Payments," in the case of both Indentures, fails to perform or comply with the provisions described under "--Repurchase at the Option of the Holders upon a Change of Control," "--Asset Sales," "--Issuances of Contingent Warrants" or "--Consolidation, Merger, Conveyance, Lease or Transfer" or in the case of the Convertible Note Indenture, fails to perform or comply with the provisions described under "--Right to Require Repurchase of Convertible Notes upon a Termination of Trading" or "-- Additional Invested Equity;"
    (d) default in the performance, or breach, of any covenant or warranty of the Company in such Indenture (other than a covenant or warranty addressed in (a), (b) or (c) above) and continuance of such Default or breach for a period of 45 days after written notice thereof has been given to the Company by the applicable Trustee or to the Company and the applicable Trustee by holders of at least 25% of the aggregate principal amount at Stated Maturity of the outstanding applicable Notes;
    (e) Indebtedness of the Company or any Restricted Subsidiary is not paid when due within the applicable grace period, if any, or is accelerated by the holders thereof and, in either case, the principal amount of such unpaid or accelerated Indebtedness exceeds $10 million;
    (f) the entry by a court of competent jurisdiction of one or more final nonappealable judgments against the Company or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount in excess of $10 million which is not discharged, waived, appealed, stayed, bonded or satisfied for a period of 60 consecutive days;
    (g) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Significant Restricted Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency, or other similar law or
  (ii) a decree or order adjudging the Company or any

  Significant Restricted Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Restricted Subsidiary under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency, or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Restricted Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Restricted Subsidiary, or ordering the winding up or liquidation of the affairs of the Company or any Significant Restricted Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

    (h) (i) the commencement by the Company or any Significant Restricted Subsidiary of a voluntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent; or (ii) the consent by the Company or any Significant Restricted Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Restricted Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Significant Restricted Subsidiary; or (iii) the filing by the Company or any Significant Restricted Subsidiary of a petition or answer or consent seeking reorganization or relief under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law; or
  (iv) the consent by the Company or any Significant Restricted Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any Significant Restricted Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Restricted Subsidiary, or the making by the Company or any Significant Restricted Subsidiary of an assignment for the benefit of creditors; or (v) the admission by the Company or any Significant Restricted Subsidiary in writing of its inability to pay its debts generally as they become due; or (vi) the taking of corporate action by the Company or any Significant Restricted Subsidiary in furtherance of any such action; or

    (i) in the case of the Convertible Note Indenture, the occurrence and continuation of an Event of Default under the Senior Note Indenture for a period of 30 consecutive days after written notice of the occurrence of such Event of Default has been given to the Company by the Convertible Note Trustee or a holder or holders of Convertible Notes, which notice states that such an event constitutes a Default under the Convertible Note Indenture.

  If any Event of Default (other than an Event of Default specified in clause
(g) or (h) above) occurs and is continuing, then and in every such case the applicable Trustee or the holders of not less than 25% of the outstanding aggregate principal amount at Stated Maturity of the Senior Notes or the Convertible Notes, as the case may be, may declare the Default Amount, premium, if any, and any accrued and unpaid interest (and Special Interest, if any) on all such Notes then outstanding to be immediately due and payable by a notice in writing to the Company (and to the applicable Trustee if given by holders of such Notes), and upon any such declaration all amounts payable in respect of the Senior Notes and the Convertible Notes, as the case may be, will become and be immediately due and payable. If any Event of Default specified in clause (g) or (h) above occurs, the Default Amount, premium, if any, and any accrued and unpaid interest (and Special Interest, if any) on the Senior Notes or the Convertible Notes, as the case may be, then outstanding shall become immediately due and payable without any declaration or other act on the part of the applicable Trustee or any holder of such Notes. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied, or cured or waived by the holders of the relevant Indebtedness within 60 days after such event of default; provided, that no judgment or decree for the payment of the money due on the Notes has been obtained by the applicable Trustee as provided in the applicable Indenture. In the event of a declaration of acceleration because an Event of Default set forth in clause (i) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled (A) if the Senior Notes have been repaid, (B) if the Event of Default under the Senior Note Indenture triggering such Event of Default pursuant to clause (i) above shall be remedied or cured, or waived by the holders of the Senior Notes, or (C) if the Senior Notes have been accelerated, then the acceleration of the Senior Notes shall have been rescinded within 60 days of the occurrence of such Event of Default under the Senior Note Indenture, and, in the case of clauses (A),
(B) or (C) above, the Senior Note Trustee so certifies to the Convertible Note Trustee, provided that any such event described in clause (A), (B) or (C) above must occur prior to the commencement of enforcement proceedings with respect to the Convertible Note Indenture. Until September 30, 1999, the "Default Amount" shall equal the Accreted Value of the Senior Notes and the Accreted Value of the Convertible Notes, as applicable. From September 30, 1999 to March 30, 2000 the Default Amount shall equal the Accreted Value of the Senior Notes and 100% of principal amount at Stated Maturity of the Convertible Notes, as applicable. Thereafter, the Default Amount shall equal 100% of the principal amount at Stated Maturity of the Senior Notes and the Convertible Notes, as applicable. Under certain circumstances, the holders of a majority in principal amount at Stated Maturity of the outstanding Senior Notes or the Convertible Notes, as applicable, by notice to the Company and the applicable Trustee may rescind an acceleration and its consequences. Subject to all provisions of the applicable Indenture and applicable law, the holders of a majority in aggregate principal amount at Stated Maturity of the Senior Notes or the Convertible Notes, as the case may be, at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred on such Trustee.

  The holders of a majority in aggregate principal amount at Stated Maturity of the Senior Notes or the Convertible Notes, as the case may be, then outstanding by notice to the applicable Trustee may on behalf of the holders of all such Notes waive any existing Default or Event of Default and its consequences under the applicable Indenture except a continuing Default or Event of Default in the payment of interest (and Special Interest, if any) on, premium, if any on or the principal of, such Notes. Subject to the provisions of the applicable Indentures relating to the duties of the applicable Trustee, the applicable Trustee is under no obligation to exercise any of its rights or powers under the applicable Indenture at the request, order or direction of any of the holders, unless such holders have offered to such Trustee reasonable security or indemnity. Subject to the provisions of the Senior Note Indenture or the Convertible Note Indenture, as the case may be, and applicable law, the holders of a majority in aggregate principal amount at Stated Maturity of the Senior Notes or the Convertible Notes, as applicable, at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred upon such Trustee.

  The Company is required to deliver to each Trustee annually a statement regarding compliance with the applicable Indenture, and the Company is required within five Business Days after becoming aware of any Default or Event of Default, to deliver to the applicable Trustee a statement describing such Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

AMENDMENT, SUPPLEMENT AND WAIVER

  The Company and the Senior Note Trustee or the Convertible Note Trustee, as applicable, may, at any time and from time to time, without notice to or consent of any holder of Senior Notes or any holder of Convertible Notes, as applicable, enter into one or more indentures supplemental to the Senior Note Indenture or the Convertible Note Indenture, as the case may be, (i) to evidence the succession of another Person to the Company and the assumption by such successor of the covenants and obligations of the Company in such Indenture and such Notes; (ii) to add to the covenants of the Company, for the benefit of the holders, or to surrender any right or power conferred upon the Company by such Indenture; (iii) to add any additional Events of Default; (iv) to provide for uncertificated Notes in addition to or in place of certificated Notes; (v) to evidence and provide for the acceptance of appointment under such Indenture of a successor Trustee; (vi) to cure any ambiguity in such Indenture, to correct or supplement any provision in such Indenture which may be inconsistent with any other provision therein or to add any other provisions with respect to matters or questions arising under such Indenture; provided, that such actions shall not adversely affect the interests of the holders in any material respect; (vii) to secure such Notes; (viii) to provide for Guarantees as required under the applicable Indenture; (ix) to make provision with respect to the conversion rights of the holders of Convertible Notes in the event of a consolidation, merger or sale of assets involving the Company as required by the Convertible
Note Indenture; or (x) to comply with the requirements of the Commission in order to effect or maintain the qualification of such Indenture under the Trust Indenture Act.

  With the consent of the holders of not less than a majority in aggregate principal amount at Stated Maturity of the outstanding Senior Notes or Convertible Notes, as the case may be, the Company and the Senior Note Trustee or the Convertible Note Trustee, as applicable, may enter into one or more indentures supplemental to the Senior Note Indenture or the Convertible Note Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of such Indenture or modifying in any manner the rights of the holders; provided, that no such supplemental indenture shall, without the consent of the holder of each outstanding Senior Note or Convertible Note: (i) change the Stated Maturity of the principal of, or any installment of interest (including Special Interest, if any) on, any Senior Note or Convertible Note, or reduce the Accreted Value or principal amount thereof at Stated Maturity (or premium, if any), or the interest thereon that would be due and payable upon Stated Maturity thereof, or reduce the Default Amount that would be due and payable upon Stated Maturity thereof, or change the place of payment where, or the coin or currency in which, any Senior Note or Convertible Note, as the case may be, or any premium or interest (including Special Interest, if any) thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof; (ii) reduce the percentage in principal amount of the outstanding Senior Notes or Convertible Notes, as the case may be, the consent of whose holders is necessary for any such supplemental indenture or required for any waiver of compliance with certain provisions of the Senior Note Indenture or any Senior Note Guarantees or the Convertible
Note Indenture or any Convertible Note Guarantees or certain Defaults thereunder; (iii) subordinate in right of payment, or otherwise subordinate, the Senior Notes or any Senior Note Guarantees to any other Indebtedness; (iv) make any changes in the subordination provisions of the Convertible Notes or any Convertible Note Guarantees that would adversely affect the holders of the Convertible Notes; (v) modify the obligations of the Company to make offers to purchase Notes upon a Change of Control or from the proceeds of Asset Sales or, in the case of a Termination of Trading of the Common Stock, the obligation of the Company pursuant to the Convertible Note Indenture to repurchase the Convertible Notes; or (vi) modify any provision of this paragraph (except to increase any percentage set forth herein).

  The holders of not less than a majority in aggregate principal amount at Stated Maturity of the outstanding Senior Notes or Convertible Notes, as the case may be, may, on behalf of the holders of all such Notes, waive any past Default under the applicable Indenture and its consequences, except Default in the payment of the principal of (or premium, if any) or interest on any Note, or in respect of a covenant or provision hereof which under the proviso to the prior paragraph cannot be modified or amended without the consent of the holder of each outstanding Senior Note or Convertible Note affected.

  The holders of not less than 75% in aggregate principal amount at Stated Maturity of the outstanding Senior Notes may, on behalf of the holders of all such Senior Notes, waive any right to require the Company to issue to the holders of the Senior Notes Senior Note Contingent Warrants. The holders of not less than 75% in aggregate principal amount at Stated Maturity of the outstanding Convertible Notes may, on behalf of the holders of all such Convertible Notes, waive any right to require the Company to issue to the holders of the Convertible Notes either Convertible Note Contingent Warrants or Additional Warrants.

SATISFACTION AND DISCHARGE OF THE INDENTURE, DEFEASANCE

  The Company may terminate its obligations under the Senior Notes and the Senior Note Indenture when (i) either (A) all outstanding Senior Notes have been delivered to the Senior Note Trustee for cancellation or (B) all such Senior Notes not theretofore delivered to the Senior Note Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Senior Note Trustee for the giving of notice of redemption by the Senior Note Trustee in the name and at the expense of the Company, and the Company has irrevocably deposited or caused to be deposited with the Senior Note Trustee funds or U.S. Government Obligations in an amount sufficient to pay and discharge the entire indebtedness on the Senior Notes not theretofore delivered to the Senior Note Trustee for cancellation, for principal of (premium, if any, on) and interest (including Special Interest, if any) to the date of deposit or maturity or date of redemption; (ii) the Company has paid or caused to be paid all sums then due and payable by the Company under the Senior Note Indenture; and (iii) the Company has delivered an Officers' Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in the Senior Note Indenture. The Company may also terminate its obligations under the Convertible Notes and the Convertible Note Indenture when (i) either (A) all outstanding Convertible Notes have been delivered to the Convertible Note Trustee for cancellation or (B) all such Convertible Notes not theretofore delivered to the Convertible Note Trustee for cancellation have become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Convertible Note Trustee for the giving of notice of redemption by the Convertible Note Trustee in the name and at the expense of the Company, and the Company has irrevocably deposited or caused to be deposited with the Convertible Note Trustee funds or U.S. Government Obligations in an amount sufficient to pay and discharge the entire indebtedness on the Convertible Notes not theretofore delivered to the Convertible Note Trustee for cancellation, for principal of (premium, if any, on) and interest (including Special Interest, if any) to the date of deposit or maturity or date of redemption; (ii) the Company has paid or caused to be paid all sums then due and payable by the Company under the Convertible Note Indenture; and (iii) the Company has delivered an Officers' Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in the Convertible Note Indenture; provided, that notwithstanding the provisions above, the holders of Convertible Notes will retain their conversion rights until the applicable redemption date.

  The Company, at its election, shall (a) be deemed to have paid and discharged its debt on the Senior Notes or the Convertible Notes, as the case may be, and the respective Indentures shall cease to be of further effect as to all outstanding Senior Notes or all outstanding Convertible Notes, as the case may be (except as to (i) rights of registration of transfer, substitution and exchange of Senior Notes or the Convertible Notes, as the case may be, and the Company's right of optional redemption, (ii) rights of holders to receive payments of principal of, premium, if any, and interest (including Special Interest, if applicable) on the Senior Notes or the Convertible Notes, as the case may be, (but not the Change of Control Purchase Price or the Asset Sale Purchase Price) and any rights of the holders with respect to such amounts,
(iii) the rights, obligations and immunities of the applicable Trustee under the applicable Indenture, (iv) conversion rights under the Convertible Note Indenture, and (v) certain other specified provisions in the applicable Indenture) or (b) cease to be under any obligation to comply with certain restrictive covenants including those described under "--Certain Covenants," after the irrevocable deposit by the Company with the applicable Trustee, in trust for the benefit of the holders, at any time prior to the Stated Maturity of the Senior Notes or the Convertible Notes, as the case may be, of (A) money in an amount, (B) U.S. Government Obligations which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of such Notes, money in an amount, or (C) a combination thereof sufficient to pay and discharge the principal of, and interest (including Special Interest, if applicable) on, such Notes then outstanding on the dates on which any such payments are due in accordance with the terms of the applicable Indenture and of such Notes. Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including, among other things, delivery by the Company to the applicable Trustee of an opinion of outside counsel acceptable to such Trustee to the effect that (i) such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders; and (ii) the Company's deposit will not result in such trust or such Trustee being subject to regulation under the Investment Company Act of 1940.

THE TRUSTEE

  Harris Trust and Savings Bank is the Trustee under each Indenture and its current address is 111 West Monroe, Chicago, Illinois 60603.

  The holders of not less than a majority in aggregate principal amount at Stated Maturity of the outstanding Senior Notes or Convertible Notes, as the case may be, have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to certain exceptions. Except during the continuance of an Event of Default under the Indentures, the Trustees will perform only such duties as are specifically set forth in the Indentures. Each Indenture provides that in case an Event of Default shall occur (which shall not be cured or waived), the applicable Trustee will be required, in the exercise of its rights and powers under such Indenture, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request of any of the holders of the Senior Notes or Convertible Notes, as the case may be, unless such holders shall have offered to the applicable Trustee indemnity satisfactory to it against any loss, liability or expense.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its status as a director, officer, employee, incorporator or stockholder of the Company. By accepting a Note each holder waives and releases all such liability (but only such liability). The waiver and release are part of the consideration for issuance of the Notes. Nonetheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the Commission that such a waiver is against public policy.

GOVERNING LAW

  The Senior Note Indenture and the Convertible Note Indenture and the Senior Notes and the Convertible Notes are governed by the laws of the State of New York, without regard to principles of conflicts of law.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Notes in accordance with the applicable Indenture. The Company, the Registrars and the Trustees may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the applicable Indenture.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indentures. Reference is made to the Indentures for the full definition of all such terms, as well as any capitalized terms used herein for which no definition is provided.

  "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such other Person merging with or into or becoming a Subsidiary of such specified Person.

  "Accreted Value" means, (A) with respect to the Senior Notes, for any Specified Date, the amount provided below for each $1,000 principal amount at Stated Maturity of the Senior Notes:

    (a) If the Specified Date occurs on one of the following dates (each a "Senior Note Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Senior Note Semi-Annual Accrual Date:

             SEMI-
            ANNUAL
            ACCRUAL    ACCRETED
             DATE       VALUE
            -------    --------
           March 30,
           1997.....   $ 666.34
           September
           30, 1997.     712.99
           March 30,
           1998.....     762.90
           September
           30, 1998.     816.30
           March 30,
           1999.....     873.44
           September
           30, 1999.     934.58
           March 30,
           2000.....   1,000.00

    (b) if the Specified Date occurs before the first Senior Note Semi-Annual Accrual Date, the Accreted Value will equal the sum of (i) $622.75 and (ii) an amount equal to the product of (y) the Accreted Value of the first Senior Note Semi-Annual Accrual Date less the original issue price multiplied by (z) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Senior Note Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

    (c) if the Specified Date occurs between two Senior Note Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (i) the Accreted Value for the Senior Note Semi-Annual Accrual Date immediately preceding such Specified Date and (ii) an amount equal to the product of (y) the Accreted Value for the immediately following Senior Note Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Senior Note Semi-Annual Accrual Date multiplied by (z) a fraction, the numerator of which is the number of days from the immediately preceding Senior Note Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

    (d) if the Specified Date occurs after the last Senior Note Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

  (B) with respect to the Convertible Notes, for any Specified Date, the amount provided below for each $1,000 principal amount at Stated Maturity of the Convertible Notes:

    (a) If the Specified Date occurs on one of the following dates (each a "Convertible Note Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Convertible Note Semi-Annual Accrual
  Date:

             SEMI-
            ANNUAL
            ACCRUAL    ACCRETED
             DATE        VALUE
            -------    ---------
           March 30,
           1997.....   $  802.45
           September
           30, 1997.      838.56
           March 30,
           1998.....      876.30
           September
           30, 1998.      915.73
           March 30,
           1999.....      956.94
           September
           30, 1999.    1,000.00

    (b) if the Specified Date occurs before the first Convertible Note Semi-Annual Accrual Date, the Accreted Value will equal the sum of (i) $767.90 and (ii) an amount equal to the product of (y) the Accreted Value of the first Convertible Note Semi-Annual Accrual Date less the original issue price multiplied by (z) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Convertible Note Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

    (c) if the Specified Date occurs between two Convertible Note Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (i) the Accreted Value for the Convertible Note Semi-Annual Accrual Date immediately preceding such Specified Date and (ii) an amount equal to the product of
  (y) the Accreted Value for the immediately following Convertible Note Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Convertible Note Semi-Annual Accrual Date multiplied by (z) a fraction, the numerator of which is the number of days from the immediately preceding Convertible Note Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

    (d) if the Specified Date occurs after the last Convertible Note Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

  "Additional Invested Equity" means the net cash proceeds from the sale to Persons, other than holders of the Convertible Notes, of Capital Stock not maturing and not redeemable prior to September 30, 2004; provided, that the terms of any such Capital Stock do not provide for any redemption or repurchase, whether pursuant to a sinking fund or otherwise, or permit any cash dividend prior to the Stated Maturity of the Convertible Notes.

  "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person; provided that each Unrestricted Subsidiary shall be deemed to be an Affiliate of the Company and of each other Subsidiary of the Company; provided that any lender under a Credit Facility shall not be deemed to be an Affiliate solely as the result of the Credit Facility; and provided, further, that neither the Company nor any of its Wholly-Owned Restricted Subsidiaries shall be deemed to be Affiliates of each other. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "under common control with" and "controlled by"), and as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person (on a fully diluted basis) shall be deemed to be control.

  "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by such Person or any of its Restricted Subsidiaries to any Person other than to such Person or a Restricted Subsidiary of such Person, in one transaction or a series of related transactions (each hereinafter referred to as a "Disposition"), of (a) Capital Stock of or other equity interests in any Restricted Subsidiary (other than director's qualifying shares) except as provided in clause (iv) of this definition, (b) all or substantially all of the assets of any division or line of business of such Person or of any of the Restricted Subsidiaries or (c) Property or assets of such Person or any of its Restricted Subsidiaries, the Fair Market Value of which exceeds $500,000, other than (i) a Disposition of Property in the ordinary course of business and consistent with industry practice, (ii) a Disposition of Eligible Cash Equivalents, (iii) a Disposition of an Investment that constitutes a Restricted Payment under the Senior Note Indenture permitted under the first paragraph of the covenant described in "-- Restricted Payments," (iv) a Disposition of no more than ten percent of the Common Stock of USN Solutions, Inc. on a fully diluted basis pursuant to the exercise of the USN Solutions Option, (v) a Disposition by the Company in connection with a transaction permitted under "--Consolidation, Merger, Conveyance, Lease or Transfer" and (vi) contribution of assets to any Unrestricted Subsidiary constituting an Investment permitted by the Indenture.

  "Attributable Indebtedness" means, with respect to any Sale and Leaseback Transaction of any Person, as at the time of determination, the greater of (i) the capitalized amount in respect of such transaction that would appear on the balance sheet of such Person in accordance with GAAP and (ii) the present value (discounted at a rate consistent with accounting guidelines, as determined in good faith by such Person) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty).

  "Average Life" means, as of any date, with respect to any debt security or Disqualified Stock, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the dates of each scheduled principal payment or redemption payment (including any sinking fund or mandatory redemption payment requirements) of such debt security or Disqualified Stock multiplied in each case by (y) the amount of such principal or redemption payment, by (ii) the sum of all such principal or redemption payments.

  "Board of Directors" means, with respect to any Person, the Board of Directors (or similar governing body) of such Person or any committee of the Board of Directors (or similar governing body) duly authorized to act on behalf of such Board (or similar governing body).

  "Board Resolution" means a duly adopted resolution of the Board of Directors in full force and effect at the time of determination and certified as such.

  "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Indebtedness convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

  "Cash Proceeds" means, with respect to any Asset Sale or issuance or sale of Capital Stock by any Person, the aggregate consideration received in respect of such sale or issuance by such Person in the form of cash or Eligible Cash Equivalents; provided that with regard to an Asset Sale, any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or Guarantees, if any) which are assumed by the transferee of any such assets and from which the Company and such Restricted Subsidiary are completely released shall be deemed Cash Proceeds.

  "Change of Control" shall be deemed to occur if (i) the sale, conveyance, transfer, or lease (other than to the Company or any Wholly-Owned Restricted Subsidiary of the Company), whether direct or indirect, of all or substantially all of the assets of the Company or of the Company and its Restricted Subsidiaries taken as a whole to any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act) shall have occurred; (ii) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act), other than any Permitted Holder or Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of all classes of the Voting Stock of the Company (including any warrants or options or rights to acquire such Voting Stock), calculated on a fully diluted basis, and such voting power percentage is greater than or equal to the total voting power percentage then beneficially owned by the Permitted Holders in the aggregate; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

  "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to vote in the election of directors of such Person and any rights (other than Indebtedness convertible into such Capital Stock), warrants or options to acquire such Capital Stock of such Person.

  "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication (A) the sum of (i) the aggregate amount of cash and non-cash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including, without limitation, (v) any amortization of debt discount, (w) net costs associated with Interest Hedging Obligations (including any amortization of discounts), (x) the interest portion of any deferred payment obligation calculated in accordance with the effective interest method, (y) all accrued interest and (z) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptances or similar facilities) paid or accrued, or scheduled to be paid or accrued, during such period; (ii) dividends or distributions with respect to Preferred Stock or Disqualified Stock of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Restricted Subsidiaries) declared and payable in cash; (iii) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP; (iv) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (v) to the extent any Indebtedness of any other Person is guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid or accrued, or scheduled to be paid or accrued, by such other Person during such period attributable to any such Indebtedness, less (B) to the extent included in (A) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity; in the case of both (A) and (B) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP. For purposes of clause (ii) above, dividend requirements attributable to any Preferred Stock or Disqualified Stock shall be deemed to be an amount equal to the amount of dividend requirements on such Preferred Stock or Disqualified Stock times a fraction, the numerator of which is the amount of such dividend requirements, and the denominator of which is one minus the applicable combined federal, state, local and foreign income tax rate of the Company and its Restricted Subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

  "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (i) all items classified as extraordinary, unusual or nonrecurring, (ii) the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting which shall be included only to the extent of the amount of dividends or distributions paid to such Person or its Restricted Subsidiaries, (iii) the net income of any Person acquired by such Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of the related acquisition, (iv) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan, (v) net gains (but not net losses) in respect of Asset Sales by such Person or its Restricted Subsidiaries, (vi) the net income (but not net loss) of any Restricted Subsidiary of such Person to the extent that the payment of dividends or other distributions to such Person is restricted by the terms of its charter or any agreement, instrument, contract, judgment, order, decree, statute, rule, governmental regulation or otherwise, except for any dividends or distributions actually paid by such Restricted Subsidiary to such Person, and (vii) with regard to a non-Wholly-Owned Restricted Subsidiary, any aggregate net income (or loss) in excess of such Person's or such Restricted Subsidiary's pro rata share of such non-Wholly-Owned Restricted Subsidiary's net income (or loss).

  "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less amounts attributable to Disqualified Stock of such Person.

  "Credit Facility" means one or more credit agreements, loan agreements or similar agreements providing for working capital advances, term loans, letter of credit facilities or similar advances, loans or facilities to the Company, which may, pursuant to the terms of the Senior Note Indenture, be guaranteed by the Restricted Subsidiaries, with a bank or syndicate of banks or other financial institutions, as such may be amended, renewed, extended, supplemented, refinanced and replaced or refunded from time to time; provided, that for purposes of the Senior Note Indenture, the aggregate principal amount of Indebtedness under the Credit Facility shall not exceed $45 million at any one time outstanding less the amount of any mandatory or permitted principal payments or payments from the proceeds of Asset Sales made under the Credit Facility that, in each case, permanently reduce the borrowing capacity of the Company thereunder.

  "Default" means any event, act or condition, the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

  "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof or is exchangeable for Indebtedness at any time, in whole or in part, on or prior to the date on which the Convertible Notes mature.

  "EBITDA" means, with respect to any Person for any period, the sum for such Person for such period of Consolidated Net Income plus, to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication, (i) Consolidated Interest Expense, (ii) income tax expense of such Person and its consolidated Subsidiaries, (iii) depreciation expense, (iv) amortization expense, (v) any non-cash expense related to the issuance to employees of such Person of options to purchase Capital Stock of such Person and (vi) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity and minus, to the extent reflected in such income statement, any noncash credits that had the effect of increasing Consolidated Net Income of such Person for such period. This definition of EBITDA is used only for the purpose of this Description of the Notes and the Senior Note Indenture.

  "Eligible Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits, certificates of deposit or Eurodollar deposits of any commercial bank organized in the United States having capital and surplus in excess of $500 million with a maturity date not more than one year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder thereof within ninety days after the date of acquisition thereof and, at the time of acquisition, having a rating of A or better from Standard & Poor's or A-2 or better from Moody's, (v) commercial paper issued by the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $500 million and commercial paper issued by others having one of the two highest ratings obtainable from either of Standard & Poor's or Moody's and in each case maturing within 270 days after the date of acquisition, (vi) overnight bank deposits and bankers' acceptances at any commercial bank organized in the United States having capital and surplus in excess of $500 million, (vii) deposits available for withdrawal on demand with a commercial bank organized in the United States having capital and surplus in excess of $500 million and (viii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (vi).

  "Exchange Rate Obligation" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, designed to provide protection against fluctuations in currency exchange rates.

  "Existing Indebtedness" means Indebtedness outstanding on the date of the Senior Note Indenture and disclosed in a schedule attached to the Senior Note Indenture.

  "Fair Market Value" means, with respect to any asset or Property, the sale value that could be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Company or a Restricted Subsidiary, as applicable.

  "GAAP" means United States generally accepted accounting principles, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the Indentures shall utilize GAAP as in effect on the Issue Date.

  "guarantee" means any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner (and "guaranteed," "guaranteeing" and "guarantor" shall have meanings correlative to the foregoing).

  "Guarantee" means a guarantee of the payment of the Senior Notes and/or the Convertible Notes, as applicable, executed and delivered by a Restricted Subsidiary as required by the covenant described under "--Limitation on Issuances of Guarantees by Restricted Subsidiaries" and "Guarantees" means, collectively, the Senior Note Guarantees and the Convertible Note Guarantees, if any.

  "Guarantor" means a Restricted Subsidiary that executes and delivers a Guarantee.

  "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness. Indebtedness otherwise incurred by a Person before it becomes a Restricted Subsidiary of the Company shall be deemed to have been incurred at the time at which it becomes a Restricted Subsidiary.

  "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes, guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with acquisition of Property, assets or businesses, excluding trade accounts payable made in the ordinary course of business which are not more than 90 days overdue or which are being contested in good faith and by appropriate proceedings, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of Property, assets or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business, which in either case are not more than 90 days overdue or which are being contested in good faith and by appropriate proceedings, and for which adequate reserves are being maintained on the books of the Company in accordance with
GAAP), (v) any Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person and, to the extent held by other Persons, the maximum fixed redemption or repurchase price of Disqualified Stock of such Person's Restricted Subsidiaries, at the time of determination, (vii) the notional amount of any Interest Hedging Obligations or Exchange Rate Obligations of such Person at the time of determination, (viii) any Attributable Indebtedness with respect to any Sale and Leaseback Transaction to which such Person is a party and (ix) any obligation of the type referred to in clauses (i) through (viii) of this definition of another Person and all dividends and distributions of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Senior Note Indenture; provided that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any guarantees at such date; provided, that for purposes of calculating the amount of Notes outstanding at any date, the amount of such Notes shall be the Accreted Value thereof as of such date, unless cash interest has commenced to accrue pursuant to the applicable Indenture, in which case the amount of such Notes outstanding will be the aggregate principal amount thereof at Stated Maturity; and provided, further, that for purposes of calculating the amount of any non-interest bearing or other discount security (other than the Notes), such Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer dated such date prepared in accordance with GAAP but that such security shall be deemed to have been incurred only on the date of the original issuance thereof.

  "Indebtedness to Operating Cash Flow Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis as of the date of determination to (ii) the aggregate amount of EBITDA of the Company and its Restricted Subsidiaries for the four preceding fiscal quarters for which financial information is available immediately prior to the date of determination; provided that any Indebtedness incurred or retired by the Company or any of its Restricted Subsidiaries during the fiscal quarter in which the date of determination occurs shall be calculated as if such Indebtedness was so incurred or retired on the first day of the fiscal quarter in which the date of determination occurs; and provided, further, that (x) if the transaction giving rise to the need to calculate the Indebtedness to Operating Cash Flow Ratio would have the effect of increasing or decreasing Indebtedness or EBITDA in the future, Indebtedness or EBITDA shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four fiscal quarter period preceding the date of determination, and (y) if during such four fiscal quarter period, the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such four fiscal quarter period or (z) if during such four fiscal quarter period the Company or any of its Restricted Subsidiaries shall have acquired any material assets outside the ordinary course of business, EBITDA shall be calculated on a pro forma basis as if such asset acquisition and related financing had occurred on the first day of such four fiscal quarter period.

  "Interest Hedging Obligation" means, with respect to any Person, an obligation of such Person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Restricted Subsidiaries' exposure to fluctuations in interest rates.

  "Investment" in any Person means any direct, indirect or contingent (i) advance or loan to, guarantee of any Indebtedness of, extension of credit or capital contribution to such Person, (ii) acquisition of any shares of Capital Stock, bonds, notes, debentures or other securities of such Person, or (iii) acquisition, by purchase or otherwise, of all or substantially all of the business, assets or stock or other evidence of beneficial ownership of such Person; provided that Investments shall exclude accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. The amount of an Investment shall be the original cost of such Investment, plus the cost of all additions thereto and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property or assets other than cash, such Property or assets shall be valued at its Fair Market Value at the time of such transfer. The Company shall be deemed to make an "Investment" in the amount of the Fair Market Value of the assets of a Subsidiary at the time that such Subsidiary is designated as an Unrestricted Subsidiary.

  "Issue Date" means the date on which the Old Notes or the Convertible Notes were, or the New Notes are, first authenticated and delivered under the Senior
Note Indenture or Convertible Note Indenture.

  "Joint Venture" means a Telecommunications Company of which less than 50 percent of the Voting Stock is held by the Company; provided that the management and operations of such Person are controlled by a Strategic Investor or by the Company pursuant to (i) the charter documents of such Person, or (ii) an agreement among the holders of the Voting Stock of such Person, or (iii) a management agreement between the Company and such Person.

  "Lien" means, with respect to any Property or other asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any nature whatsoever on or with respect to such Property or other asset (including, without limitation, any conditional sale or title retention agreement having substantially the same economic effect as any of the foregoing).

  "Maturity" means, when used with respect to a Note, the date on which the principal of such Note becomes due and payable as provided therein or in the applicable Indenture, whether at Stated Maturity, on the Change of Control Payment Date or purchase date established pursuant to the terms of the applicable Indenture with regard to a Change of Control Offer, an Asset Sale Offer or an offer to repurchase upon a Termination of Trading of the Common Stock of the Company, as applicable, or by declaration of acceleration, call for redemption or otherwise.

  "Net Cash Proceeds" means, with respect to the sale of any Property or assets by any Person or any of its Restricted Subsidiaries, Cash Proceeds received net of (i) all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary incurred in connection with such sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred (but excluding any finder's fee or broker's fee payable to any Affiliate of such Person) and all federal, state, foreign and local taxes arising in connection with such sale that are paid or required to be accrued as liability under GAAP by such Person or its Restricted Subsidiaries, (ii) all payments made or required to be made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such Properties or other assets in accordance with the terms of any Lien upon or with respect to such Properties or other assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid in connection with such sale and (iii) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such transaction; provided that, in the event that any consideration for a transaction (which would otherwise constitute Net Cash Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow; provided, further, that any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall be deemed to be Net Cash Proceeds at such time, and shall thereafter be applied in accordance with the Indentures.

  "Officers' Certificate" means a certificate signed by the Chairman of the Board, a Vice Chairman of the Board, the President, the Chief Executive Officer, the Chief Operating Officer or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company or a Restricted Subsidiary and delivered to the Trustee, which shall comply with the applicable Indenture.

  "Pari Passu Indebtedness" means any Indebtedness (secured or unsecured) of the Company or any Guarantor that ranks pari passu in right of payment with the Senior Notes or the Senior Note Guarantees, as applicable.

  "Permitted Holders" means Thomas C. Brandenburg, J. Thomas Elliott and Ronald W. Gavillet and Chase, CIBC, Hancock, BT, the Northwood Entities, Enterprise and Merrill Lynch Global Allocation Fund, Inc., and any of their respective Subsidiaries (or a wholly-owned Subsidiary of the sole stockholder of any of the foregoing Persons).

  "Permitted Investments" means (i) Eligible Cash Equivalents; (ii) Investments in Property used in the ordinary course of business; (iii) Investments in the Company or in any Restricted Subsidiary or any Person as a result of which such Person becomes a Restricted Subsidiary in compliance with the Senior Note Indenture; (iv) Investments pursuant to certain agreements or obligations of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments, and disclosed in a schedule attached to the Senior Note Indenture; (v) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (vi) Interest Hedging Obligations with respect to any floating rate Indebtedness that is permitted by the terms of the Senior Note Indenture to be outstanding; (vii) bonds, notes, debentures or other debt securities received as a result of Asset Sales permitted under the covenant described under "--Asset Sales;" (viii) Investments in existence on the Issue Date; and (ix) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangements.

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

  "Permitted Liens" means (i) Liens created by the Senior Note Indenture or that otherwise secure the payment of the Senior Notes or the Senior Note Guarantees, if any, and Liens created by the Convertible Note Indenture or which otherwise secure the payment of the Convertible Notes or the Convertible Note Guarantees, if any; (ii) Liens on Property or assets of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company or becomes a Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any Property or assets of the Company or any of its Restricted Subsidiaries other than the Property or assets subject to the Liens prior to such merger or consolidation; (iii) Liens on Property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary, provided that such Liens were not given in contemplation of such acquisition; (iv) Liens to secure the payment of all or a part of the purchase price or construction cost of Property or assets acquired or constructed in the ordinary course of business after the Issue Date, provided that the Indebtedness secured by such Liens shall not exceed the lesser of 100% of the cost or the Fair Market Value of the Property or assets acquired or constructed and such Liens shall not extend to any other Property or assets; (v) Liens incurred or deposits made to secure the performance of tenders, bids, leases not constituting Capitalized Lease Obligations, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business consistent with industry practice; (vi) Liens existing as of the Issue Date and disclosed in a schedule attached to the Senior Note Indenture; (vii) any Lien on Property of the Company in favor of the United States of America or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute; (viii) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP); (ix) easements, rights-of-way, licenses and other similar restrictions on the use of Properties or minor imperfections of title that, in the aggregate, are not material in amount and do not in any case materially detract from the Properties subject thereto or interfere with the ordinary conduct of the business of the Company or its Restricted Subsidiaries; (x) any Lien to secure obligations under workers' compensation laws or similar legislation, including any Lien with respect to judgments which are not currently dischargeable; (xi) any statutory warehousemen's, materialmen's or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP); (xii) Liens in favor of the Company; (xiii) Liens on Property or assets of the Company securing not more than $30 million aggregate principal amount at any one time outstanding of Indebtedness incurred under clause (a) of the second paragraph of the covenant described under "--Limitation on Indebtedness"; (xiv) Liens securing any Vendor Financing, provided that such Liens do not extend to any Property or assets other than the Property or assets the acquisition of which was financed by such Indebtedness; (xv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof; and (xvi) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (ii), (iii) and (xiv), provided that such Liens do not extend to any other Property or assets and the principal amount of the Indebtedness secured by such Liens is not increased.

  "Person" means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity.

  "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

  "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, excluding Capital Stock in any other Person.

  "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Stock) of the Company pursuant to an effective registration statement filed under the Securities Act.

  "Qualified Public Offering" means a Public Equity Offering resulting in net proceeds to the Company of at least $35 million.

  "Qualified Sale of the Company" means a sale of the Capital Stock or a merger or consolidation involving the Company, pursuant to which the holders of Capital Stock of the Company receive cash proceeds and/or publicly traded securities having a fair market value in each case of at least $122,500,000 in the aggregate, or a sale of assets of the Company pursuant to which the Company receives net cash proceeds and/or publicly traded securities having a fair market value of at least $122,500,000 in the aggregate.

  "Qualified Stock" of any Person means a class of Capital Stock other than Disqualified Stock.

  "Refinancing Indebtedness" means any Indebtedness incurred in connection with the Refinancing of other Indebtedness.

  "Restricted Payment" means (i) a dividend or other distribution declared or paid on the Capital Stock of the Company or to the Company's stockholders (in their capacity as such), or declared or paid to any Person other than to the Company or any Restricted Subsidiary of the Company on the Capital Stock of any Restricted Subsidiary of the Company, in each case, other than dividends, distributions or payments made solely in Qualified Stock of the Company or such Restricted Subsidiary (and other than pro rata dividends, distributions or payments declared or paid on the Common Stock of USN Solutions, Inc. to any Person not otherwise an Affiliate of the Company holding such Common Stock as a result of the exercise of the USN Solutions Option; provided, that the Company shall receive pro rata dividends, distributions or payments at the same time and in the same form and composition of consideration as the dividends, distributions or payments paid to such minority stockholders), (ii) a payment made by the Company or any of its Restricted Subsidiaries (other than to the Company or any Restricted Subsidiary of the Company) to purchase, redeem, acquire or retire any Capital Stock of the Company or of a Restricted Subsidiary of the Company, (iii) a payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Stock of the Company) to redeem, repurchase, defease (including an in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Indebtedness of the Company or such Restricted Subsidiary which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes, or any Guarantees, as applicable, or (iv) an Investment in any Person, including an Unrestricted Subsidiary or the designation of a Subsidiary as an Unrestricted Subsidiary, other than a Permitted Investment.

  "Restricted Subsidiary" means (i) with respect to any Person other than the Company and its Subsidiaries, a Subsidiary of such Person and (ii) with respect to the Company and its Subsidiaries, any Subsidiary of the Company that has not been classified as an "Unrestricted Subsidiary."

  "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

  "Significant Restricted Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred), and, when used with respect to any installment of interest on such security, the fixed date on which such installment of interest is due and payable.

  "Strategic Investor" means, with respect to any relevant transaction, a Telecommunications Company which, both as of the Business Day immediately before the day of the closing of such transaction and the Business Day immediately after the day of closing of such transaction, has, or whose parent has, an equity market capitalization, a net asset value or annual revenues of at least $2 billion on a consolidated basis. For purposes of this definition, the term "parent" means any Person of which the relevant Strategic Investor is a Subsidiary.

  "Subsidiary" means, with respect to any Person, (i) any corporation more than 50% of the outstanding shares of Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person,
(ii) any general partnership, joint venture or similar entity, more than 50% of the outstanding partnership or similar interests of which are owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person and (iii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner.

  "Telecommunications Assets" means, with respect to any Person, assets (including, without limitation, rights of way, trademarks and licenses to use copyrighted material) that are utilized by such Person, directly or indirectly, for the design, development, construction, installation, integration, operation, management or provision of telecommunications systems and/or services, including without limitation, any businesses or services in which the Company is currently engaged and including any computer systems used in a Telecommunications Business. Telecommunications Assets shall also include stock, joint venture or partnership interests in another Person, provided that substantially all of the assets of such other Person consist of Telecommunications Assets, and provided, further, that if such stock, joint venture or partnership interests are held by the Company or a Restricted Subsidiary, such other Person either is, or immediately following the relevant transaction shall become, a Restricted Subsidiary of the Company pursuant to the applicable Indenture unless such Person is a Joint Venture. The determination of what constitutes Telecommunication Assets shall be made by the Board of Directors and evidenced by a Board Resolution delivered to the applicable Trustee.

  "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in (i) above or (iii) evaluating, participating or pursuing any other activity or opportunity that is related to those specified in (i) or (ii) above and includes, without limitation, any business in which the Company and its Restricted Subsidiaries are currently engaged.

  "Telecommunications Company" means any Person substantially all of the assets of which consist of Telecommunications Assets.

  "U.S. Government Obligations" means (x) securities that are (i) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which in either case, are not callable or redeemable at the option of the issuer thereof, and (y) depository receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depository receipt.

  "Unrestricted Subsidiary" means any Subsidiary of the Company that the Company has classified as an "Unrestricted Subsidiary" and that has not been reclassified as a Restricted Subsidiary, pursuant to the terms of the Indentures.

  "Vendor Financing" means, with respect to any Person, an obligation owed by such Person to a vendor of Telecommunications Assets solely in respect of the purchase price of such assets, provided that the amount of such Indebtedness does not exceed the Fair Market Value of such assets, and provided, further, that such Indebtedness is incurred within 90 days of the acquisition of such assets.

  "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the Board of Directors or comparable body of such Person.

  "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding Capital Stock (other than directors' qualifying shares) of which is owned, directly or indirectly, by the Company; provided, that for purposes of the Senior Note Indenture, other than for purposes of the definition of "Consolidated Net Income," USN Solutions, Inc. shall not cease to be a Wholly-Owned Restricted Subsidiary merely as a result of the exercise of the USN Solutions Option.

                          DESCRIPTION OF THE WARRANTS

  In connection with a private placement of the Units on September 30, 1996, the Company issued Initial Warrants to purchase 61,550 shares of Class A Common Stock and undertook to issue, under certain circumstances, to holders of the Old Notes and holders of the New Notes Senior Note Contingent Warrants and to holders of the Convertible Notes Convertible Note Contingent Warrants and Additional Warrants. The following is a description of all such Warrants.

GENERAL

  On September 30, 1996, the Company issued Initial Warrants to purchase 61,550 shares of Class A Common Stock to the purchasers of the Units. The Initial Warrants were and the Contingent Warrants will be issued pursuant to a Warrant Agreement, dated as of September 30, 1996 (the "Warrant Agreement"), between the Company and Harris Trust and Savings Bank, as Warrant Agent (the "Warrant Agent"). The Initial Warrants are and the Contingent Warrants will be subject to all terms in the Warrant Agreement and holders of Warrants are referred to the Warrant Agreement, a copy of which is available from the Company on request, for a complete statement of such terms. The statements and definitions of terms under this caption relating to the Warrants are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Warrant Agreement and are qualified in their entirety by express reference to the Warrant Agreement.

  Each Initial Warrant is evidenced by a Warrant Certificate and entitles the holder thereof to purchase 1.27 shares of Class A Common Stock (each a "Warrant Share") from the Company at a price (the "Exercise Price") of $.01 per share, subject to adjustment as described below. Subject to certain limitations, the Initial Warrants may be exercised at any time beginning 180 days from the date of original issuance thereof and on or prior to the close of business on a date eight years following the Issue Date (the "Expiration Date"). Initial Warrants that are not exercised by the Expiration Date will expire. The Company will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to registered holders of the then outstanding Initial Warrants.

  The aggregate number of Warrant Shares issuable upon exercise of the Initial Warrants is equal to approximately 12% of the outstanding shares of Common Stock, on a fully diluted basis as of the date of the issuance of the Units.

  In addition, the Company will be obligated pursuant to the Senior Note Indenture to issue to holders of the Senior Notes Senior Note Contingent Warrants, exercisable for Class A Common Stock representing up to 3% of the Common Stock on a fully diluted basis as of the date of such issuance (subject to certain exceptions) after giving effect to the issuance of such Contingent Warrants, in the event that on, or prior to March 30, 1998, the Company does not effect a Qualified Public Offering or has not been sold pursuant to a Qualified Sale of the Company. In addition, in the event that the Company has not, on or prior to September 30, 1999, (i) consummated a Qualified Public Offering or (ii) been sold pursuant to a Qualified Sale of the Company, the Company will be obligated pursuant to the Convertible Note Indenture to issue to the holders of the Convertible Notes Convertible Note Contingent Warrants exercisable for Class A Common Stock representing up to 2.5% of the Common Stock of the Company on a fully diluted basis (subject to certain exceptions) after giving effect to the issuance of such Contingent Warrants. All Contingent Warrants will be issued pursuant to the Warrant Agreement with the same rights thereunder as the Initial Warrants, and holders will have the benefit of the Registration Rights Agreement. See "Description of the Notes--Certain Covenants--Issuance of Contingent Warrants."

  Under certain conditions, if the Company has not consummated a Qualified Public Offering or a Qualified Sale of the Company has not occurred by September 30, 1997, the Company will be required to offer to holders of Convertible Notes the right to acquire additional convertible securities and warrants. See "Description of the Notes--Additional Invested Equity."

CERTAIN TERMS

 Exercise

  In order to exercise all or any of the Warrants represented by a Warrant Certificate, the holder thereof is required to surrender to the Warrant Agent the Warrant Certificate, a duly executed copy of the subscription form set forth in the Warrant Certificate and payment in full of the Exercise Price for each Warrant Share or other security as to which a Warrant is being exercised. Payment for securities upon exercise of a Warrant may be made in cash or by certified check, official bank check or bank cashier's check payable to the order of the Company. Upon the exercise of any Warrant in accordance with the Warrant Agreement, the Warrant Agent shall instruct the Company to transfer promptly to, or upon the written order of, the holder of such Warrant appropriate evidence of ownership of any Warrant Share or other securities or property to which such holder is entitled, registered or otherwise placed in such name or names as such holder may direct in writing, and the Company shall deliver such evidence of ownership to the person or persons entitled to receive the same, including, without limitation, any cash payable to adjust for fractional interests in Warrant Shares issuable upon such exercise. If less than all of the Warrants evidenced by a Warrant Certificate are to be exercised, a new Warrant Certificate will be issued for the remaining number of Warrants. All Warrant Shares or other securities issuable by the Company upon the exercise of the Warrants shall be validly issued, fully paid and nonassessable.

  No fractional Warrant Shares will be issued upon exercise of the Warrants. If any fraction of a Warrant Share would, except for the foregoing provision, be issuable upon the exercise of any Warrants (or specified portion thereof), the Company will pay an amount in cash equal to the Current Market Price (as defined in the Warrant Agreement) per share of Class A Common Stock, as determined on the trading day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.

  Certificates for Warrants will be issued in global form or registered form as definitive warrant certificates and no service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant Certificates.

  Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares is then effective under, or the exercise of such Warrants is exempt from the registration requirements of, the Securities Act. See "Registration Rights."

 Adjustments

  Subject to certain exceptions, including the issuance of the Initial Warrants, the Contingent Warrants and Additional Warrants and conversion of the Convertible Notes, the Exercise Price and the number of Warrant Shares issuable upon exercise of the Warrants will be subject to adjustment on the occurrence of certain events including: (i) the payment by the Company of dividends (or the making of other distributions) with respect to Common Stock payable in Common Stock or other shares of the Company's capital stock, (ii) subdivisions, combinations and reclassifications of Common Stock, (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for Common Stock, or of securities convertible into or exchangeable for shares of Common Stock, in either case for consideration per share of Common Stock which is less than the Current Market Price per share of Common Stock, (iv) the issuance or sale of shares of Common Stock for consideration per share of Common Stock which is less than the Current Market Price per share of Common Stock and (v) the distribution to all holders of Common Stock of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (iii) above and excluding cash dividends or other cash distributions from current or retained earnings).

  No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least 1.0% in the Exercise Price; provided, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

 Mergers, Consolidations and Certain Other Transactions

  Except as otherwise provided herein, in the event the Company consolidates with, merges with or into, or sells all or substantially all of its property and assets to another Person, each Warrant thereafter shall entitle the holder thereof to receive upon exercise thereof the number of shares of capital stock or other securities or property which the holder of a share of Common Stock is entitled to receive upon completion of such consolidation, merger or sale of assets. If the Company merges or consolidates with, or sells all or substantially all of its property and assets to, another Person and, in connection therewith, consideration to the holders of Common Stock in exchange for their shares is payable solely in cash, or in the event of the dissolution, liquidation or winding-up of the Company, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of the holders thereof will cease.

  In case of any such merger, consolidation or sale of assets, the surviving or acquiring Person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company, shall deposit promptly with the Warrant Agent the funds or other consideration, if any, necessary to pay the holders of the Warrants. After such funds and the surrendered Warrant Certificate are received, the Warrant Agent shall make payment by delivering a check in such amount as is appropriate (or, in the case of consideration other than cash, shall transfer such other consideration as is appropriate) to such Person or Persons as it may be directed in writing by the holders surrendering such Warrants.

 No Rights as Stockholders

  The holders of unexercised Warrants are not entitled, as such, to receive dividends or other distributions with respect to the Common Stock, receive notice of any meeting of the stockholders of the Company, consent to any action of the stockholders of the Company, receive notice of any other stockholder meetings, or to any other rights as stockholders of the Company.

RESERVATION OF SHARES

  The Company has authorized and reserved for issuance such number of shares of Common Stock as shall be issuable upon the exercise of all outstanding Warrants. Such shares of Class A Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

AMENDMENT

  From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including, without limitation, curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants shall require the written consent of the holders of a majority of the then outstanding Warrants. The consent of each holder of the Warrants affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

                              REGISTRATION RIGHTS

  With respect to the Notes, the Warrants, the Warrant Shares and the Convertible Note Shares, the Company has entered into a registration rights agreement with the Initial Purchasers, dated as of September 30, 1996 (the "Registration Rights Agreement"), for the benefit of the holders of the Notes and the Warrants. The summary herein of certain provisions of the Registration Rights Agreement relating to the Convertible Notes and the Warrants does not purport to be complete and is subject to all the provisions of the Registration Rights Agreement, which is available upon request from the Company.

CONVERTIBLE NOTES

  Registration of the Convertible Notes. The Company is required, under the terms of the Registration Rights Agreement, to (i) file a shelf registration statement with respect to resale of the Convertible Notes by the holders thereof (the "Convertible Note Shelf Registration Statement") with the Commission within 60 days after the date of original issuance of the Convertible Notes; (ii) cause the Convertible Note Shelf Registration Statement to be declared effective under the Securities Act within 120 days after the date of original issuance of the Convertible Notes; and (iii) maintain the effectiveness of the Convertible Note Shelf Registration Statement until the earlier of (a) such time as all Convertible Notes have been sold thereunder or otherwise or exercised and (b) three years after its effective date. The Company will provide to each holder of Convertible Notes covered by the Convertible Note Shelf Registration Statement copies of the prospectus which is a part of the Convertible Note Shelf Registration Statement, notify each such holder when the Convertible Note Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Convertible Notes. A holder of Convertible Notes that sells such Convertible Notes pursuant to the Convertible Note Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

  If either (i) the Convertible Note Shelf Registration Statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement, or (ii) any Convertible Note Shelf Registration Statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to such Convertible Note Shelf Registration Statement that cures such failure and that is itself declared effective for a period of more than 30 consecutive business days (each such event referred to in clauses (i) and (ii), a "Convertible Note Registration Default"), then commencing on the day following the date on which such Convertible Note Registration Default occurs, the Company agrees to pay to each holder of the Convertible Notes during the first 90-day period immediately following the occurrence of such Convertible Note Registration Default Special Interest. The amount of Special Interest payable to each holder shall increase by an additional 0.5% per annum for each subsequent 90-day period up to a maximum rate of 1.5% per annum. A Convertible Note Registration Default shall cease, and Special

Interest shall cease to be payable with respect to such Convertible Note Registration Default, (1) upon the effectiveness of the Convertible Note Shelf Registration Statement in the case of clause (i) above, or (2) when the Convertible Note Shelf Registration Statement becomes effective or usable in the case of clause (ii) above. Notwithstanding the foregoing, (i) the amount of Special Interest payable shall not increase because more than one Convertible Note Registration Default has occurred and is pending and (ii) a holder of Convertible Notes who is not entitled to the benefits of the Convertible Note Shelf Registration Statement (i.e., such holder has not elected to include information) shall not be entitled to Special Interest with respect to a Convertible Note Registration Default that pertains to the Convertible Note Shelf Registration Statement.

  All accrued Special Interest shall be paid to record holders in the same manner in which payments of interest are made pursuant to the Convertible Note Indenture. See "Description of the Notes--Principal, Maturity and Interest."

  Payment of Special Interest is the sole remedy available to holders of Convertible Notes in the event the Company does not comply with the deadlines set forth in the Registration Rights Agreement with respect to the registration of the Convertible Notes for resale under a shelf registration statement.

  Holders of Convertible Notes will be able to convert their Convertible Notes only if a registration statement relating to the Convertible Note Shares is then effective under, or the conversion of the Convertible Notes is exempt from the registration requirements of, the Securities Act.

  Registration of Convertible Note Shares. The Company is required, under the terms of the Registration Rights Agreement, to (i) file a shelf registration statement with respect to the Company's issuance of the Convertible Note Shares to holders upon exercise of the Convertible Notes (the "Convertible Note Shares Shelf Registration Statement") with the Commission within 60 days after the date of original issuance of the Convertible Notes, (ii) cause the Convertible Note Shares Shelf Registration Statement to be declared effective under the Securities Act within 120 days after the date of original issuance of the Convertible Notes and (iii) keep effective the Convertible Note Shares Shelf Registration Statement (or a successor registration statement thereto) until eight years after the Issue Date of the Convertible Notes or such shorter period that will terminate when all the Convertible Note Shares covered by such Convertible Note Shares Shelf Registration Statement have been sold pursuant to such Convertible Note Shares Shelf Registration Statement or otherwise.

  The Company will provide to each holder of Convertible Note Shares copies of the prospectus which is a part of the Convertible Note Shares Shelf Registration Statement, notify each such holder when the Convertible Note Shares Shelf Registration Statement has become effective and take certain other actions, subject to compliance by such holder with certain conditions in the Registration Rights Agreement, as are required to permit unrestricted resales of the Convertible Note Shares.

  Each holder of Convertible Note Shares that sells such Convertible Note Shares pursuant to the Convertible Note Shares Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such shares and will be bound by certain provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

WARRANTS

  Registration of the Warrants. The Company is required, under the terms of the Registration Rights Agreement, to (i) file a shelf registration statement with respect to resale of the Warrants by the holders thereof (the "Warrant Shelf Registration Statement") with the Commission within 60 days after the date of original issuance of the Initial Warrants; (ii) cause the Warrant Shelf Registration Statement to be declared effective under the Securities Act within 120 days after the date of original issuance of the Initial Warrants; and (iii) keep effective the Warrant Shelf Registration Statement until the earlier of (A) such time as all Initial Warrants have been sold thereunder or otherwise or exercised and (B) three years after its effective date; provided, however, that in the event the Company is required to issue Contingent Warrants or Additional Warrants, the Company shall amend the Warrant Shelf Registration Statement to include the Contingent Warrants and the time period shall be three years after the issuance of the Contingent Warrants or Additional Warrants, as the case may be.

  The Company will provide to each holder of Warrants copies of the prospectus which is a part of the Warrant Shelf Registration Statement, notify each such holder when the Warrant Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Warrants.

  Each holder of Warrants that sells such Warrants pursuant to the Warrant Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

  Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares is then effective under, or the exercise of such Warrants is exempt from the registration requirement of, the Securities Act.

  Registration of the Warrant Shares. The Company also is required, under the terms of the Registration Agreement, to (i) file a shelf registration statement with respect to the Company's issuance of the Warrant Shares to holders upon exercise of the Warrants (the "Warrant Shares Shelf Registration Statement") with the Commission within 270 days after the date of original issuance of the Initial Warrants, (ii) cause the Warrant Shares Shelf Registration Statement to be declared effective under the Securities Act within 360 days after the date of original issuance of the Initial Warrants and (iii) keep effective the Warrant Shares Shelf Registration Statement (or a successor registration statement thereto) until eight years after the Issue Date of the Convertible Notes or such shorter period that will terminate when all the Warrant Shares covered by such Warrant Shares Shelf Registration Statement have been sold pursuant to such Warrant Shares Shelf Registration Statement or otherwise.

  The Company will, upon the filing of the Warrant Shares Shelf Registration Statement, provide to each holder of Warrant Shares copies of the prospectus which is a part of the Warrant Shares Shelf Registration Statement, notify each such holder when the Warrant Shares Shelf Registration Statement has become effective and take certain other actions, subject to compliance by such holder with certain conditions in the Registration Rights Agreement, as are required to permit unrestricted resales of the Warrant Shares.

  Each holder of Warrant Shares that sells such Warrant Shares pursuant to the Warrant Shares Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such shares and will be bound by certain provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of Warrant Shares will be required to deliver information to be used in connection with the Warrant Shares Shelf Registration Statement in order to have its Warrant Shares included in the Warrant Shares Shelf Registration Statement.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 2,650,000 shares of capital stock, consisting of 2,550,000 shares of Common Stock, par value $.01 per share, of which 2,500,000 shares are designated as Class A Common Stock and 50,000 shares are designated as Class B Common Stock, and 100,000 shares are designated as Preferred Stock, par value $1.00 per share.

COMMON STOCK

  The holders of Common Stock are entitled to receive dividends when and as dividends are declared by the Board of Directors of the Company out of funds legally available therefor, provided that if any shares of Preferred Stock are at the time outstanding, the payment of dividends on the Common Stock or other distributions may be subject to the declaration and payment of full cumulative dividends on outstanding shares of Preferred Stock. If stock dividends are declared, holders of Class A Common Stock will receive shares of Class A Common Stock and holders of Class B Common Stock will receive shares of Class B Common Stock.

  Except for matters where applicable law requires the approval of one or both classes of Common Stock voting as separate classes, holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Unless required by law, holders of Class B Common Stock are not entitled to voting rights.

  Shares of Class A Common Stock are convertible into Class B Common Stock on a one-to-one basis at any time at the option of the holders thereof.

  Upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any Preferred Stock then outstanding will be distributed to the holders of Class A Common Stock and Class B Common Stock, ratably as a single class in proportion to the number of shares held by them.

  In the event of a reorganization, consolidation or merger of the Company, each holder of a share of Class A Common Stock shall be entitled to receive the same kind and amount of property receivable by a holder of a share of Class B Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive the same kind and amount of property receivable by a holder of Class A Common Stock.

TRANSFER AGENT AND REGISTRAR OF CLASS A COMMON STOCK

  The transfer agent and registrar for the Class A Common Stock is Harris Trust and Savings Bank.

PREFERRED STOCK

  The authorized but unissued Preferred Stock may be issued by the Board of Directors of the Company from time to time in one or more series with such preferences, terms and rights as the Board of Directors may determine without further action by the stockholders of the Company. Accordingly, the Board of Directors has the power to fix the dividend rate and to establish the provisions, if any, relating to dividends, voting rights, redemption rates, sinking funds, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future. Currently, the Company has 30,000 shares of Preferred Stock authorized for issuance, all of which has been designated as 9% Cumulative Convertible PIK Preferred Stock (the "9% Preferred Stock").

  In connection with the Offering, the Company issued 10,000 shares of its 9% Preferred Stock. The 9% Preferred Stock has a liquidation preference and stated value of $1,000 per share. Dividends will accrue semiannually at a rate of 9% per annum and be fully cumulative. Dividends are payable in additional shares of 9% Preferred Stock. In the event of any liquidation, dissolution or winding up of the Company, holders of the

9% Preferred Stock will be entitled to receive their full liquidation preference per share, together with accrued and unpaid dividends, prior to the distribution of any assets of the Company to holders of Common Stock.

  Shares of 9% Preferred Stock are not redeemable at the option of the Company, but are subject to mandatory redemption in 2006 at the stated value, together with all accrued and unpaid dividends to the redemption date.

  The shares of 9% Preferred Stock are convertible into shares of Class A Common Stock, at any time, in whole or from time to time in part, at the option of the holders thereof.

  One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

LIMITATION OF LIABILITY OF DIRECTORS

  The Certificate of Incorporation provides that a director of the Company will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability,
(i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 194 of the Delaware General Corporation Law (the "DGCL") or (iv) for any transaction from which the director derived an improper personal benefit.

  This provision is intended to afford directors additional protection and limit their potential liability from suits alleging a breach of the duty of care by a director. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are otherwise in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular situation, stockholders may not have an effective remedy against a director in connection with such conduct.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Bylaws provide that directors and officers of the Company shall be indemnified against liabilities arising from their service as directors and officers. Additionally, the Company has entered into indemnification agreements with each of its executive officers and directors to reimburse them for certain liabilities incurred in connection with the performance of their fiduciary duties. Section 145 of the DGCL ("Section 145") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

  There has not been in the past and there is not presently pending any litigation or proceeding involving a director, officer, employee or agent of the Company which could give rise to an indemnification obligation on the part of the Company. In addition, except as described herein, the Board of Directors is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary describes certain United States federal income tax consequences of an exchange of Old Notes for New Notes and the ownership of New Notes, as well as certain potential federal income tax consequences to the Company with respect to the Notes. Except where noted, it deals only with Old Notes and New Notes held as capital assets by initial purchasers of Old Notes that are United States holders and does not deal with special situations, such as those of foreign persons, dealers in securities, financial institutions, life insurance companies, holders whose "functional currency" is not the U.S. dollar, or special rules with respect to integrated transactions of which the ownership of common stock is a part (such as certain hedging transactions), or certain "straddle" transactions. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE SPECIFIC TO THEM OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP OF THE NEW NOTES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

EXCHANGE OF SENIOR NOTES

  There should be no federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer since the Exchange Offer will be by operation of the original terms of the Old Notes, pursuant to a unilateral act by the Company and will not result in any material alteration in the terms of the Old Notes. Each exchanging holder will have the same adjusted tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

TAXATION OF THE SENIOR NOTES

  Original Issue Discount. Because the Old Notes were issued with original issue discount ("OID"), the New Notes will also bear OID that holders generally will be required to include in income as it accrues on a yield-to-maturity basis over the term of the New Notes in advance of cash payments attributable to such income (regardless of whether the holder is a cash or accrual basis taxpayer). The amount of OID with respect to a New Note will be the excess of the stated redemption price at maturity of such New Note over its issue price. The stated redemption price at maturity will include all payments required to be made on the New Notes whether denominated as principal or interest (other than payments subject to remote or incidental contingencies). The Company intends to treat the payment of Special Interest and the issuance of Contingent Warrants as subject to such contingencies, which treatment is binding on holders unless a holder explicitly discloses on its tax return for the taxable year that includes the acquisition date of Old Notes that its treatment is different. The Company's treatment is not, however, binding on the Internal Revenue Service (the "IRS").
  The issue price of the New Notes is equal to the issue price of the Old Notes. The issue price of the Old Notes, which is the same as the issue price of the New Notes, was determined by allocating the issue price of the Units between the Old Notes and the Warrants based on their relative fair market values. For this purpose, the issue price of a Unit was the initial price at which a substantial portion of the Units were sold (not including sales to bond houses, brokers or similar persons or organizations acting in the
capacity of underwriters or wholesalers). With respect to the $      million
in aggregate proceeds received from the offering of the Units, the Company
allocated approximately $    million to the Old Notes and $    million to the
Initial Warrants. This allocation reflected the Company's judgment as to the relative values of those instruments at the time of issuance. The allocation is binding on a holder unless such holder explicitly discloses on its tax return for the taxable year that includes the acquisition date of the Unit that its allocation is different from that of the Company. The allocation is not, however, binding on the IRS.

  A holder of a debt instrument that bears OID is required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the debt instrument is held. The daily portions of OID are determined by allocating to each day in an accrual period the pro rata portion of the OID that is allocable to the accrual period. The amount of OID that is allocable to an accrual period with respect to the New Notes is generally equal to the product of the adjusted issue price of the New Notes at the beginning of the accrual period (the issue price of the New Notes determined as described above, generally increased by all prior accruals of OID with respect to the Old Notes and the New Notes) and the New Notes' yield-to-maturity (the discount rate, which, when applied to all payments under the Old Notes and the New Notes, results in a present value equal to the issue price of the New Notes). In the case of the final accrual period, the allocable OID generally is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the accrual period.

  The Company will furnish annually to the IRS and to holders (other than with respect to certain exempt holders, including, in particular, corporations) information with respect to the OID accruing while the Senior Notes were held by the holders.

  Premium. If a holder purchased an Old Note for an amount that is greater than such Note's stated redemption price at maturity, such holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and generally will not be required to include OID in income. A holder may elect to amortize such premium, using a constant yield method, over the remaining term of such Note with reference to either the amount payable on maturity or, if it results in a smaller premium attributable to the period through the earlier call date, with reference to the amount payable on the earlier call date. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS.

  If a holder of a New Note (including an original purchaser of an Old Note) purchased the Old Note exchanged therefor for an amount greater than the Old Note's adjusted issue price but less than such Note's stated redemption price at maturity, then the holder will be required to include annual accruals of OID in gross income in accordance with the rules described above; however, the amount of OID includable in income will be reduced to reflect such acquisition premium. The includable OID (as otherwise determined) will be reduced by an amount equal to the OID multiplied by a fraction, the numerator of which is such excess and the denominator of which is the OID for the period from the date of acquisition until the maturity date.

  Registration of the Notes. If, within the applicable period after the original issuance of the Old Notes, this Exchange Offer Registration Statement has not become effective or the Exchange Offer is not consummated, or certain other events constituting a Senior Note Registration Default occur, Special Interest shall become payable in cash with respect to the Old Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." This rate increase should not result in a deemed reissuance or taxable exchange of the Old Notes. Similarly, in the event that the Company does not effect a Qualified Public Offering within 18 months following the date of the original issuance of the Old Notes, the Senior Note Indenture will require the Company to issue Senior Note Contingent Warrants to the holders of the Senior Notes. The issuance of the Contingent Warrants should not result in a deemed taxable exchange of the Senior Notes for federal income tax purposes. The Company intends to treat the issuance of Contingent Warrants, if any, as interest for federal income tax purposes in an amount equal to their fair market value on the date of issuance.

  Disposition of New Notes. A holder will generally recognize gain or loss upon the sale, exchange, retirement or other disposition of New Notes equal to the difference between the amount realized on the disposition and the holder's adjusted tax basis in the New Notes. A holder's adjusted tax basis in a New Note will generally be the cost of the Old Note, increased by any OID previously included in income by such holder and decreased by the amount of any deductions for amortizable bond premium. Such gain or loss generally would be capital gain or loss and would be long-term if the holding period for the New Notes (which includes the holding period of the Old Notes) is more than one year.

  Backup Withholding. Under certain circumstances, a holder may be subject to backup withholding at a 31% rate on payments received with respect to the New Notes. This withholding generally applies only if the holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to report payment of interest and dividends properly and the IRS has notified the Company that he or she is subject to backup withholding or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and foreign individuals who comply with certain certification requirements) are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

CERTAIN POTENTIAL FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND TO CORPORATE HOLDERS.

  The Senior Notes will constitute applicable high yield discount obligations ("AHYDOs") if their yield-to-maturity is greater than the sum of the relevant applicable Federal rate (the "AFR") plus five percentage points and the Senior Notes were issued with significant OID. In such event, the Company will not be entitled to deduct OID that accrues with respect to such Notes until amounts attributable to such OID are paid. In addition, if the Senior Notes are AHYDOs and the yield-to-maturity of the Senior Notes exceeds the sum of the relevant AFR plus six percentage points (the "Excess Yield"), the Company's deduction for the "disqualified portion" of the OID accruing on the Senior Notes will be disallowed. In general, the "disqualified portion" of the OID for any accrual period will be equal to the product of (i) the Excess Yield divided by the yield-to-maturity on the Senior Notes, and (ii) the OID for the accrual period. Subject to otherwise applicable limitations, holders that are U.S. corporations will be entitled to a dividends-received deduction (generally at a current rate of 70%) with respect to any disqualified portion of the accrued OID to the extent that the Company has sufficient current or accumulated earnings and profits. If the disqualified portion exceeds the Company's current and accumulated earnings and profits, the excess will continue to be taxed as ordinary OID income in accordance with the rules described above in "Original Issue Discount."

  It is also possible that some or all of the Notes may constitute "corporate acquisition indebtedness" if, among other things, the proceeds of the Notes are used to pay for the purchase of stock or at least two-thirds of the operating assets of another corporation. To the extent the Notes constitute corporate acquisition indebtedness, under Section 279 of the Code the maximum amount of interest or original issue discount the Company can deduct with respect thereto in any taxable year is $5 million, reduced by any interest incurred on indebtedness to acquire stock or operating assets but which does not qualify as corporate acquisition indebtedness.

                             PLAN OF DISTRIBUTION

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Notes. Accordingly, any Holder using the Exchange Offer to participate in a distribution of the New Notes will not be able to rely on such no-action letters. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days from the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until
March   , 1997 (90 days from the date of this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus as required, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days from the Expiration Date, the Company will send a reasonable number of additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company will pay all the expenses incident to the Exchange Offer (which shall not include the expenses of any Holder in connection with resales of the New Notes). The Company has agreed to indemnify the Initial Purchasers and any broker-dealers participating in the Exchange Offer against certain liabilities, including liabilities under the Securities Act.

  This Prospectus has been prepared for use by the Initial Purchasers in connection with offers and sales of the Notes, the Warrants and the Class A Common Stock underlying the Warrants and the Convertible Notes, in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Initial Purchasers may act as principal or agent in such transactions. The Initial Purchasers have advised the Company that they currently intend to make a market in the Notes, the Warrants and the Class A Common Stock but they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given that an active trading market will develop for or as to the liquidity of the Notes, the Warrants or the Class A Common Stock.

                                 LEGAL MATTERS

  The validity of the New Notes offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom (Illinois).

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for the fiscal years then ended included in this Prospectus and the related financial statement schedules included elsewhere in this Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in this Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                   GLOSSARY

  ACCESS CHARGES--The fees paid by IXCs to LECs for originating and terminating long distance calls on their local networks.

  CAP (Competitive Access Provider)--A company that provides its subscribers with an alternative to the local telephone company for local transport of private line, special access and interstate transport of switched access telecommunications services. CAPs are also referred to in the industry as alternative local telecommunications service providers (ALTs) and metropolitan area network providers (MANs) and were formerly referred to as alternative access vendors (AAVs).

  CENTRAL OFFICES--The switching centers or central switching facilities of the LECs.

  CENTREX--Centrex is a service that offers features similar to those of a Private Branch Exchange (PBX), except the equipment is located at the carrier's premises and not at the premises of the subscriber. These features include direct dialing within a given phone system, direct dialing of incoming calls, and automatic identification of outbound calls. This is a value added service that carriers can provide to a wide range of subscribers who do not have the size or the funds to support their own on-site PBX.

  CHURN--The effect of a subscriber electing an alternative telecommunications provider after having been provided with the telecommunications services of the Company.

  CO-CARRIER STATUS--A relationship between competitive local exchange carriers ("CLECs") that affords the same access to and rights on each other's networks, and that provides access and services on an equal basis.

  COLLOCATION--The ability of a CLEC such as the Company to connect its network to the LEC's central offices. Physical collocation occurs when a CLEC places its network connection equipment inside the LEC's central offices. Virtual collocation is an alternative to physical collocation pursuant to which the LEC permits a CLEC to connect its network to the LEC's central offices at competitive prices, even though the CLEC's network connection equipment is not physically located inside the central offices.

  DEDICATED LINES--Telecommunications lines dedicated or reserved for use exclusively by particular subscribers along predetermined routes (in contrast to telecommunications lines within the LEC's public switched network).

  DEDICATED SERVICES--Special access, switched transport and private line services generally offered by CLECs, including the Company.

  DIVESTITURE--In 1982, the Department of Justice and AT&T entered into the Modified Final Judgment (the "MFJ") which resulted in the break-up of AT&T's monopoly over local and long distance services. This judgment established seven separate regionally based local switched bell operating companies and essentially laid the ground work for intense competition in the newly defined long distance segment of the telecommunications market.

  FCC--Federal Communications Commission.

  FIBER OPTICS--Fiber optic cable is the medium of choice for the telecommunications and cable industries. Fiber is immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet is said to have more bandwidth capacity than copper cable the size of a telephone pole.

  FRAME RELAY--Frame Relay is a high-speed data packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56kbs to 1.5 mbs. This service is ideal for connecting LANS, but is not appropriate for voice and video applications due to the variable delays that can occur. Frame Relay was designed to operate at higher speeds on modern fiber optic networks.

  INTERCONNECTION DECISIONS--Rulings by the FCC announced in September 1992 and August 1993, which require the RBOCs and most other LECs to provide interconnection in LEC central offices to any CLEC, long distance carrier or end user seeking such interconnection for the provision of interstate special access and switched access transport services.

  INTEREXCHANGE CARRIERS OR IXCS--See Long Distance Carrier.

  LANS (Local Area Networks)--The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

  LATAS (Local Access and Transport Areas)--The geographically defined areas in which LECs are authorized by the MFJ to provide local switched services.

  LECS (Local Exchange Carriers)--Companies providing local telephone services.

  LOCAL EXCHANGE AREAS--A geographic area determined by the appropriate state regulatory authority in which local calls generally are transmitted without toll charges to the calling or called party.

  LONG DISTANCE CARRIERS OR INTEREXCHANGE CARRIERS--Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities. Long distance carriers include, among others, AT&T, MCI, Sprint and WorldCom, as well as resellers of long distance capacity.

  POPS (Point of Presence)--Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

  PRIVATE LINE--A private, dedicated telecommunications line connecting different locations (excluding long distance carrier POPs).

  PROVISIONING--The process of initiating a carrier's service to a subscriber.

  RBOCS (Regional Bell Operating Companies)--The seven local telephone compa-nies established by the MFJ. These RBOCs are prohibited from providing inter-LATA services and from manufacturing telecommunications equipment.

  RESELLER--A company which does not own its own transmission facilities and contracts with facilities-based carriers for the transmission of its subscribers' long distance calls. In essence, a reseller buys excess capacity (in minutes) from large facilities-based carriers at volume discounts and sells services (minutes) to subscribers at reduced cost.

  SPECIAL ACCESS SERVICES--The lease of private, dedicated telecommunications lines or "circuits" along the network of a LEC or a CLEC (such as the Company), which lines or circuits run to or from the long distance carrier POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from a subscriber to its long distance carrier POP. Special access services do not require the use of switches.

  SWITCH--A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

  SWITCHED ACCESS SERVICES--The origination or termination of long distance traffic between a customer premise and an IXC POP via shared local trunks using a local switch.

  SWITCHED TRANSPORT SERVICES--Transportation of switched traffic along dedicated lines between the LEC central offices and interexchange POPs.

  SWITCHED TRAFFIC--Telecommunications traffic along a switched network.

  TELECOMMUNICATIONS ACT--The Telecommunications Act of 1996.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                       UNITED USN, INC. AND SUBSIDIARIES

                                                                           PAGE
                                                                           ----
Audited Consolidated Financial Statements for the periods ended December
 31, 1994 and 1995:
  Report of Independent Auditors.........................................   F-2
  Consolidated Balance Sheets............................................   F-3
  Consolidated Statements of Operations..................................   F-4
  Consolidated Statements of Redeemable Preferred Stock and Common
   Stockholders' Equity..................................................   F-5
  Consolidated Statements of Cash Flows..................................   F-6
  Notes to Consolidated Financial Statements.............................   F-7
Unaudited Condensed Consolidated Financial Statements for the nine months ended
 September 30, 1995 and 1996:
  Condensed Consolidated Balance Sheets..................................  F-15
  Condensed Consolidated Statements of Operations........................  F-16
  Condensed Consolidated Statements of Cash Flows........................  F-17
  Notes to Condensed Consolidated Financial Statements...................  F-18

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of United USN, Inc.
Chicago, Illinois

  We have audited the accompanying consolidated financial statements of United USN, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1994, and for the year ended December 31, 1995 and the period from April 20, 1994 (inception) to December 31, 1994, listed in the table of contents. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the year ended December 31, 1995 and the period from April 20, 1994 (inception) to December 31, 1994, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Chicago, Illinois
March 15, 1996

                       UNITED USN, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                        ASSETS                             1995         1994
                        ------                         ------------  -----------
Current Assets:
  Cash and cash equivalents........................... $ 13,705,025  $ 5,979,222
  Accounts receivable (net of allowance for doubtful
   accounts:
   1995--$192,652; 1994--$81,330).....................    1,184,453      862,208
  Prepaid expenses....................................      171,111      125,543
  Note receivable.....................................                    76,204
  Interest receivable.................................       61,015
  Net assets held for sale............................    1,453,699
                                                       ------------  -----------
    Total current assets..............................   16,575,303    7,043,177
Property and Equipment--net...........................    1,214,647    4,749,728
Other Assets..........................................    2,681,255      954,368
                                                       ------------  -----------
    Total assets...................................... $ 20,471,205  $12,747,273
                                                       ============  ===========
  LIABILITIES, REDEEMABLE PREFERRED STOCK AND COMMON
                 STOCKHOLDERS' EQUITY
  --------------------------------------------------
Current Liabilities:
  Accounts payable.................................... $  2,734,122  $ 1,155,365
  Accrued expenses and other liabilities..............    1,106,010      782,802
  Current maturities on notes payable.................      409,348       63,670
  Capital lease obligations--current..................       75,192       93,958
                                                       ------------  -----------
    Total current liabilities.........................    4,324,672    2,095,795
Capital Lease Obligations--Noncurrent.................       81,391    3,026,430
Notes Payable.........................................      436,825      149,708
                                                       ------------  -----------
    Total liabilities.................................    4,842,888    5,271,933
Redeemable Preferred Stock:
  Series A 10% Senior Cumulative preferred stock: par
   value $1;
   1995: 20,000 shares authorized; 16,200 shares
   outstanding;
   1994: 50,000 shares authorized; 16,200 shares
   outstanding; liquidation value $1,000 per share....       16,200       16,200
  Series A-2 10% Senior Cumulative preferred stock:
   par value $1; 1995:
   30,000 shares authorized; 26,235 shares
   outstanding; liquidation value $1,000 per share....       26,235
  Accumulated unpaid dividends........................    3,810,000      707,000
  Additional paid-in capital..........................   40,543,605   14,582,350
                                                       ------------  -----------
    Total redeemable preferred stock..................   44,396,040   15,305,550
Common Stockholders' Equity:
  Common stock: par value $.01:
   1995--500,000 shares authorized; 313,739 shares
   outstanding;
   1994--200,000 shares authorized; 177,840 shares
   outstanding........................................        3,137        1,778
  Additional paid-in capital..........................      282,955       21,801
  Accumulated deficit.................................  (29,053,815)  (7,853,789)
                                                       ------------  -----------
    Total common stockholders' equity.................  (28,767,723)  (7,830,210)
                                                       ------------  -----------
    Total Liabilities, Redeemable Preferred Stock and
     Common Stockholders' Equity...................... $ 20,471,205  $12,747,273
                                                       ============  ===========

                See notes to consolidated financial statements.

                       UNITED USN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEAR ENDED DECEMBER 31, 1995 AND PERIOD FROM
                APRIL 20, 1994 (INCEPTION) TO DECEMBER 31, 1994

                                                         1995         1994
                                                     ------------  -----------
Net service revenue................................. $  7,883,890  $ 1,737,461
Cost of services....................................    9,075,749    1,454,882
                                                     ------------  -----------
    Gross margin....................................   (1,191,859)     282,579
                                                     ------------  -----------
Expenses:
  Sales and marketing...............................    5,867,200    2,869,463
  General and administrative........................   10,131,390    4,685,894
  Amortization of intangibles.......................      969,271
                                                     ------------  -----------
Operating loss......................................  (18,159,720)  (7,272,778)
                                                     ------------  -----------
Other income (Expense):
  Interest income...................................      586,946      152,099
  Interest expense..................................     (733,566)     (26,110)
  Other income......................................       59,314
                                                     ------------  -----------
    Other income--net...............................      (87,306)     125,989
                                                     ------------  -----------
Net loss before minority interest...................  (18,247,026)  (7,146,789)
Minority interest share in loss of USNCN............      150,000
                                                     ------------  -----------
Net loss............................................ $(18,097,026) $(7,146,789)
                                                     ============  ===========


                See notes to consolidated financial statements.

                       UNITED USN, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK
                        AND COMMON STOCKHOLDERS' EQUITY

                  YEAR ENDED DECEMBER 31, 1995 AND PERIOD FROM
                APRIL 20, 1994 (INCEPTION) TO DECEMBER 31, 1994

                                  REDEEMABLE PREFERRED STOCK              COMMON STOCKHOLDERS' EQUITY
                          -------------------------------------------  ----------------------------------
                                     SERIES
                          SERIES A     A-2    ACCUMULATED ADDITIONAL             ADDITIONAL
                          PREFERRED PREFERRED   UNPAID     PAID-IN-               PAID-IN    ACCUMULATED
                            STOCK     STOCK    DIVIDENDS    CAPITAL    PAR VALUE  CAPITAL      DEFICIT
                          --------- --------- ----------- -----------  --------- ----------  ------------
Balance, April 20, 1994.
  Issuance of 16,200
   shares of Series A
   10% Senior Cumulative
   preferred stock......   $16,200                        $15,212,824
  Issuance of 177,840
   shares of common
   stock................                                                $1,778   $ 236,661
  Costs incurred related
   to issuance of stock.                                     (630,474)            (214,860)
  Accumulated unpaid
   preferred dividends..                      $  707,000                                     $   (707,000)
  Net loss..............                                                                       (7,146,789)
                           -------            ----------  -----------   ------   ---------   ------------
Balance, December 31,
 1994...................    16,200               707,000   14,582,350    1,778      21,801     (7,853,789)
  Issuance of 26,235
   shares of Series A-2
   10% Senior Cumulative
   preferred stock......             $26,235               26,208,765
  Issuance of 135,899
   shares of common
   stock................                                                 1,359     263,644
  Costs incurred related
   to issuance of stock.                                     (247,510)              (2,490)
  Accumulated unpaid
   preferred dividends..                       3,103,000                                       (3,103,000)
  Net loss..............                                                                      (18,097,026)
                           -------   -------  ----------  -----------   ------   ---------   ------------
Balance, December 31,
 1995...................   $16,200   $26,235  $3,810,000  $40,543,605   $3,137   $ 282,955   $(29,053,815)
                           =======   =======  ==========  ===========   ======   =========   ============

                See notes to consolidated financial statements.

                       UNITED USN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEAR ENDED DECEMBER 31, 1995 AND PERIOD FROM
                APRIL 20, 1994 (INCEPTION) TO DECEMBER 31, 1994

                                                         1995         1994
                                                     ------------  -----------
Cash flows from operating activities:
  Net loss.......................................... $(18,097,026) $(7,146,789)
  Adjustments to reconcile net loss to net cash
   flows from operating activities:
    Depreciation and amortization...................    1,288,991      159,685
    Amortization of organization costs and
     intangibles....................................      969,271       26,376
    Allowance for doubtful accounts.................      111,322       81,330
    Loss on disposal of assets......................      (16,274)
    Changes in:
      Accounts receivable...........................     (433,567)    (943,538)
      Prepaid expenses..............................       13,082      (37,624)
      Interest receivable...........................      (61,015)
      Account payable...............................    1,578,757      953,465
      Accrued expenses and other liabilities........      338,412      766,532
                                                     ------------  -----------
        Net cash flows from operating activities....  (14,308,047)  (6,140,563)
                                                     ------------  -----------
Cash flows from investing activities:
  Purchase of property and equipment................   (1,739,542)  (1,728,327)
  Purchase of subsidiary............................     (892,287)
  Organization costs................................                  (161,702)
  Cash acquired from purchase of subsidiaries.......                   331,975
  Issuance of noncurrent notes receivable...........                  (150,000)
  Proceeds from note receivable.....................       76,204
                                                     ------------  -----------
        Net cash flows from investing activities....   (2,555,625)  (1,708,054)
                                                     ------------  -----------
Cash flows from financing activities:
  Issuance of preferred stock.......................   26,235,000   14,850,000
  Issuance of common stock..........................      265,003      150,000
  Costs incurred related to issuance of stock.......     (250,000)    (845,334)
  Deposits..........................................      (20,855)    (555,270)
  Proceeds from borrowings..........................                   180,000
  Payments on assumed Quest indebtedness............   (1,459,458)
  Proceeds from notes payable.......................       46,645       73,504
  Repayment of notes payable........................      (71,588)      (8,330)
  Repayment of capital lease obligation.............     (155,272)     (16,731)
                                                     ------------  -----------
        Net cash flows from financing activities....   24,589,475   13,827,839
                                                     ------------  -----------
Net increase in cash................................    7,725,803    5,979,222
Cash and cash equivalents--Beginning of period......    5,979,222
                                                     ------------  -----------
Cash and cash equivalents--End of period............ $ 13,705,025  $ 5,979,222
                                                     ============  ===========
Supplemental cash flow information--See Note 3

                See notes to consolidated financial statements.

                       UNITED USN, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEAR ENDED DECEMBER 31, 1995 AND PERIOD FROM
                APRIL 20, 1994 (INCEPTION) TO DECEMBER 31, 1994

1. ORGANIZATION AND ACQUISITIONS

  United USN, Inc. ("United") was incorporated under the laws of the State of Delaware on April 20, 1994 and was initially funded in 1994 through capital contributions totaling $15 million in cash, before financing costs. In June 1995, United received additional capital contributions of approximately $26 million. United holds controlling investments in two companies: US Network Corporation and United Telemanagement Services, Inc.

  On April 20, 1994, United purchased US Network Corporation ("US Network") and its 100% subsidiary, FoneNet/Ohio, Inc. ("FoneNet"), in exchange for 1,350 shares of United's preferred stock and 31,500 shares of its common stock. This transaction was accounted for as a purchase and was valued at US Network's net book value of approximately $467,000. US Network provides a broad range of telecommunication services in the central business districts of major cities in Ohio. The 1994 consolidated statement of income includes the results of operations of US Network since April 20, 1994.

  In July 1994, United purchased a 50.1% ownership interest in USN Communications Northeast, Inc. ("USNCN") for approximately $2 million. Based in New York City, USNCN provides a broad range of telecommunications services to business customers primarily in Manhattan. United has had substantive control of USNCN since its inception. Therefore, the consolidated financial statements include the results of operations for USNCN since its commencement of operations in 1994 and no goodwill has been recorded. In December 1995, United's ownership in USNCN increased to 83.9% as a result of additional investments approximating $9.4 million.

  In June 1995, USNCN (through a newly formed subsidiary, Quest United, Inc.) purchased specific assets and assumed certain liabilities of an independent telephone services company Quest America Management L.P. ("Quest"), for cash of $950,000 and notes payable to investors of Quest of $842,985 (the "Acquisition"). The Acquisition has been accounted for as a purchase, and such assets and liabilities were recorded at their then fair values (which approximated their historical cost bases) as of the Acquisition date. The excess of the cost of the Acquisition over the net assets acquired has been ascribed to various intangible assets (principally customer lists, employment contracts and work force in place). Although, the consummation of the Acquisition was subject to regulatory approval, USNCN had assumed substantive control of Quest's operations as of the date of the Acquisition through the infusion of equity and debt financing to Quest. Accordingly, the consolidated statement of operations for the year ended December 31, 1995 include Quest's revenues and expenses from the Acquisition date forward.

2. SUMMARY OF ACCOUNTING POLICIES

  A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of Consolidation--The accompanying consolidated financial statements include the accounts of United USN, Inc. and its subsidiaries (the "Company"). Significant intercompany balances and transactions have been eliminated in consolidation.

  Revenue Recognition--The Company recognizes revenues in the period in which telephone services are provided. Revenues for Quest are recorded at the net commissions earned. If Quest's revenues had been recorded

                       UNITED USN, INC. AND SUBSIDIARIES
assuming a resale business, where revenues are recorded at the resale value and gross margins are equal to the net commissions earned, the following would have been recorded in 1995:

                                          CONSOLIDATED                PROFORMA
                                           AS STATED    ADJUSTMENTS CONSOLIDATED
                                          ------------  ----------- ------------
      Net service revenue................ $ 7,883,890   $3,374,075  $11,257,965
      Cost of services...................   9,075,749    3,374,075   12,449,824
                                          -----------   ----------  -----------
          Gross margin................... $(1,191,859)  $      --   $(1,191,859)
                                          ===========   ==========  ===========

  Recourse Provisions--USNCN utilizes a third-party billing and collection agency (the "Agency") to process and factor its accounts receivable, yet retains the risk of loss on amounts that are deemed to be uncollectible in the normal course of business. The Agency charges USNCN an allowance for estimated bad debts on factored accounts receivable, subject to the recourse provisions, using prior collection experience and industry statistics. Adjustments are made between actual loss experience and estimated bad debt expenses on a periodic basis by the Agency. At December 31, 1995, factored receivables of approximately $828,000 are subject to such adjustment.

  Cash and Cash Equivalents--Cash and cash equivalents are defined as cash in banks, time deposits and highly liquid short-term investments with initial maturities of three months or less.

  Property and Equipment--Purchases of property and equipment are carried at cost. Depreciation is provided on the straight-line basis. Furniture and fixtures are depreciated over five years. Leasehold improvements and assets leased under capital leases are amortized over the shorter of the related lease term or the estimated useful life of the asset.

  Intangible Assets--Costs incurred in the formation of the Company are being amortized over five years. The intangible assets associated with the acquisition of Quest are being amortized on a straight-line basis over two years.

3. SUPPLEMENTAL CASH FLOW INFORMATION

  Supplemental cash flow information for 1995 and 1994 is as follows:

                                                             1995       1994
                                                          ---------- ----------
      Capital lease obligations incurred (Notes 9 and
       17)..............................................  $3,398,105 $3,137,119
                                                          ========== ==========
      Fair value of US Network's noncash assets
       acquired.........................................             $  623,659
      Common and preferred stock issued in connection
       with acquisition (Note 1)........................                467,463
                                                                     ----------
          Liabilities assumed...........................             $  156,196
                                                                     ==========
      Fair value of Quest America Management L.P.
       noncash assets acquired in 1995..................  $  414,726
      Consideration incurred in connection with the
       Acquisition (including $950,000 in cash advances)
       (Note 3).........................................   3,104,588
                                                          ----------
          Liabilities assumed...........................  $2,689,862
                                                          ==========
      Note payable to USNCN minority shareholder (Note
       4)...............................................             $  149,708
      Proceeds received upon issuance of note payable...                (73,504)
                                                                     ----------
          Note receivable from USNCN minority
           shareholder (Note 4).........................             $   76,204
                                                                     ==========
          Note payable incurred to finance insurance
           policies (Note 8)............................  $   58,650 $   72,000
                                                          ========== ==========

                       UNITED USN, INC. AND SUBSIDIARIES

  Cash paid for interest in 1995 was approximately $613,000. No cash was paid in 1994 for interest and in 1995 and 1994 for income taxes.

4. RELATED PARTY TRANSACTIONS

  Note receivable of $76,204 at December 31, 1994 represents amounts due to United from a minority stockholder of USNCN, at an interest rate of 9%, which was paid during the first quarter of 1995.

  Note payable of $149,708 at December 31, 1994 represents amounts due from a minority stockholder of USNCN at an interest rate of 10%, which was exchanged for an increased equity interest in USNCN in December 1995.

5. PROPERTY AND EQUIPMENT

  Property and equipment consists of:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1995         1994
                                                       ------------ ------------
      Furniture and equipment.........................  $1,364,479   $  629,865
      Leasehold improvements..........................     117,902    1,296,148
      Switching equipment.............................                2,984,045
                                                        ----------   ----------
                                                         1,482,381    4,910,058
      Less accumulated depreciation...................    (267,734)    (160,330)
                                                        ----------   ----------
          Total.......................................  $1,214,647   $4,749,728
                                                        ==========   ==========

6. OTHER ASSETS

  Other assets consist of:

                                                     DECEMBER 31, DECEMBER 31,
                                                         1995         1994
                                                     ------------ ------------
      Intangibles (net of accumulated amortization
       of $923,850).................................  $2,001,985    $    --
      Deposits......................................     426,902     605,270
      Organization costs (net of accumulated
       amortization:
       1995--$73,432; 1994--$28,011)................     153,677     199,098
      Notes receivable..............................                 150,000
      Other.........................................      98,691
                                                      ----------    --------
          Total.....................................  $2,681,255    $954,368
                                                      ==========    ========

7. ACCRUED EXPENSES

  Accrued expenses consist of:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1995         1994
                                                       ------------ ------------
      Payroll and benefits............................  $  548,775    $427,312
      Professional services...........................     163,540     244,636
      Excise taxes....................................     117,812      57,462
      Interest payable................................      21,764
      Rent............................................       4,380      29,819
      Other...........................................     249,739      23,573
                                                        ----------    --------
          Total.......................................  $1,106,010    $782,802
                                                        ==========    ========

                       UNITED USN, INC. AND SUBSIDIARIES

8. NOTES PAYABLE

  The Company issued notes payable of $58,650 and $72,000, in 1995 and 1994, respectively, to finance insurance policies. The notes are payable in nine monthly installments through August 1996 and 1995, respectively. Interest is payable at 8.15% and 6.45%, respectively. The outstanding principal balance at December 31, 1995 and 1994 was $52,308 and $63,670, respectively.

  In 1995, the Company issued a note payable of $46,353 to finance improvements to an office space. The note requires monthly principal payments of $831 through July 2001. Interest is payable at 8%. At December 31, 1995, the outstanding principal balance was $44,777.

  In connection with the acquisition of Quest, USNCN assumed notes payable to investors of Quest. The notes bear interest at 8% and the balances outstanding at December 31, 1995 total $749,088. The notes require quarterly principal and interest payments in 1996 and 1997 and in the first quarter of 1998.

  Maturities on long-term debt are as follows:

             1996............................ $409,348
             1997............................  386,474
             1998............................   27,152
             1999............................    8,418
             2000............................    9,117
             Thereafter......................    5,664
                                              --------
                 Total....................... $846,173
                                              ========

9. CAPITAL LEASE OBLIGATIONS

  The Company leases certain equipment under capital leases, at December 31, 1995 and 1994, as follows:

                                                             1995       1994
                                                           --------  ----------
      Switching equipment................................. $    --   $2,984,045
      Computer equipment..................................  221,855     153,074
                                                           --------  ----------
                                                            221,855   3,137,119
      Less accumulated amortization.......................  (73,003)    (68,635)
                                                           --------  ----------
          Total........................................... $148,852  $3,068,484
                                                           ========  ==========

  Future minimum lease payments at December 31, 1995 are as follows:

             1996............................ $ 91,445
             1997............................   64,916
             1998............................   21,151
             1999............................    3,339
                                              --------
                 Total minimum lease
                  payments...................  180,851
             Less imputed interest...........   24,268
                                              --------
                 Present value of minimum
                  lease payments............. $156,583
                                              ========

                       UNITED USN, INC. AND SUBSIDIARIES

10. OPERATING LEASES

  The Company leases certain office space and equipment under operating leases. Future minimum lease commitments under noncancelable operating leases as of December 31, 1995 are as follows:

             1996.......................... $1,014,766
             1997..........................  1,080,878
             1998..........................    810,608
             1999..........................    424,991
             2000..........................    329,180
             Thereafter....................    193,599
                                            ----------
                 Total..................... $3,854,022
                                            ==========

  Rent expense for the year ended December 31, 1995 and the period from April 20, 1994 to December 31, 1994 was approximately $867,000 and $214,000, respectively.

11. COMMITMENTS

  USNCN has executed an exclusive agreement with an independent telecommunications company ("TelCo One"), whereby TelCo One will allow USNCN to establish a local private network on its infrastructure in which to provide service to customers. All of USNCN's local service customers are provided access to this network and, accordingly, a substantial portion of USNCN's revenue is earned through the use of these access rights. Under this agreement, TelCo One provides network maintenance, access to telephone switches, and billing and collection services. The initial term of the agreement expires in 2004. USNCN is entitled to renew such agreement for up to ten years following its initial expiration.

  On October 31, 1995, US Network entered into an agreement with an independent telecommunications company ("TelCo Two") to allow US Network to resell TelCo Two's local telephone service. The agreement is for a term of ten years and contains a minimum purchase commitment of 150,000 business access lines, which is measured by the number of lines in place on the last day of each 12-month period. The agreement allows for an 18-month period before any commitment levels are required to be met. At the end of the 18-month period, US Network must pay, on an annual basis, for any cumulative shortfall of the commitment amount (net of any cumulative excess over the commitment amount) which exceeds 300,000 lines ("Shortfall Amount"). The amount to be paid is calculated as the Shortfall Amount multiplied by $168. Even if no lines were sold by US Network, the earliest required payment for the shortfall amount is in 1999. So long as US Network maintains a cumulative net shortfall lower than 300,000 lines, no payments will be due to TelCo Two other than for normal usage. At the end of the term, US Network will be required to pay for any remaining cumulative net shortfall at an annual rate of $168 per line. If there is no cumulative net shortfall at the end of the term, no additional amount will be required to be paid by US Network. US Network can extend the term for up to an additional three years to reduce the cumulative net shortfall to zero before a payment would be required.

12. INCOME TAXES

  The Company incurred net losses of $18,097,026 and $7,146,789 in 1995 and 1994, respectively. Accordingly, no provision for current Federal or state income taxes has been made to the financial statements.

  At December 31, 1995 and 1994, the Company had net operating loss carry-forwards for income tax purposes of approximately $24,129,000 and $6,875,000, respectively. The expiration periods for utilizing these operating losses begin in 2009 for Federal tax purposes. Of the net operating loss carry-forwards remaining at December 31, 1995, $12,286,000 can be applied only against future taxable income of USNCN.

                       UNITED USN, INC. AND SUBSIDIARIES

  The Company's deferred tax asset components at December 31, 1995 and 1994 are as follows:

                                                         1995         1994
                                                      -----------  -----------
      Net operating loss carry-forwards.............. $(9,121,000) $(2,555,000)
      Accrued liabilities and asset valuation
       reserves......................................    (195,000)    (106,000)
      Amortization of intangibles....................    (309,000)
                                                      -----------  -----------
          Subtotal...................................  (9,625,000)  (2,661,000)
      Valuation allowance............................   9,625,000    2,661,000
                                                      -----------  -----------
          Total...................................... $       --   $       --
                                                      ===========  ===========

  As of December 31, 1995 and 1994, the Company had not recognized deferred income tax assets related to deductible temporary differences and cumulative net operating losses. The ability of the Company to fully realize deferred tax assets in future years is contingent upon its success in generating sufficient levels of taxable income before the statutory expiration periods for utilizing such net operating losses lapses. After an assessment of all available evidence, including historical and projected operating trends, the Company was unable to conclude that realization of such deferred tax assets in the near future was more likely than not. Accordingly, a valuation allowance was recorded to offset the full amount of such assets.

13. MINORITY INTEREST IN USNCN

  At December 31, 1995 and 1994, no minority interest in USNCN has been recorded on the balance sheet, as cumulative losses applicable to the minority interest in USNCN exceed the minority interest in the equity capital of USNCN, and there is no obligation of the minority interest to make good such losses. As future earnings materialize, the minority interest will recognize the benefit of those earnings only to the extent they exceed USNCN's accumulated losses.

14. CAPITAL STOCK

 Redeemable Preferred Stock

  In 1995, the Board of Directors approved the designation of 20,000 shares of the authorized preferred stock as Series A 10% senior cumulative preferred stock ("Series A") and the remaining 30,000 shares as Series A-2 10% senior cumulative preferred stock ("Series A-2"). The Company's stockholders of Series A-2 and Series A are entitled to the following rights and privileges:

    Dividends--All preferred stockholders are entitled to cumulative dividends of 10% per annum on the sum of $1,000 per share plus all accumulated and unpaid dividends. No dividends have been declared or paid on the preferred stock. Dividends in arrears on preferred stock were approximately $2,462,000 for Series A and $1,348,000 for Series A-2 at December 31, 1995. No cash dividends may be paid on Series A so long as any Series A-2 shares are still outstanding, other than as provided under the liquidation and redemption preferences. No cash dividends may be paid on common stock so long as any preferred stock remains outstanding.

    Liquidation--Upon any liquidation of the Company, the holders of Series A-2 shall be entitled to be paid up to $26.2 million, to redeem the outstanding shares of Series A-2 before any distribution is made to any other stockholders. After the full $26.2 million has been paid to Series A-2 holders, the Series A-2 and Series A holders shall be entitled to be paid, before any distribution is made to the common stockholders, $1,000 per share plus all accumulated and unpaid dividends.

                       UNITED USN, INC. AND SUBSIDIARIES

    Redemption--Redemption rights can be exercised at $1,000 per share plus all accrued and unpaid dividends for the holders of 33% or more of Series A-2 and Series A stock outstanding after five years have elapsed from the date of issuance of those shares. Special redemption rights are also available to holders in the event of a change in ownership of the Company, as defined in the Certificate of Designation. The Company cannot redeem any shares of Series A so long as the Company has not redeemed any shares of Series A-2 which the holder has requested to be redeemed. The Company cannot redeem, purchase or acquire common stock so long as any preferred stock remains outstanding, other than stock issued upon the exercise of stock options.

  In the event the Company fails to comply with the covenants in the agreement with the preferred stockholders, the Company is required to increase the dividend rate by 5%, with an additional increase of 2.5% for each succeeding 90-day period in which the Company remains in noncompliance. Additionally, the preferred stockholders may demand immediate redemption of all or any portion of their preferred stock at the aforementioned liquidation values. At December 31, 1995, the Company was in compliance with all covenants.

 Common Stock

  In October 1995, the Board of Directors approved the repricing of the common stock issued in 1995 whereby the number of shares issued in 1995 would increase from 135,899 to 246,056 and the purchase price would decrease from $1.95 per share to $1.077. The result of this transaction will not change the amount of total stockholders' equity at December 31, 1995. This transaction is not reflected in the current financial statements as it had not been finalized as of December 31, 1995.

15. STOCK OPTION PLAN

  The Company has granted options to acquire shares of common stock to certain officers and other employees. These options become exercisable at a rate of 25% every six months over a period of two years. The options are exercisable at $1.10 per share, which was no less than the fair market value at the date of grant, and expire in 2004. The Company has reserved 54,551 shares of common stock for issuance upon exercise of stock options.

  Stock option transactions are summarized as follows:

                                                                   1995    1994
                                                                  ------  ------
      Outstanding at January 1................................... 21,300     --
      Granted....................................................         21,300
      Cancelled.................................................. (2,250)    --
                                                                  ------  ------
      Outstanding at December 31................................. 19,050  21,300
                                                                  ------  ------
      Options exercisable at December 31......................... 10,024     --
                                                                  ======  ======

16. EMPLOYEE BENEFIT PLAN

  On January 1, 1995, the Company adopted a qualified 401(k) plan covering all eligible employees in which the Company contributions are discretionary. Employees are permitted to make annual contributions through salary deductions up to 15% of their annual salary. The plan can be amended or terminated at any time by the Board of Directors. The Company made no contributions to the plan in 1995.

                       UNITED USN, INC. AND SUBSIDIARIES

17. NET ASSETS HELD FOR SALE

  On December 29, 1995, the Company entered into an agreement to sell its switch-based facilities in Ohio for $9.5 million in cash plus the assumption of capital and operating leases. The net assets held at December 31, 1995 in conjunction with this sale are as follows:

      Switching equipment........................................... $6,233,557
      Leasehold improvements........................................  1,781,260
      Outside plant and equipment...................................    423,424
      Furniture and equipment.......................................    318,355
                                                                     ----------
                                                                      8,756,596
      Less accumulated depreciation................................. (1,181,587)
                                                                     ----------
          Net property and equipment................................  7,575,009
      Deposits......................................................    100,532
                                                                     ----------
          Total assets..............................................  7,675,541
                                                                     ----------
      Less liabilities assumed:
        Accrued liabilities.........................................     15,204
        Capital lease obligations...................................  6,206,638
                                                                     ----------
          Net assets held for sale.................................. $1,453,699
                                                                     ==========

  Additionally, approximately $2.0 million in operating leases will be assumed by the buyer. The Company will remain contingently liable on capital and operating leases assumed by the buyer.

  The transaction closed on February 29, 1996 and a gain of approximately $8 million was realized. The transaction and the related gain will be recorded in the 1996 results of the Company. The Company will continue to serve its customer base as a reseller of telecommunication services.

18. CONTINGENCIES

  Loss Contingencies--In 1994, USNCN was named as a defendant in a legal matter which alleged that USNCN breached an implied contract in the use of a concept, developed by the plaintiff, in establishing its business and resulting operations. During 1995, this matter was dismissed in USNCN's favor.

  USNCN is contractually required, through its customers, to provide a minimum level of service volume to an independent carrier. As of December 31, 1995, USNCN has not complied with prescribed volume requirements but believes that assertion of a claim by the carrier is unlikely, given contractual interpretations, past practices, ongoing business relationships, and the mutual dependency of the parties. Based on an assessment of all such factors, no amount has been recorded in USNCN's financial statements for settlement of this exposure as management is unable to reasonably estimate the claim, if any. However, it is possible that the ultimate resolution of this matter may have an adverse effect on its financial position, results of operations and cash flow in future periods.

  Gain Contingency--USNCN has submitted a claim of approximately $1.4 million with TelCo One requesting that certain revenues, purportedly not billed by TelCo One to its customers, be paid to USNCN. TelCo One is in the process of reviewing USNCN's claim and has not formally concluded on the amount or terms of a settlement. While USNCN believes its claim has merit, it is unable to predict, at this time, whether they will be successful in fully resolving this matter favorably.

                                   * * * * *

                       UNITED USN, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 1996 AND 1995

                                                             SEPTEMBER 30,
                                                        ------------------------
                                                           1996         1995
                                                        -----------  -----------
                                                        (UNAUDITED)  (UNAUDITED)
                        ASSETS
                        ------
Current Assets:
  Cash and cash equivalents............................ $71,390,481  $19,238,964
  Accounts receivable (net of allowance for doubtful
   accounts:
  1996--$220,549; 1995--$89,500).......................   2,653,580    1,902,172
  Prepaid expenses.....................................      61,677       91,512
  Interest receivable..................................      86,859       67,621
  Other receivables....................................     229,940          --
                                                        -----------  -----------
    Total current assets...............................  74,422,537   21,300,269
Property and equipment--net............................   1,782,850    9,714,373
Other assets...........................................  11,877,699    4,025,485
                                                        -----------  -----------
    Total assets....................................... $88,083,086  $35,040,127
                                                        ===========  ===========
  LIABILITIES, REDEEMABLE PREFERRED STOCK AND COMMON
                 STOCKHOLDERS' EQUITY
  --------------------------------------------------
Current Liabilities:
  Accounts payable..................................... $ 4,174,694  $ 4,461,273
  Accrued expenses and other liabilities...............   1,064,605    1,232,874
  Capital lease obligations--current...................     260,444    1,111,007
  Current maturities on notes payable..................     355,860    1,446,511
                                                        -----------  -----------
    Total current liabilities..........................   5,855,603    8,251,665
Capital lease obligations--noncurrent..................     349,843    6,249,793
Notes payable..........................................     154,871      510,731
14% Senior Discount Notes..............................  48,500,000          --
Original Issue Discount--Senior Notes.................. (18,296,625)         --
9% Convertible Subordinated Notes......................  36,000,000          --
Original Issue Discount--Convertible Notes.............  (8,355,600)         --
                                                        -----------  -----------
    Total liabilities..................................  64,208,092   15,012,189
Redeemable Preferred Stock:
  Series A 10% Senior Cumulative preferred stock; par
   value $1;
   1995: 20,000 shares authorized; 16,200 shares
   outstanding;
   liquidation value $1,000 per share..................         --        16,200
  Series A-2 10% Senior Cumulative preferred stock; par
   value $1;
   1995: 30,000 shares authorized; 25,344 shares
   outstanding;
   liquidation value $1,000 per share..................         --        25,344
  Accumulated unpaid dividends.........................         --     2,679,467
  9% Cumulative Convertible Pay-In-Kind Preferred
   Stock; par value $1;
   1996: 30,000 shares authorized; 10,000 shares
   outstanding.........................................      10,000          --
  Additional paid-in capital...........................   9,842,601   39,405,986
                                                        -----------  -----------
    Total Redeemable Preferred Stock...................   9,852,601   42,126,997
Common Stockholders' Equity:
  Common stock: par value $.01;
   1996: 2,500,000 shares authorized; 716,525 shares
   outstanding;
   1995: 500,000 shares authorized; 309,123 shares
   outstanding.........................................       7,165        3,091
  Additional paid-in capital...........................  54,177,244      271,508
  Accumulated deficit.................................. (40,160,939) (22,373,658)
  Common stock held in Treasury: 1996--1,000 shares....      (1,077)         --
                                                        -----------  -----------
    Total common stockholders' equity..................  14,022,393  (22,099,059)
                                                        -----------  -----------
    Total liabilities, redeemable preferred stock and
     common stockholders' equity....................... $88,083,086  $35,040,127
                                                        ===========  ===========

     See notes to the unaudited condensed consolidated financial statements

                       UNITED USN, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                     -------------------------
                                                        1996          1995
                                                     -----------  ------------
                                                     (UNAUDITED)  (UNAUDITED)
Net service revenue................................. $ 7,598,705  $  5,825,785
Cost of services....................................   6,587,126     6,686,199
                                                     -----------  ------------
    Gross margin....................................   1,011,579      (860,414)
Expenses:
  Sales and marketing...............................   5,837,437     4,243,768
  General and administrative........................  10,919,589     7,366,464
                                                     -----------  ------------
Operating loss...................................... (15,745,447)  (12,470,646)
Other income (expense):
  Interest income...................................     472,667       422,901
  Interest expense..................................     (45,957)     (499,657)
  Other income......................................   8,099,593           --
                                                     -----------  ------------
    Other income--net...............................   8,526,303       (76,756)
                                                     -----------  ------------
Net income (loss)................................... $(7,219,144) $(12,547,402)
                                                     ===========  ============




     See notes to the unaudited condensed consolidated financial statements

                       UNITED USN, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                     -------------------------
                                                        1996          1995
                                                     -----------  ------------
                                                     (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)................................. $(7,219,144) $(12,547,402)
  Adjustments to reconcile net income (loss) to net
   cash flows from operating activities:
    Depreciation and amortization...................     254,049       995,223
    Amortization of organization costs and
     intangibles....................................   1,105,748       257,317
    Gain on disposal of assets......................  (8,078,901)
    Changes in:
      Accounts receivable...........................  (1,469,127)   (1,039,964)
      Prepaid expenses..............................     109,434        34,031
      Other receivables.............................    (229,940)       58,688
      Interest receivable...........................     (25,844)      (67,621)
      Other assets..................................     (18,205)          --
      Accounts payable..............................   1,440,563     3,305,908
      Accrued expenses and other liabilities........     (19,641)      450,072
                                                     -----------  ------------
        Net cash flows from operating activities.... (14,151,008)   (8,553,748)
Cash flows from investing activities:
  Purchase of property and equipment................    (232,291)   (1,606,399)
  Proceeds from sale of assets......................   9,532,600           --
  Purchase of Subsidiary............................         --       (892,287)
  Purchase of Minority Interest.....................  (1,601,207)          --
                                                     -----------  ------------
        Net cash flows from investing activities....   7,699,102    (2,498,686)
Cash flows from financing activities:
  Issuance of common stock..........................      36,300       256,000
  Issuance of preferred stock.......................  10,000,000    25,344,000
  Financing costs...................................    (147,389)     (500,000)
  Repurchase of common stock........................      (1,077)          --
  Proceeds from Senior Notes........................  30,203,375           --
  Proceeds from Convertible Notes...................  27,644,400           --
  Debt Acquisition Costs............................  (2,732,664)          --
  Deposits..........................................    (393,884)     (112,154)
  Payments on assumed Quest indebtedness............         --       (519,746)
  Repayment of notes payable........................    (335,442)      (42,099)
  Repayment of capital lease obligations............    (136,257)     (113,825)
                                                     -----------  ------------
        Net cash flows from financing activities....  64,137,362    24,312,176
                                                     -----------  ------------
Net (decrease) increase in cash.....................  57,685,456    13,259,742
Cash and cash equivalents--Beginning of period......  13,705,025     5,979,222
                                                     -----------  ------------
Cash and cash equivalents--End of period............ $71,390,481  $ 19,238,964
                                                     ===========  ============
Supplemental cash flow information:
  Capital lease obligations incurred................ $   589,961  $  4,004,664
                                                     ===========  ============

    See notes to the unaudited condensed consolidated financial statements.

                       UNITED USN, INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1996

1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The condensed consolidated balance sheets as of September 30, 1996 and September 30, 1995 and the related condensed consolidated statements of operations and condensed consolidated statements of cash flows for the nine months then ended are unaudited. The interim financial statements reflect all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the United USN, Inc. 1995 Annual Report to the Board of Directors and Stockholders. The results of operations for the interim periods should not be considered indicative of results to be expected for the full year.

2. RESALE AGREEMENTS

  In October 1995, the Company entered into an agreement with a local telecommunications company ("TelCo One") to allow US Network to resell TelCo One's local telephone service in the Chicago area. The agreement term is ten years and contains certain minimum purchase commitments.

  In 1996, the Company signed similar agreements with TelCo One and with another local telecommunications company ("TelCo Two") to resell their local telephone service in Michigan and Ohio and New York, respectively, to both business and residential customers. These agreements are also for ten years and contain certain minimum purchase commitments.

3. SALE OF ASSETS

  On December 29, 1995, the Company entered into an agreement to sell its switch-based facilities in Ohio for $9.5 million in cash plus the assumption of capital and operating leases. The net assets sold under this agreement are summarized as follows:

      Net property and equipment.................................... $7,575,009
      Deposits......................................................    100,532
                                                                     ----------
          Total assets..............................................  7,675,541
      Less liabilities assumed:
        Accrued liabilities.........................................     15,204
        Capital lease obligations...................................  6,206,638
                                                                     ----------
          Net assets................................................ $1,453,699
                                                                     ==========

  Additionally, approximately $2.0 million in operating leases was assumed by the buyer. The Company will remain contingently liable on capital and operating leases assumed by the buyer. The transaction closed on February 29, 1996 and a gain of approximately $8.1 million was realized. The Company will continue to serve its customer base as a reseller.

                       UNITED USN, INC. AND SUBSIDIARIES

                              SEPTEMBER 30, 1996

4. PRIVATE PLACEMENT OFFERING

  On September 30, 1996, the Company received approximately $55 million in cash, net of commissions paid, in exchange for 48,500 Units consisting of $48.5 million aggregate principal amount at maturity of 14% Senior Discount Notes due 2003 ("Senior Notes") and warrants (the "Initial Warrants") to purchase 61,550 shares of Class A Common Stock, and 36,000 units of 9% Convertible Subordinated Notes due 2004 ("Convertible Notes").

  The Senior Notes were sold at a unit price, before commissions, of $622.75. These notes will accrete interest at an annual rate of 14% from September 30, 1996 to March 31, 2000. Thereafter, the notes will bear interest at an annual rate of 14%, and will be paid semiannually in arrears, on the aggregate principal amount at maturity of $48.5 million.

  The Convertible Notes were sold at a unit price, before commissions, of $767.90. These notes will accrete interest at an annual rate of 9% from September 30, 1996 to September 30, 1999. Thereafter, the notes will bear interest at an annual rate of 9%, and will be paid semiannually in arrears, on the aggregate principal amount at maturity of $36 million.

5. CHANGES IN EQUITY

  In September 1996, the Board of Directors and the existing shareholders approved the conversion of all outstanding Series A and Series A-2 Preferred Stock to newly issued shares of Class A Common Stock. The conversion was consummated on September 30, 1996, and 267,630 shares of Common Stock were issued in exchange for the outstanding Preferred Stock, including dividends accrued through the conversion date. There was no dollar impact to the financial statements.

  In September 1996, the Board of Directors also authorized the issuance of up to 30,000 shares of Preferred Stock designated as 9% Cumulative Convertible PIK Preferred Stock ("9% Preferred Stock"). The 9% Preferred Stock has a liquidation preference and stated value of $1,000 per share. Dividends, payable in additional shares of 9% Preferred Stock, accrue semiannually at an annual rate of 9% and are fully cumulative. In connection with the Offering, the Company issued 10,000 shares of its 9% Preferred Stock to its existing shareholders, for an aggregate purchase price of $10 million.

6. CONTINGENCIES

  Loss Contingency--In April 1996, a derivative action was filed by Mr. Stephen C. Schwartz, the founder and a former director and officer of USNCN against the Company and specific officers and directors. On July 16, 1996 the Company agreed with Mr. Schwartz to repurchase Mr. Schwartz's interest, among other things, for $1.7 million. The financial impact of this transaction was recorded in the third quarter of fiscal 1996, $328,000 of which represented compensation expense due to Mr. Schwartz.

  Gain Contingency--USNCN has submitted a claim of approximately $1.4 million with TelCo Two requesting that certain revenues, purportedly not billed by TelCo Two to its customers, be paid to USNCN. TelCo Two is in the process of reviewing USNCN's claim and has not formally concluded the amount or terms of a settlement. While USNCN believes its claim has merit, it is unable to predict, at this time, whether they will be successful in fully resolving this matter favorably.

                                   * * * * *

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REP-RESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER
OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER TO SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE IN-FORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                                 ------------
                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Prospectus Summary.........................................................   4
Risk Factors...............................................................  16
The Exchange Offer.........................................................  25
Use of Proceeds............................................................  32
Dividend Policy............................................................  32
Capitalization.............................................................  33
Selected Historical Consolidated Financial and Operating Data..............  34
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.............................................................  35
Industry Overview: The Local Telecommunications Service Industry...........  39
Business...................................................................  41
Management.................................................................  54
Certain Relationships and Related Transactions.............................  60
Stock Ownership............................................................  63
Description of the Notes...................................................  64
Description of the Warrants................................................  97
Registration Rights........................................................ 100
Description of Capital Stock............................................... 103
Certain Federal Income Tax Considerations.................................. 106
Plan of Distribution....................................................... 108
Legal Matters.............................................................. 109
Experts.................................................................... 109
Glossary................................................................... 110
Index to Consolidated Financial Statements................................. F-1

                                 ------------
 UNTIL          , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEAL-
ERS EFFECTING TRANSACTIONS IN THE NEW NOTES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               ----------------
                                  PROSPECTUS
                               ----------------


                                     LOGO

                               UNITED USN, INC.

                                  $48,500,000
                                 14% SERIES B
                             SENIOR DISCOUNT NOTES
                                   DUE 2003

                               NOVEMBER   , 1996

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. The Registrant's Certificate of Incorporation and By-laws provide that the Registrant shall indemnify its directors and such officers, employees and agents as the Board of Directors may determine from time to time, to the fullest extent permitted by Section 145 of the DGCL. The Registrant has entered into indemnification agreements with its directors and certain of its officers, employees and agents, which provide that the Registrant shall indemnify such parties pursuant to Section 145 of the DGCL.

  Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Certificate of Incorporation and By-laws include a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
  3.1+   Amended and Restated Certificate of Incorporation of the Registrant.
  3.2+   Certificate of Designations, Powers, Rights and Preferences of the
         Registrant.
  3.3+   Bylaws of the Registrant.
  4.1*   Indenture, dated as of September 30, 1996, by and between the
         Registrant and Harris Trust and Savings Bank, as Trustee, for the
         Registrant's 14% Senior Discount Notes due 2003 (the "Senior Note
         Indenture").
  4.2*   Form of the Registrant's 14% Series B Senior Discount Notes due 2003.
  4.3*   Registration Rights Agreement dated as of September 30, 1996, by and among the Registrant and the Initial Purchasers named therein.
  4.4*   Warrant Agreement, dated as of September 30, 1996, by and between the
         Registrant and Harris Trust and Savings Bank, as Warrant Agent.
  5.1*   Legal Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois).
 10.1*   Indenture, dated as of September 30, 1996, by and between the
         Registrant and Harris Trust and Savings Bank, as Trustee, for the
         Registrant's 9% Convertible Subordinated Notes due 2004.
 10.2+   Employment Agreement, dated as of July 18, 1996, by and between the
         Registrant and J. Thomas Elliott.
 10.3+   Employment Agreement, dated as of July 18, 1996, by and between the
         Registrant and Ronald W. Gavillet.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 10.4+   Form of Employment Agreement between the Registrant and certain officers of the Registrant.
 10.5+   1994 Stock Option Plan of the Registrant.
 10.6+   Form of Indemnification Agreement between the Registrant and certain directors and officers of the Registrant.
 10.7+   Consulting Agreement, dated January 24, 1995, by and between the
         Registrant and Eugene A. Sekulow.
 10.8+   Promissory Note, dated December 15, 1995, between the Registrant and
         J. Thomas Elliott.
 10.9+   Purchase Agreement, dated as of September 25, 1996, by and among the
         Registrant and the purchasers named therein.
 12.1+   Computation of Earnings to Fixed Charges.
 21.1*   Subsidiaries of the Registrant.
 23.1+   Consent of Deloitte & Touche LLP.
 23.2*   Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in its opinion filed as Exhibit 5.1 hereto).
 25.1+   Statement of Eligibility and Qualification on form T-1 under the Trust
         Indenture Act of 1939 of Harris Trust and Savings Bank, as Trustee
         under the Senior Note Indenture.
 99.1+   Form of Letter of Transmittal.
 99.2+   Form of Notice of Guaranteed Delivery.
 99.3+   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
         and Other Nominees.
 99.4+   Form of Letter to Clients.
 99.5+   Guidelines for Certification of Taxpayer Identification Number on Form
         W-9.

--------
+Filed herewith.
*To be filed by amendment.

  (b) Financial Data Schedules

  [None.]

  [All schedules are omitted because the required information is not present in amounts sufficient to require submission of the schedule or because the information required is included in the financial statements or notes thereto.]

ITEM 22. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                               INDEX TO EXHIBITS

                                                                     SEQUENTIAL
 EXHIBIT                                                                PAGE
 NUMBER                                                                NUMBER
 -------                                                             ----------
           Amended and Restated Certificate of Incorporation of
   3.1+     the Registrant.
           Certificate of Designations, Powers, Rights and
   3.2+     Preferences of the Registrant.
   3.3+    Bylaws of the Registrant.
   4.1*    Indenture, dated as of September 30, 1996, by and
            between the Registrant and Harris Trust and Savings
            Bank, as Trustee, for the Registrant's 14% Senior
            Discount Notes due 2003 (the "Senior Note Indenture").
   4.2*    Form of the Registrant's 14% Series B Senior Discount
            Notes due 2003.
   4.3*    Registration Rights Agreement, dated as of September
            30, 1996, by and among the Registrant and the Initial
            Purchasers named therein.
   4.4*    Warrant Agreement, dated as of September 30, 1996, by
            and between the Registrant and Harris Trust and
            Savings Bank, as Warrant Agent.
   5.1*    Legal opinion of Skadden, Arps, Slate, Meagher & Flom
            (Illinois).
  10.1*    Indenture, dated as of September 30, 1996, by and
            between the Registrant and Harris Trust and Savings
            Bank, as Trustee, for the Registrant's 9% Convertible
            Subordinated Notes due 2004.
  10.2+    Employment Agreement, dated as of July 18, 1996, by and
            between the Registrant and
            J. Thomas Elliott.
  10.3+    Employment Agreement, dated as of July 18, 1996, by and
            between the Registrant and Ronald W. Gavillet.
  10.4+    Form of Employment Agreement between the Registrant and
            certain officers of the Registrant.
  10.5+    1994 Stock Option Plan of the Registrant.
  10.6+    Form of Indemnification Agreement between the
            Registrant and certain directors and officers of the
            Registrant.
  10.7+    Consulting Agreement, dated January 24, 1995, by and
            between the Registrant and Eugene A. Sekulow.
  10.8+    Promissory Note, dated December 15, 1995, between the
            Registrant and J. Thomas Elliott.
  10.9+    Purchase Agreement, dated as of September 25, 1996, by
            and among the Registrant and the purchasers named
            therein.
  12.1+    Computation of Earnings to Fixed Charges.
  21.1*    Subsidiaries of the Registrant.
  23.1+    Consent of Deloitte & Touche LLP.
  23.2*    Consent of Skadden, Arps, Slate, Meagher & Flom
            (Illinois) (included in its opinion filed as Exhibit
            5.1 hereto).
  25.1+    Statement of Eligibility and Qualification on Form T-1
            under the Trust Indenture Act of 1939 of Harris Trust
            and Savings Bank, as Trustee under the Senior Note
            Indenture.
  99.1+    Form of Letter of Transmittal.
  99.2+    Form of Notice of Guaranteed Delivery.
  99.3+    Form of Letter to Brokers, Dealers, Commercial Banks,
            Trust Companies and Other Nominees.
  99.4+    Form of Letter to Clients.
  99.5+    Guidelines for Certification of Taxpayer Identification
            Number on Form W-9.

--------
+Filed herewith.
*To be filed by amendment.